Exhibit 99.1

THIS AGREEMENT IS NOT, AND SHALL NOT BE DEEMED, A SOLICITATION FOR CONSENTS TO ANY PLAN PURSUANT TO SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE OR A SOLICITATION TO TENDER OR EXCHANGE OF ANY OF THE LOANS MADE PURSUANT TO THE CREDIT AGREEMENT. EACH CONSENTING CREDITOR’S VOTE ON THE PLAN SHALL NOT BE SOLICITED UNTIL THE CONSENTING CREDITORS HAVE RECEIVED THE DISCLOSURE STATEMENT AND RELATED BALLOT(S), AS APPROVED BY THE BANKRUPTCY COURT

RESTRUCTURING SUPPORT AND

FORBEARANCE AGREEMENT

This Restructuring Support and Forbearance Agreement dated as of January 12, 2015 (as amended, supplemented, or otherwise modified from time to time, this “Agreement”), among: (i) Caesars Entertainment Operating Company, Inc. (“CEOC”), on behalf of itself and each of the Subsidiary Loan Parties (as defined in the Credit Agreement (as defined below)) identified on Exhibit A hereto (collectively, the “Company”), (ii) Caesars Entertainment Corporation (“CEC,” and together with the Company, the “Caesars Parties”), and (iii) each of the undersigned lenders, each of which is the holder of, or the investment advisor or the investment manager to a holder or holders of First Lien Bank Claims (as defined below) (and in such capacity having the power to bind such holder with respect to any First Lien Bank Claims identified on its signature page hereto) (including any permitted assignees under this Agreement, collectively, the “Consenting Creditors,” and together with the Caesars Parties, each referred to as a “Party” and collectively referred to as the “Parties”). All capitalized terms not defined herein shall have the meanings ascribed to them in the Restructuring Term Sheet (as defined below).

RECITALS:

WHEREAS, before the date hereof, the Caesars Parties and their representatives had engaged in arm’s-length, good-faith negotiations regarding a potential restructuring of the Company’s indebtedness and other obligations with certain of the First Lien Bank Claim holders and their representatives pursuant to terms and conditions similar to this Agreement and the terms and conditions set forth on the term sheet annexed hereto as Exhibit B (the “Restructuring”) (which term sheet, including any schedules, annexes, and exhibits attached thereto, is expressly incorporated by reference herein and made a part of this Agreement as if fully set forth herein (as such term sheet may be modified in accordance with Section 14 hereof, the “Restructuring Term Sheet”));

WHEREAS, if effected, the Restructuring will resolve all claims between the Consenting Creditors and the Caesars Parties, including any litigation-related claims against the Company and CEC;

WHEREAS, the Company will be implementing the Restructuring through a prenegotiated joint chapter 11 plan of reorganization;

WHEREAS, the Parties have agreed that the Company may use Cash Collateral (as defined below) during the Chapter 11 Cases (as defined below) on the terms and subject to the conditions set forth in the Restructuring Term Sheet and as otherwise satisfactory to the Parties; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which each of the Parties hereby acknowledges, each Party, intending to be legally bound hereby, agrees as follows:

1. Definitions; Rules of Construction.

(a) Definitions. The following terms shall have the following definitions:

“Additional Bank Consideration” means any consideration provided by the Caesars Parties or their Affiliates in connection with the Restructuring or entry into this Agreement to any holder of First Lien Bank Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or the allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise) related to the Company or the Restructuring.

“Additional Bond Consideration” means any consideration provided by the Caesars Parties or their Affiliates in connection with the Restructuring or entry into this Agreement to any holder of First Lien Bond Debt, in its capacity as such, that exceeds or is superior to that contemplated under the Restructuring, including, without limitation, additional consideration, the granting of any guaranty, and/or allocation of any rights or opportunities (whether investment, commercial, management, advisory or otherwise) related to the Company or the Restructuring.

“Affiliate” means, with respect to any Person, any other Person (whether now or hereinafter in existence) which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Agreement” has the meaning set forth in the preamble hereof.

“Alternative Proposal” means any plan of reorganization or liquidation, proposal, offer, transaction, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of material assets or equity interests or restructuring (other than the Restructuring) involving the Company and its controlled subsidiaries.

“Bank Guaranty Agreement” means the Guaranty and Pledge Agreement dated as of July 25, 2014 between CEC and Credit Suisse AG, Cayman Island Branch as administrative agent and collateral agent for the lenders under the Credit Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced, as determined by the Company in consultation with CEC and previously disclosed to the Consenting Creditors.

“Business Day” means any day other than Saturday, Sunday, and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Caesars Cases” means the cases captioned (a) Wilmington Savings Fund Society, FSB, solely in its capacity as successor Indenture Trustee for the 10% Second-Priority Senior Secured Notes due 2018, on behalf of itself and derivatively on behalf of Caesars Entertainment Operating Company, Inc. v. Caesars Entertainment Corporation, et. al., Case No. 10004-VCG (Del. Ch.), (b) MeehanCombs Global Credit Opportunities Master Fund, LP, et. al. v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7097 (S.D.N.Y.), and (c) Frederick Barton Danner v. Caesars Entertainment Corporation and Caesars Entertainment Operating Company, Inc., No. 14-cv-7973 (S.D.N.Y.), and (d) all claims in, and causes of action relating to, the Caesars Cases otherwise described in clauses (a)–(c) above.

“Caesars Parties” has the meaning set forth in the preamble hereof.

“Cash Collateral” means the Company’s cash to the extent that such cash is “Collateral” and subject to a perfected “Lien,” both as defined under the Credit Agreement and/or First Lien Indentures, as the case may be, and in each case that has not been avoided.

“Cash Collateral Stipulation” means a stipulation governing the use of Cash Collateral that shall be consistent with the Restructuring Term Sheet and otherwise reasonably acceptable in form and substance to the Company, CEC, and the Requisite Consenting Creditors.

“CEC” has the meaning set forth in the preamble hereof.

“CEC Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with (a) the Amended and Restated Credit Agreement, dated as of November 14, 2012, among CEOC, as borrower, and CEC, as lenders, and (b) the Global Intercompany Note, dated as of January 28, 2008, among CEC and certain Affiliates.

“CEOC” has the meaning set forth in the preamble hereof.

“CES” means Caesars Enterprise Services, LLC and its subsidiaries (whether now or hereinafter in existence).

“Chapter 11 Cases” means the voluntary chapter 11 cases that the Company will commence to effectuate the Restructuring.

“Claim” means any claim identified on a Party’s signature block hereto on account of indebtedness issued by CEOC pursuant to the Credit Agreement, the First Lien Indentures, or the Non-First Lien Indentures, or any other claim (as that term is defined by section 101(5) of the Bankruptcy Code), in each case, other than any claim for which the holder (x) does not have the right to control voting or (y) is not permitted by a preexisting contractual obligation or operation of law to vote in favor of the Restructuring. For the avoidance of doubt (i) “Claim” shall not include any claims in respect of derivatives related to or referencing indebtedness, (ii) without limiting Section 12 hereof, if the holder of a claim ceases to have the right to control voting with respect to such claim, such claim shall no longer be deemed a “Claim” for purposes of this Agreement, unless and until such holder subsequently acquires the right to control voting with respect to such claim, and (iii) the definition set forth herein shall not limit nor be deemed to limit the scope of any release provided under the Restructuring Term Sheet.

“Claim Holder” refers to (i) each Consenting Creditor, and (ii) each Caesars Party, to the extent such Caesars Party, as of the date of execution of this Agreement, either (a) is a beneficial owner of Claims or (b) has investment or voting discretion with respect to Claims and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement.

“Collateral Agent” has the meaning ascribed to it in the Credit Agreement and First Lien Indentures.

“Company” has the meaning set forth in the preamble hereof.

“Company Termination Event” has the meaning set forth in Section 10 hereof.

“Confidential Claims Information” has the meaning set forth in Section 5(a)(iii) hereof.

“Confirmation Order” has the meaning set forth on Exhibit D hereto.

“Consenting Creditors” has the meaning set forth in the preamble hereof.

“Credit Agreement” means the Third Amended and Restated Credit Agreement, dated as of July 25, 2014, among CEC, CEOC, as borrower, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Creditor Termination Event” has the meaning set forth in Section 8 hereof.

“Creditor Termination Right” has the meaning set forth in Section 8 hereof.

“Definitive Documentation” means the RSA Assumption Motion, Plan, Disclosure Statement, Cash Collateral Stipulation, any court filings in the Chapter 11 Cases that could be reasonably expected to affect the interests of holders of First Lien Bank Claims (but not, for the avoidance of doubt, any professional retention motions or applications), in their capacities as such, and any other documents or exhibits related to or contemplated in the foregoing.

“Disclosure Statement” means the Company’s disclosure statement, including any exhibits, appendices, related documents, ballots, and procedures related to the solicitation of votes to accept or reject the Plan, in each case, as amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, in respect of the Plan and that is prepared and distributed in accordance with, among other things, sections 1125, 1126(b), and 1145 of the Bankruptcy Code, Rule 3018 of the Federal Rules of Bankruptcy Procedure, and other applicable law, each of which shall be substantially consistent with this Agreement and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors and the Company.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Event of Default” has the meaning ascribed to it in the Credit Agreement.

“Executory Contracts and Unexpired Leases” means any contracts or unexpired leases to which the Company is a party that are subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Fiduciary Out” has the meaning set forth in Section 10(c) hereof.

“First Lien Bank Claim” means a Claim in respect of First Lien Bank Debt.

“First Lien Bank Debt” means indebtedness incurred by the Company pursuant to the Credit Agreement.

“First Lien Bank Documents” means the “Loan Documents” as defined in the Credit Agreement.

“First Lien Bond Claim” means a Claim in respect of First Lien Bond Debt.

“First Lien Bond Debt” means indebtedness incurred by the Company pursuant to the First Lien Indentures.

“First Lien Indentures” means (i) the Indenture dated as of June 10, 2009, as it may have been amended and supplemented from time to time, governing CEOC’s 11.25% Senior Secured Notes due 2017, (ii) the Indenture dated as of February 14, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 8.5% Senior Secured Notes due 2020, (iii) the Indenture dated as of August 22, 2012, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020 and (iv) the Indenture dated as of February 15, 2013, as it may have been amended and supplemented from time to time, governing CEOC’s 9% Senior Secured Notes due 2020.

“First Lien Professional Fees” means all reasonable and documented fees and expenses of the First Lien Professionals incurred in their representation of holders of First Lien Bank Debt in connection with the Company, from the date of the First Lien Professionals’ respective retentions by such holders of First Lien Bank Debt through and including the later of either (i) the termination of this Agreement pursuant to Sections 8, 9, or 10 of this Agreement or (ii) the Effective Date; provided that documentation of such First Lien Professional Fees shall be summary in nature and shall not include billing detail that may be subject to the attorney-client privilege or other similar protective doctrines.

“First Lien Professionals” means one (1) lead counsel, one (1) financial advisor, and one (1) local counsel in connection with the Chapter 11 Cases engaged by the Requisite Consenting Creditors (and with the prior written consent of the Company, which consent shall not be unreasonably withheld), and such other legal, consulting, financial, and/or other professional advisors as may be retained or may have been retained from time to time by the Requisite Consenting Creditors with the prior written consent of the Company, which consent shall not be unreasonably withheld.

“Forbearance Defaults” means claims under, defaults or Events of Default alleged in or in connection with (a) the May 2014 Transactions, (b) the Services Transactions, (c) the CEC Transactions, (d) the Incurrence Transactions, (e) the Restricted Transactions, (f) the Caesars Cases, (g) the Bank Guaranty Agreement and (h) any actions taken pursuant to and in compliance with the terms of this Agreement.

“Forbearance Termination Event” has the meaning set forth in Section 3(a) hereto.

“Incurrence Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Incremental Facility Amendment and Term B-7 Agreement, dated as of June 11, 2014, among CEC, Caesars Operating Escrow LLC, the Incremental Lenders party thereto, Bank of America, N.A., Credit Suisse AG, Cayman Islands Branch, and upon the assumption of the Term B-7 Loans, CEOC.

“May 2014 Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Transaction Agreement dated as of March 1, 2014, as amended, by and among CEC, CEOC, Caesars License Company, LLC, Harrah’s New Orleans Management Company, Corner Investment Company, LLC, 3535 LV Corp., Parball Corporation, JCC Holding Company II, LLC, Caesars Acquisition Company, and Caesars Growth Partners, LLC.

“Milestones” means those milestones set forth on Exhibit D hereto.

“MLSA” means that certain Management and Lease Support Agreement, as described in the Restructuring Term Sheet.

“Non-First Lien Indentures” means the indentures governing CEOC’s (a) 10.00% second-priority senior secured notes due 2015, (b) 10.00% second-priority senior secured notes due 2018, (c) 12.75% second-priority senior secured notes due 2018, (d) 10.75% senior notes due 2016, (e) 10.75%/11.5% senior toggle notes due 2018, (f) 6.5% senior notes due 2016, and (g) 5.75% senior notes due 2017.

“Note Purchase and Support Agreement” means that certain agreement entered into by CEC, CEOC, and certain holders of the 6.50% Senior Notes due 2016 and 5.7% Notes due 2017, dated August 12, 2014.

“Outside Date” has the meaning set forth on Exhibit D hereto.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date on which the Company commences the Chapter 11 Cases.

“Plan” means the joint prenegotiated chapter 11 plan of reorganization of the Company through which the Restructuring will be effected (as amended, supplemented, or otherwise modified from time to time), and which Plan must be materially consistent with this Agreement and the Restructuring Term Sheet and shall otherwise be reasonably acceptable to the Requisite Consenting Creditors and the Company.

“Qualified Marketmaker” means an entity that holds itself out to the public or applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers claims against the Company, in its capacity as a dealer or market maker in claims against the Company.

“Requisite Consenting Creditors” means, as of any time of determination, the Consenting Creditors holding greater than two-thirds of the aggregate amount of all First Lien Bank Claims held at such time by all of the Consenting Creditors; provided that any First Lien Bank Claims held by any of the Caesars Parties and/or their respective Affiliates shall not be included in the foregoing calculation.

“Restricted Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Note Purchase and Support Agreement.

“Restructuring” has the meaning set forth in the recitals hereof.

“Restructuring Support Party” means each of (i) the Caesars Parties (other than the Company) and (ii) the Consenting Creditors, together with the respective Affiliates, subsidiaries, managed funds, representatives, officers, directors, agents, and employees of each of the foregoing, in each case to the extent controlled by such Restructuring Support Party.

“Restructuring Support Period” means the date commencing on the date this Agreement becomes effective in accordance with Section 15 hereof and ending on the earlier of (i) the date on which this Agreement is terminated with respect to all Parties, and (ii) the Effective Date.

“Restructuring Term Sheet” has the meaning set forth in the recitals hereof.

“RSA Assumption Motion” has the meaning set forth on Exhibit D hereto.

“Securities Act” has the meaning set forth in Section 7(c) hereof.

“Services Transactions” means the transactions consummated pursuant to, in contemplation of, or in connection with the Omnibus License and Enterprise Services Agreement, dated May 20, 2014, by and among CES, CEOC, CERP, Caesars Growth Properties Holdings, LLC, Caesars License Company, LLC, and Caesars World, Inc.

“Termination Events” has the meaning set forth in Section 10 hereto.

“Transfer” has the meaning set forth in Section 12 hereto.

“Transferee” has the meaning set forth on Exhibit E hereto.

“Trustee” has the meaning ascribed to it in the First Lien Indentures.

(b) Rules of Construction. Other than as contained within Section 28, each reference in this Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to this Agreement, the Restructuring Term Sheet, and the Cash Collateral Stipulation taken as a whole.

2. Commitment of Restructuring Support Parties.

(a) Affirmative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall:

(i) negotiate in good faith the Definitive Documentation, in form and substance consistent in all material respects with this Agreement (including the Restructuring Term Sheet and all exhibits thereto, which, for the avoidance of doubt, shall be binding on all the Parties upon the effectiveness of this Agreement), and as otherwise reasonably acceptable to the Requisite Consenting Creditors, the Company, and CEC (in respect of CEC, to the extent such Definitive Documents could be reasonably expected to affect the interests of CEC);

(ii) consent to those actions contemplated by this Agreement or otherwise required to be taken to effectuate the Restructuring, including entering into all documents and agreements necessary to consummate the Restructuring, in each case, to which such Restructuring Support Party is to be a party;

(iii) support the Restructuring and vote in favor of the Plan, when properly solicited to do so under the Bankruptcy Code, all Claims now or hereafter beneficially owned by such Restructuring Support Party or for which it now or hereafter serves as the nominee, investment manager, or advisor for beneficial holders of Claims (and not withdraw or revoke its tender, consent, or vote with respect to the Plan); provided that the foregoing may be waived by the Company in its sole discretion; provided, further, that (x) such vote may be revoked (and, upon such revocation, deemed void ab initio) by any of the Consenting Creditors at any time following the termination of this Agreement with respect to such Consenting Creditor, but only to the extent this Agreement has terminated on account of a breach by a Party other than such Consenting Creditor, it being understood and agreed that no Restructuring Support Party shall enter into any arrangement whereby it transfers voting rights for the purpose of avoiding any obligations under this Agreement; and

(iv) support the mutual release and exculpation provisions to be provided in the Plan.

(b) Negative Covenants. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each Restructuring Support Party shall not:

(i) seek, solicit, support, vote its Claims for, or consent to, an Alternative Proposal; or

(ii) take any action materially inconsistent with the transactions expressly contemplated by this Agreement, or that would materially delay or obstruct the consummation of the Restructuring, including, without limitation, commencing, or joining with any Person in commencing, any litigation or involuntary case for relief under the Bankruptcy Code against the Company or CEC.

Subject in all respects as may otherwise be provided for under the applicable documents governing the intercreditor relationships among the parties thereto, nothing in this Agreement shall prohibit any Restructuring Support Party from (x) appearing as a party-in-interest in any matter arising in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement or the Restructuring, and do not hinder, delay, or prevent consummation of the Restructuring, (y) taking or directing any action relating to maintenance, protection, or preservation of any collateral, to the extent such actions are not inconsistent with this Agreement, and (z) enforcing any right, remedy, condition, consent, or approval requirement under this Agreement or any Definitive Documentation entered into in connection with the Restructuring; provided that, in each case, any such action is not materially inconsistent with such Restructuring Support Party’s obligations hereunder.

3. Consenting Creditors’ Forbearance.

(a) Until the earlier to occur of (i) the termination of this Agreement and (ii) the occurrence of any Event of Default (other than any Forbearance Default) that continues for five (5) consecutive Business Days after notice thereof from the Collateral Agent to the Company (each of clause (i) and clause (ii), a “Forbearance Termination Event”), each Consenting Creditor agrees to forbear from exercising its default-related rights and remedies (as well as any setoff rights and remedies) under the Credit Agreement or applicable law, against the Company and CEC and, with respect to each, their property and interests in property.

(b) Upon the occurrence of a Forbearance Termination Event, the agreement of the Consenting Creditors hereunder to forbear from exercising rights and remedies in respect of the Forbearance Defaults, shall immediately terminate without requirement of any demand, presentment, protest, or notice of any kind, all of which the Company hereby waives (to the extent permitted by applicable law).

(c) The Company agrees that, upon the occurrence of, and at any time after the occurrence of, a Forbearance Termination Event, the Consenting Creditors or the Collateral Agent or the Trustee, as applicable, may proceed, subject to the terms of the First Lien Bank Documents, the First Lien Indentures, and applicable law, to exercise any or all rights and remedies under the First Lien Bank Documents, the First Lien Indentures, applicable law, and/or in equity, including, without limitation, the rights and remedies on account of the Forbearance Defaults, all of which rights and remedies are fully reserved.

(d) The Caesars Parties agree that, prior to the termination of this Agreement with respect to any particular Consenting Creditor, the Caesars Parties shall not commence any litigation or interpose any claim arising from or in any way related to the First Lien Bank Debt against any such Consenting Creditor. The Consenting Creditors agree that, prior to the termination of this Agreement with respect to any particular Caesars Party, the Consenting Creditors shall not commence any litigation or interpose or join in any claim arising from or in any way relating to the First Lien Bank Debt against any such Caesars Party, including, without limitation, in connection with any of the Caesars Cases.

(e) For the avoidance of doubt, and notwithstanding anything herein, the forbearance set forth in this Section 3 shall not constitute a waiver with respect to any defaults or any events of defaults under the Credit Agreement and shall not bar any Consenting Creditor from filing a proof of claim or taking action to establish the amount of such Claim.

4. Bank Guaranty Agreement Termination and Release.

Each Consenting Creditor hereby consents to the termination of the Bank Guaranty Agreement and the termination and release of all of CEC’s obligations thereunder. The termination and release of the Bank Guaranty Agreement shall become effective automatically upon the occurrence of both (a) the delivery of signature pages to the RSA by Consenting Creditors holding more than 50% of the First Lien Bank Claims and (b) the Effective Date. Upon the effectiveness of the termination and release of the Bank Guaranty Agreement pursuant to the preceding sentence, CEC is hereby authorized to take any action to evidence such release and termination, including the filing of UCC-3 termination statements, and the Consenting Creditors hereby authorize and direct the Agent (as defined in the Bank Guaranty Agreement) to take all actions reasonably requested by CEC to evidence such termination.

5. Covenants of Caesars Parties.

(a) Affirmative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties shall:

(i) (A) support and complete the Restructuring and all transactions contemplated under the Restructuring Term Sheet and this Agreement, in accordance with the Milestones, (B) negotiate in good faith the Definitive Documentation necessary to effectuate the

Restructuring, on the terms and subject to the conditions set forth in this Agreement, (C) use its commercially reasonable efforts to obtain any and all required governmental, regulatory, licensing, or other approvals (including, without limitation, any necessary third-party consents) necessary to the implementation or consummation of the Restructuring; (D) use its commercially reasonable efforts to lift or otherwise reverse the effect of any injunction or other order or ruling of a court or regulatory body that would impede the consummation of a material aspect of the Restructuring, and (E) operate the Company in the ordinary course consistent with industry practice and the operations contemplated pursuant to the Company’s business plan, taking into account the Restructuring and the commencement of the Chapter 11 Cases;

(ii) promptly notify or update the Consenting Creditors upon becoming aware of any of the following occurrences: (A) an additional person becomes a Consenting Creditor after the date of this Agreement; (B) a Termination Event has occurred; (C) any person has challenged the validity or priority of, or has sought to avoid, any lien securing the First Lien Bank Debt pursuant to a pleading filed with the Bankruptcy Court or another forum of competent jurisdiction; (D) material developments, negotiations, or proposals relating to the Caesars Cases, the Forbearance Defaults, and any other case or controversy that may be commenced against such Caesars Party in a court of competent jurisdiction or brought before a state or federal regulatory, licensing, or similar board, authority, or tribunal that would reasonably be expected to materially impede or prevent consummation of the Restructuring; and

(iii) unless the Caesars Party obtains the prior written consent of a Consenting Creditor: (x) use the information regarding any Claims owned at any time by such Consenting Creditor (the “Confidential Claims Information”) solely in connection with this Agreement (including any disputes relating thereto); and (y) except as required by law, rule, or regulation or by order of a court or as requested or required by the Securities and Exchange Commission or by any other federal or state regulatory, judicial, governmental, or supervisory authority or body, keep the Confidential Claims Information strictly confidential and not disclose the Confidential Claims Information to any other Person; provided, however, that the Caesars Parties may combine the Confidential Claims Information provided to the Caesars Parties by a Consenting Creditor with the corresponding data provided to the Company by the Consenting Creditors and freely disclose such combined data on an aggregate basis. In the event that any of the Caesars Parties is required (by law, rule, regulation, deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar process, or by any governmental, judicial, regulatory, or supervisory body) to disclose the Confidential Claims Information or the contents thereof, the Caesars Parties shall, to the extent legally permissible, provide affected Consenting Creditors with prompt notice of any such request or requirement so that such Consenting Creditors may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section. If, in the absence of a protective order or other remedy or the receipt of a waiver from a Consenting Creditor, a Caesars Party believes that it is nonetheless, following consultation with counsel, required to disclose the Confidential Claims Information, such Caesars Party may disclose only that portion of the Confidential Claims Information that it believes, following consultation with counsel, it is required to disclose, provided that it exercises reasonable efforts to preserve the confidentiality of the Confidential Claims Information, including, without limitation, by marking the Confidential Claims Information “Confidential – Attorneys’ Eyes Only” and by reasonably cooperating with the affected Consenting Creditor to obtain an appropriate protective order or other reliable assurance that confidential and attorneys’ eyes only treatment will be accorded the Confidential Claims Information. In no event shall this Agreement be construed to impose on a Consenting Creditor an obligation to disclose the price for which it acquired or disposed of any Claim. The Caesars Parties’ obligations under this Section 5(a)(iii) shall survive termination of this Agreement.

(b) Negative Covenants of the Caesars Parties. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, each of the Caesars Parties (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action to solicit, initiate, encourage, or assist the submission of an Alternative Proposal; provided that this Section 5(b)(i) shall not apply to the Company after the Petition Date. If any Caesars Party receives a proposal or expression of interest in undertaking an Alternative Proposal, so long as the Consenting Creditors have agreed to comply with any applicable confidentiality restrictions related thereto (it being understood that CEC will not require any confidentiality restrictions that are in addition to the confidentiality restrictions set forth in any non-disclosure agreement between (1) any Consenting Creditor and the Company, or (2) the First Lien Professionals and the Company, that is in effect on the date hereof), the Caesars Party shall promptly notify the First Lien Professionals of the receipt of such proposal or expression of interest, with such notice to include the identity of the Person or group of Persons involved as well as the terms of such Alternative Proposal; it being acknowledged and agreed that, without limiting the restrictions imposed on the Company pursuant to this Section 5(b)(i), the Company may pursue such Alternative Proposal (including by facilitating diligence in connection with such Alternative Proposal) in accordance with the Company’s fiduciary duties as set forth by Section 20 hereof;

(ii) (A) publicly announce its intention not to pursue the Restructuring; (B) suspend or revoke the Restructuring; or (C) execute any agreements, instruments, or other documents (including any modifications or amendments to any material Definitive Documentation necessary to effectuate the Restructuring) that, in whole or in part, are not substantially consistent with this Agreement, or are not otherwise reasonably acceptable to the Requisite Consenting Creditors and the Company; or

(iii) take any action or omit to take any action, or incur, enter into, or suffer any transaction, arrangement, condition, matter, or circumstance, that (in any such case) materially impairs, or would reasonably be expected to materially impair, the ability of CEC to perform its obligations under the MLSA relative to its ability to perform its obligations under the MLSA as of the date of this Agreement (after giving effect to the consummation of the Restructuring as if the Restructuring had been consummated on the date of this Agreement).

In the event the Company receives and determines to pursue an Alternative Proposal in an exercise of its fiduciary duties as set forth by Section 20 hereof, the Company shall promptly notify the Consenting Creditors of the existence and material terms of such Alternative Proposal; provided that the Company may withhold the material terms of such Alternative Proposal from any Consenting Creditor(s) who do not agree to applicable reasonable and customary confidentiality restrictions with respect thereto and/or who are in breach of this Agreement.

After receipt of the material terms of such Alternative Proposal, the Requisite Consenting Creditors shall have three (3) Business Days after notice by the Company to propose changes to the terms of this Agreement, including the Restructuring Term Sheet and any exhibits thereto. The Company shall keep the Consenting Creditors informed of any amendments, modifications or developments with respect to such Alternative Proposal and any material information related to such Alternative Proposal, and, to the extent an Alternative Proposal is amended in any material respect, the Requisite Consenting Creditors shall have three (3) Business Days from any such amendment to propose changes to the terms of this Agreement.

For the avoidance of doubt, the covenants set forth in this Section 5 are in addition to, and not in lieu of, any covenants, obligations, or agreements of CEC contained in the Guaranty and Pledge Agreement, all of which covenants, obligations and agreements of CEC contained in the Guaranty and Pledge Agreement are hereby ratified and confirmed in all respects and shall survive and continue in full force and effect.

(c) Additional Covenants in Respect of CES. The Company and CEC shall use commercially reasonable efforts to cause, subject to the terms and conditions hereof and for the duration of the Restructuring Support Period, CES (except with the prior written consent of the Requisite Consenting Creditors) (i) to operate its business in the ordinary course, and (ii) to preserve and maintain intact all material assets, properties, and other interests (including, without limitation, intellectual property interests and intangible assets, such as reward programs and customer lists) that are currently owned, licensed, used, or enjoyed by the Company.

(d) Additional Affirmative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company shall:

(i) to the extent permitted by the Bankruptcy Court and applicable law, cause the signature pages attached to this Agreement to be redacted to the extent this Agreement is filed on the docket maintained in the Chapter 11 Cases, posted on the Company’s website, or otherwise made publicly available; and

(ii) to the extent not otherwise paid in connection with the Chapter 11 Cases (including pursuant to any debtor-in-possession financing or the Cash Collateral Stipulation), promptly pay in cash, subject to the Bankruptcy Court’s approval of the Company’s use of Cash Collateral, all unpaid First Lien Professional Fees incurred after the date of this Agreement from time to time, in any event within ten (10) Business Days of delivery to the Company of any applicable invoice or receipt, which shall be in compliance with any order of the Bankruptcy Court and payment of which shall be authorized pursuant to the Cash Collateral Stipulation. For the avoidance of doubt, invoices on account of First Lien Professional Fees shall contain summary detail of services performed to enable the Company to determine the reasonableness of such First Lien Professional Fees. The Company’s obligations to pay the First Lien Professional Fees shall not be affected or reduced by the payment of any First Lien Professional Fees by any holder of First Lien Bank Debt, irrespective of whether such holder remains a holder of First Lien Bank Debt as of the date of this Agreement or is a Consenting Creditor.

(e) Additional Negative Covenants of the Company. Subject to the terms and conditions hereof, for the duration of the Restructuring Support Period, the Company (except with the prior written consent of the Requisite Consenting Creditors) shall not, directly or indirectly:

(i) take any action in connection with the Restructuring that violates this Agreement;

(ii) (A) redeem, purchase or acquire, or offer to acquire any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests, or (B) issue, sell, pledge, dispose of, or grant or incur any encumbrance on, any shares of, or any options, warrants, conversion privileges, or rights of any kind to acquire any shares of, any of its capital stock or other equity interests (other than issuances of equity interests upon the exercise, exchange, or conversion of options, warrants, or other conversion privileges that are outstanding as of the date hereof and only in accordance with the terms of such options, warrants, or other conversion privileges as in effect on the date hereof);

(iii) to the extent it would materially impair the rights of the Consenting Creditors and the Company’s ability to consummate the Restructuring, and other than as required by the Plan, amend or propose to amend its respective certificate or articles of incorporation, bylaws, or comparable organizational documents;

(iv) to the extent it would materially impair the rights of the Consenting Creditors, (A) split, combine or reclassify any outstanding shares of its capital stock or other equity interests, or (B) declare, set aside or pay any dividend or other distribution payable in cash, stock, property, a combination thereof, or otherwise with respect to any of its capital stock or other equity interests or any capital stock or other equity interests of any other Person;

(v) pay or make any payment, transfer, or other distribution (whether in cash, securities, or other property) of or in respect of principal of or interest on any funded indebtedness of the Company that either (A) is expressly subordinate in right of payment to the First Lien Bank Debt or (B) secured by an interest in collateral, which interest is subordinate in priority to that securing any of the First Lien Bank Debt, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, or termination in respect of any such funded indebtedness that is not contemplated by the Restructuring Term Sheet; or

(vi) enter into any proposed settlement (other than as contemplated by this Agreement and the Restructuring or as previously disclosed to the First Lien Professionals prior to the date hereof) of any claim, litigation, dispute, controversy, cause of action, proceeding, appeal, determination, investigation, matter, or otherwise that will materially impair the Company’s ability to consummate the Restructuring.

(f) The Company acknowledges that it has reviewed this Agreement and has decided to enter into this Agreement on the terms and conditions set forth herein and in the Restructuring Term Sheet in the exercise of its fiduciary duties.

6. Mutual Representations, Warranties and Covenants.

(a) Each of the Parties, severally and not jointly, represents and warrants to each other Party that the following statements are true, correct, and complete as of the date hereof (or the date that a Transferee becomes a Party):

(i) it is validly existing and in good standing under the laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(ii) except as expressly provided in this Agreement or in the Bankruptcy Code (if applicable) or as may be required for disclosure by the Securities and Exchange Commission, no material consent or approval of, or any registration or filing with, any other Person is required for it to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iii) except as expressly provided in this Agreement or the Bankruptcy Code (if applicable), it has all requisite organizational power and authority to enter into this Agreement and to carry out the Restructuring contemplated by, and perform its obligations under, this Agreement;

(iv) the execution and delivery by it of this Agreement, and the performance of its obligations hereunder, have been duly authorized by all necessary organizational action on its part;

(v) it has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement; and

(vi) the execution, delivery, and performance by such Party of this Agreement does not and will not (1) violate any provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, (2) conflict with, result in a breach of, or constitute (with or without notice or lapse of time or both) a default under any material debt for borrowed money to which it or any of its subsidiaries is a party, or (3) violate any order, writ, injunction, decree, statute, rule, or regulation; provided that, (x) the foregoing shall not apply with respect to the Company on account of any defaults arising from the commencement of the Chapter 11 Cases or the pendency of the Restructuring and (y) for the avoidance of doubt, but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, nothing in this Section 6(a)(vi) shall, or shall be deemed to, waive, limit, or otherwise impair the Company’s ability to exercise its fiduciary duties as set forth by Section 20 hereof, but subject, in all events, to Section 20(b) hereof prior to the Petition Date.

(b) The Caesars Parties represent and warrant to the Restructuring Support Parties that there are no pending agreements (oral or written), understandings, negotiations, or discussions with respect to any Alternative Proposal.

(c) Each Caesars Party, severally and not jointly, on behalf of itself and its Affiliates, represents, warrants and covenants that it has not offered, and will not offer any Additional Bank Consideration or Additional Bond Consideration to any holder of First Lien Bank Debt or First Lien Bond Debt, respectively, without making such Additional Bank Consideration or Additional Bond Consideration available to Consenting Creditors on a pro rata basis in the manner contemplated in Section 34 in this Agreement.

7. Ownership of Claims. Each Claim Holder, severally and not jointly, represents and warrants as follows:

(a) as of the date of this Agreement, it (i) is either (A) the sole beneficial owner of the principal amount of Claims set forth below its signature hereto, or (B) has sole investment or voting discretion with respect to the principal amount of Claims set forth below its signature hereto and has the power and authority to bind the beneficial owner(s) of such Claims to the terms of this Agreement, (ii) has full power and authority to act on behalf of, vote, and consent to matters concerning such Claims and dispose of, exchange, assign, and transfer such Claims, and (iii) holds no Claims (other than potential causes of action or litigation claims, contingent, unmatured or unliquidated claims, or claims for interest or fees arising under or in connection with any indenture, credit agreement, or other credit document) that are not identified below its signature hereto; in each case except as this provision may be specifically waived, in writing by the Company;

(b) other than pursuant to this Agreement, such Claims that are subject to Section 7(a) hereof are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrance of any kind, that would adversely affect in any way such Consenting Creditor’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed; and

(c) (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act of 1933, as amended (the “Securities Act”), (C) a non-U.S. person under Regulation S under the Securities Act, or (D) the foreign equivalent of (A) or (B) above, and (ii) any securities of any Caesars Party acquired by the applicable Claim Holder in connection with the Restructuring will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

8. Termination by Consenting Creditors. (i) The Requisite Consenting Creditors may terminate this Agreement and (ii) CEC, other than with respect to Sections 8(i) and 8(k), may terminate this Agreement (each, a “Creditor Termination Right”), in each case, upon delivery of written notice to the Company in accordance with Section 26 hereof at any time after the occurrence of, and during the continuation of, any of the following events (each, a “Creditor Termination Event”):

(a) the breach by any of the Caesars Parties of any of their obligations, representations, warranties, or covenants set forth in this Agreement in any material respect, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Party and the Company of written notice of such breach from the Requisite Consenting Creditors or CEC, as the case may be; provided that for the avoidance of doubt, CEC may not exercise a Creditor Termination Right arising from its own breach of any obligation, representation, warranty, or covenant set forth in this Agreement;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such event;

(c) a trustee under section 1104 of the Bankruptcy code or an examiner (with expanded powers beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) shall have been appointed in the Chapter 11 Cases;

(d) the Chapter 11 Cases are converted to cases under chapter 7 of the Bankruptcy Code or the Chapter 11 Cases shall have been dismissed, in each case, by order of the Bankruptcy Court, which order has not otherwise been stayed;

(e) if any of the Definitive Documentation necessary to effectuate the Restructuring (including any amendment or modification thereof) filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not materially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Requisite Consenting Creditors, the Company, and CEC, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such material inconsistency;

(f) a Caesars Party or any of its respective Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn within two (2) Business Days of each of the Company’s and the applicable filing Party’s receiving written notice from the Requisite Consenting Creditors that such motion or pleading is materially inconsistent with this Agreement, unless such motion or pleading does not seek, and could not result in, relief that would have any adverse impact on the interest of holders of First Lien Bank Claims in connection with the Restructuring; provided that CEC may only terminate this Agreement pursuant to this Section 8(f) if CEC is materially and adversely affected by such motion or pleading;

(g) the Company executes a letter of intent (or similar document) stating its intention to pursue an Alternative Proposal;

(h) other than pursuant to any relief sought by the Company that is not materially inconsistent with its obligations hereunder, the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets of the Company having an aggregate fair market value in excess of $5,000,000 without the written consent of the Requisite Consenting Creditors;

(i) the Company fails to satisfy or comply with any Milestone;

(j) the occurrence of the Outside Date if all of the material transactions contemplated hereby have not been consummated; or

(k) any Caesars Party commences an action to challenge the validity or priority of, or to avoid, the liens on any asset or assets comprising any material portion of the collateral securing the First Lien Bank Debt.

9. Mutual Termination. This Agreement may be terminated by mutual agreement among (a) the Caesars Parties, and (b) the Requisite Consenting Creditors.

10. Company Termination Events. This Agreement may be terminated by delivery to the other Parties of a written notice, delivered in accordance with Section 26 of this Agreement, by the Company upon the occurrence of any of the following events (each a “Company Termination Event,” and together with the Creditor Termination Events, the “Termination Events”):

(a) the breach by any Restructuring Support Party of any of the obligations, representations, warranties, or covenants of such Restructuring Support Party set forth in this Agreement in any respect that materially and adversely affects the Company’s interests in connection with the Restructuring, which breach remains uncured for a period of five (5) consecutive Business Days after the receipt by such breaching Restructuring Support Party from the Company of written notice of such breach; provided that, with respect to a breach by one or more Consenting Creditors, the foregoing shall apply only if (x) such breaching Consenting Creditor(s) hold(s) in excess of 10.0% of First Lien Bank Claims held by all Consenting Creditors, (y) non-breaching Consenting Creditors with power to vote in favor of the Plan do not then hold at least 2/3 plus one dollar of First Lien Bank Debt (measured by notional value), or (z) such breach would otherwise have a material adverse effect on the Restructuring;

(b) the issuance, promulgation, or enactment by any governmental entity, including any regulatory or licensing authority or court of competent jurisdiction, of any statute, regulation, ruling or order declaring this Agreement or any material portion hereof to be unenforceable or enjoining or otherwise restricting the consummation of a material portion of the Restructuring (including with respect to the regulatory approvals or tax treatment contemplated by the Restructuring), which action remains uncured for a period of five (5) consecutive Business Days after the receipt by the Company and the Consenting Creditors of written notice of such event; provided that the Caesars Parties have otherwise complied with their obligations under Section 5(a)(i)(D) of this Agreement;

(c) the exercise by the Company of its fiduciary duties as set forth by Section 20 hereof (the “Fiduciary Out”), but without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof;

(d) any Party other than the Company and its Affiliates files any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement and such motion or pleading has not been withdrawn or corrected within seven (7) Business Days of such Party receiving written notice from the Company that such motion or pleading is materially inconsistent with this Agreement, or CEC and/or any of its Affiliates (other than the Company) obtains relief with respect to any motion or pleading with the Bankruptcy Court that is not substantially consistent with this Agreement;

(e) if any of the Definitive Documentation (including any amendment or modification thereof) is filed with the Bankruptcy Court or otherwise finalized, or has become effective, shall contain terms and conditions that are not substantially consistent with this Agreement or shall otherwise not be on terms reasonably acceptable to the Company, and such material inconsistency remains uncured for a period of five (5) consecutive Business Days after the receipt by the Restructuring Support Parties of written notice of such material inconsistency; or

(f) the Effective Date has not occurred by the Outside Date.

11. Termination.

(a) No Party may exercise any of its respective termination rights as set forth in Section 8 or Section 10 hereof, as applicable, if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement (unless such failure to perform or comply arises as a result of another Party’s actions or inactions), with such failure to perform or comply causing, or resulting in, the occurrence of the Termination Event specified herein.

(b) Upon the termination of this Agreement pursuant to Section 8, Section 9, or Section 10 hereof, all Parties shall be released from their commitments, undertakings, and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party. Upon the termination of this Agreement pursuant to Section 34 hereof, the terminating Consenting Creditor shall be released from its commitments, undertakings, and agreements under or relating to this Agreement, and there shall be no liability or obligation on the part of such Consenting Creditor. Notwithstanding anything herein to the contrary, the termination of this Agreement by a Consenting Creditor under Section 34 hereof shall not be deemed a termination of this Agreement for purposes of the Backstop Commitment Agreement.

(c) Notwithstanding Section 11(b) hereof, in no event shall any termination of this Agreement relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the termination date, including but not limited to CEC’s and the Company’s obligations to pay the First Lien Professional Fees, and (ii) obligations under this Agreement which by their terms expressly survive a termination date; provided, however, that, notwithstanding anything to the contrary contained herein, any Termination Event (including any automatic termination) may be waived in accordance with the procedures established by Section 14 hereof, in which case such Termination Event so waived shall be deemed not to have occurred, this Agreement consequently shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver. Upon a Termination Event that releases a Consenting Creditor from its commitments, undertakings, and agreements under or related to this Agreement (as set forth in Section 11(b)), unless otherwise agreed to in writing by such Consenting Creditor, any and all votes, approvals, or consents delivered by such Consenting Creditor and, as applicable, its Affiliates, subsidiaries, managed funds, representatives, agents, and employees in connection with the Restructuring prior to such termination date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Company.

12. Transfer of Claims. The Restructuring Support Parties agree, with the exception of the permitted transfers and purchases enumerated in (a) and (b) below, that no Restructuring Support Party will, directly or indirectly, sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, or otherwise transfer or dispose of, any economic, voting or other rights in or to, by operation of law or otherwise (collectively, “Transfer”), all or any portion of its First Lien Bank Claims or First Lien Bond Claims now or hereafter owned, and no such Transfer will be effective, unless the transferee executes and provides to the Company and counsel to the Consenting Creditors a transfer agreement in the form attached hereto as Exhibit E within two (2) Business Days of the execution of an agreement (or trade confirmation) in respect of such Transfer. For the avoidance of doubt, the Caesars Parties agree that any such transfer agreement shall be included in the definition of “Confidential Claims Information” in Section 5(a)(iii) hereof. In addition to the foregoing Transfer, the following Transfers shall be permitted:

(a) any Transfer by one Consenting Creditor to an Affiliate of such Consenting Creditor or one or more of its affiliated funds or an affiliated entity or entities with a common investment advisor or investment manager (in each case, other than portfolio companies); provided that, for the avoidance of doubt, any transferee under this Section 12(a) shall be deemed a Consenting Creditor for purposes of this Agreement, effective as of the date of the Transfer, and any transferor under this Section 12(a) shall remain liable in all respects for any breach of this Agreement by such transferee; and

(b) any Transfer by one Consenting Creditor to another Consenting Creditor.

Any Transfer of any Restructuring Support Party’s First Lien Bank Claims or First Lien Bond Claims that does not comply with the foregoing shall be deemed void ab initio; provided, however, for the avoidance of doubt, that upon any purchase, acquisition, or assumption by any Restructuring Support Party of any Claims (including but not limited to First Lien Bank Claims and First Lien Bond Claims), such Claims shall automatically be deemed to be subject to all the terms of this Agreement. The restrictions in this Agreement are in addition to any Transfer restrictions in the Credit Agreement, the First Lien Indentures, and Non-First Lien Indentures, and in the event of a conflict the Transfer restrictions contained in this Agreement shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any Transfer.

Notwithstanding the foregoing, a Qualified Marketmaker, acting solely in its capacity as such, that acquires any First Lien Bank Claim or First Lien Bond Claim subject to this Agreement shall not be required to execute a Transfer Agreement or otherwise agree to be bound by the terms and conditions set forth herein if, and only if, such Qualified Marketmaker sells or assigns such First Lien Bank Claim or First Lien Bond Claim within ten (10) Business Days of its acquisition and the purchaser or assignee of such First Lien Bank Claim or First Lien Bond Claim is a Consenting Creditor or an entity that executes and provides a Transfer Agreement in accordance with the terms set forth herein; provided that if a Qualified Marketmaker, acting solely in its capacity as such, acquires First Lien Bond Debt or First Lien Bank Debt from an entity who is not a Consenting Creditor with respect to such debt (collectively, “Qualified Unrestricted Claims”), such Qualified Marketmaker may Transfer any right, title or interest in such Qualified Unrestricted Claims without the requirement that the transferee execute a Transfer Agreement; provided further that any such Qualified Marketmaker that is a Party to this Agreement shall otherwise be subject to the terms and conditions of this Agreement (including Section 2(a)(iii) hereof) with respect to Qualified Unrestricted Claims pending the completion of any such Transfer.

Notwithstanding anything herein to the contrary: (a) to the extent that a Restructuring Support Party effects the Transfer of all of its Claims in accordance with this Agreement, such Restructuring Support Party shall cease to be a Party to this Agreement in all respects and shall have no further obligations hereunder; provided, however, that if such Restructuring Support Party acquires a Claim at any point thereafter, it shall be deemed to be a Party to this Agreement on the same terms as if it had not effected a Transfer of all of its Claims; and (b) subject to Section 2(a)(iii) hereof, to the extent that a Restructuring Support Party effects the Transfer of a Claim that it holds as a participant (and not grantor) pursuant to a participation agreement with voting provisions substantially similar to those set forth in the form of participation agreement produced by the Loan Syndications & Trading Association, the transferee thereof shall not be required to execute a Transfer Agreement.

13. Cooperation. During the Chapter 11 Cases, (i) the Company shall use commercially reasonable efforts to provide to the First Lien Professionals (a) drafts of all material motions, applications (other than applications seeking to retain professional advisors), and other documents the Company intends to file with the Bankruptcy Court, no less than three (3) Business Days before the date when the Company intends to file any such document unless such advance notice is impossible or impracticable under the circumstances, in which case the Company shall notify telephonically or by electronic mail the First Lien Professionals to advise them of the documents to be filed and the facts that make the provision of advance copies no less than three (3) Business Days before submission impossible or impracticable, and shall provide such copies as soon as reasonably possible thereafter, and (b) copies of all material documents actually filed by the Company with the Bankruptcy Court promptly but not later than one (1) day after such filing.

14. Amendments. No amendment, modification, waiver, or other supplement of the terms of this Agreement (including the Restructuring Term Sheet) shall be valid unless such amendment, modification, waiver, or other supplement is in writing and has been signed by the Caesars Parties and the Requisite Consenting Creditors; provided, however, that:

(a) no such consents shall be required from any Consenting Creditor with respect to any modification or amendment or any other agreement, document or other instrument implementing the Restructuring, regarding the treatment of Claims other than with respect to First Lien Bank Claims, so long as it would not, reasonably construed, have an adverse impact on the interests of holders of First Lien Bank Claims (including with respect to the form or value of recoveries to be provided on account of such Claims pursuant to the Restructuring), in their capacities as such, in connection with the Restructuring;

(b) any amendment to this Agreement to (i) the defined terms “Consenting Creditors” or “Requisite Consenting Creditors” or (ii) Section 12 hereof shall require the written consent of the Company, CEC and each Consenting Creditor;

(c) any amendment that would materially and adversely affect any Consenting Creditor that is a holder of First Lien Bank Claims, solely in its capacity as such, in a manner that is disproportionate to any other holder of First Lien Bank Claims, solely in its capacity as such, shall require the prior written consent of the adversely affected Consenting Creditor;

(d) any of the conditions to the effectiveness of this Agreement (except for the condition that this Agreement be signed by the Caesars Parties) set forth by Section 15 hereof may be waived only upon the express written consent of each of the Caesars Parties; and

(e) the Company may waive application of the representations and warranties set forth by Section 7(a)(ii) and Section 7(a)(iii) hereof in all or in part with respect to any Consenting Creditor in its sole discretion, but in consultation with CEC.

15. Conditions to Effectiveness. For the avoidance of doubt, this Agreement (and the obligations of all Parties hereunder) shall not become effective or enforceable against or by any of the Parties until the date that this Agreement shall have been executed by (i) the Caesars Parties and (ii) Consenting Creditors holding more than 50% of the First Lien Bank Claims.

16. Entire Agreement. This Agreement, including the Restructuring Term Sheet and the Cash Collateral Stipulation, constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement; provided, however, that any confidentiality agreement executed by any Restructuring Support Party shall survive this Agreement and shall continue to be in full force and effect in accordance with its terms.

17. Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible restructuring of the Company and in contemplation of possible filings by the Company under Chapter 11 of the Bankruptcy Code, and (a) the exercise of the rights granted in this Agreement (including giving of notice of termination) shall not be a violation of the automatic stay provisions of section 362 of the Bankruptcy Code and (b) the Company hereby waives its right to assert a contrary position in the Chapter 11 Cases, if any, with respect to the foregoing.

18. No Waiver of Participation and Preservation of Rights. If the transactions contemplated herein are not consummated, or following the occurrence of the termination of this

Agreement with respect to all Parties, if applicable, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, remedies, claims, and defenses and the Parties expressly reserve any and all of their respective rights, remedies, claims and defenses.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

20. Company Fiduciary Duties.

(a) Subject to Section 5(b)(i) and Section 20(b) hereof, nothing in this Agreement shall otherwise require the Company or any directors, officers, or members of the Company, each in its capacity as a director, officer, or member of the Company, to take any action, or to refrain from taking any action, to the extent inconsistent with its or their fiduciary obligations under applicable law (as reasonably determined by them in good faith after consultation with legal counsel).

(b) Notwithstanding anything to the contrary in this Agreement, prior to the Petition Date, and without limiting the Company’s obligations pursuant to Section 5(b)(i) hereof, the Company may only act in a manner inconsistent with the other terms of this Agreement to the extent required to pursue an Alternative Proposal that it reasonably determines in its good faith business judgment constitutes a binding proposal that is reasonably likely to be more favorable to the Company, its creditors (including holders of First Lien Bank Claims) and other parties to whom the Company owes fiduciary duties, than the Restructuring.

(c) All Consenting Creditors reserve all rights they may have, including the right (if any) to challenge any exercise by the Company of its fiduciary duties.

21. Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

22. Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Restructuring Support Parties under this Agreement shall be several, not joint. No Restructuring Support Party shall, as a result of its entering into and performing its obligations under this Agreement, be deemed to be part of a “group” (as that term is used in section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) with any of the other Restructuring Support Parties. It is understood and agreed that no Consenting Creditor has any duty of trust or confidence in any kind or form with any other Consenting Creditor, and, except as expressly provided in this Agreement, there are no commitments among or between them. In this regard, it is understood and agreed that any Consenting Creditor may trade in the Claims or other debt or equity securities of the Company without the consent of the Company or any other Consenting Creditor, subject to applicable securities laws, the terms of this Agreement, and the terms of the First Lien Bank Documents and the First Lien Indentures; provided, however, that no Consenting Creditor shall have any responsibility for any such trading to any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Consenting Creditors shall in any way affect or negate this understanding and agreement.

23. Specific Performance; Remedies Cumulative. It is understood and agreed by the Parties that, without limiting any other remedies available at law or equity, money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder, without the necessity of proving the inadequacy of money damages as a remedy. Each of the Parties hereby waives any defense that a remedy at law is adequate and any requirement to post bond or other security in connection with actions instituted for injunctive relief, specific performance, or other equitable remedies.

24. No Commitment. No Restructuring Support Party shall be obligated to fund or otherwise be committed to provide funding in connection with the Restructuring, except pursuant to a separate commitment letter or definitive documentation relating specifically to such funding, if any, that has been (i) executed by such Restructuring Support Party and (ii) approved by the Bankruptcy Court, as necessary, along with the satisfaction of any conditions precedent to such funding requirements.

25. Governing Law and Dispute Resolution. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. Each of the Parties hereby agrees that the United States District Court for the Southern District of New York shall have jurisdiction to enforce this Agreement; provided that if and when the Chapter 11 Cases are filed, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

26. Notices. All notices, requests, documents delivered, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by facsimile transmission, mailed (first class postage prepaid) or by electronic mail (“e-mail”) to the Parties at the following addresses, facsimile numbers, or e-mail addresses:

If to the Company:

Caesars Entertainment Operating Company, Inc.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel

With a copy to (which shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Ave
New York, NY 10022
Attn: Paul M. Basta, P.C.
Nicole L. Greenblatt
Facsimile: (212) 446 4900
E-mail Address: paul.basta@kirkland.com
ngreenblatt@kirkland.com

-and-

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attn: David R. Seligman, P.C.
Ryan Preston Dahl
E-mail Address: dseligman@kirkland.com
rdahl@kirkland.com
Facsimile: (312) 862-2200

If to CEC:

Caesars Entertainment Corp.
One Caesars Palace Drive
Las Vegas, NV 89109
Attn: General Counsel

With a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn: Jeffrey D. Saferstein
Samuel E. Lovett
Telephone: (212) 373-3000
Facsimile (212) 373-2053
E-mail Address: jsaferstein@paulweiss.com
slovett@paulweiss.com

If to a Consenting Creditor, to the address set forth beneath such lender’s signature block,

with a copy to (which shall not constitute notice):

counsel to be determined by the Requisite Consenting Creditors

27. Third-Party Beneficiaries. Unless expressly stated herein, the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

28. Conflicts Between the Restructuring Term Sheet and this Agreement. In the event of any conflict among the terms and provisions in the Restructuring Term Sheet and this

Agreement, the terms and provisions of the Restructuring Term Sheet shall control. Nothing contained in this Section 28 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement and the Restructuring Term Sheet as set forth in Section 14 herein.

29. Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties hereto. Nothing herein shall be deemed an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

30. Good-Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith in respect of matters concerning the implementation and consummation of the Restructuring.

31. Access. The Company will promptly provide the First Lien Professionals reasonable access, upon reasonable notice, during normal business hours to relevant properties, books, contracts (including any Executory Contracts and Unexpired Leases), commitments, records, management and executive personnel, and advisors of the Company (other than with respect to materials subject to attorney-client privilege or where granting such access is prohibited by law); provided, however, that the Company’s obligations hereunder shall be conditioned upon such Party being party to an appropriate confidentiality agreement or undertaking; provided, further, however, that any existing confidentiality agreements entered into between the Company and a Party shall be deemed to be appropriate.

32. Qualification on Consenting Creditor Representations. The Parties acknowledge that all representations, warranties, covenants, and other agreements made by any Consenting Creditor that is a separately managed account of an investment manager are being made only with respect to the Claims managed by such investment manager (in the amount identified on the signature pages hereto), and shall not apply to (or be deemed to be made in relation to) any Claims that may be beneficially owned by such Consenting Creditor that are not held through accounts managed by such investment manager.

33. Publicity. The Company shall use its commercially reasonable efforts to submit drafts to the First Lien Professionals of any press releases and public documents that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement at least three (3) Business Days prior to making any such disclosure, and shall afford them a reasonable opportunity under the circumstances to comment on such documents and disclosures and shall incorporate any such reasonable comments in good faith.

34. Additional Consideration. To the extent that a holder of First Lien Bank Debt, in its capacity as such, receives Additional Bank Consideration in connection with the Restructuring, such Additional Bank Consideration shall be made available to all Consenting Creditors that are holders of First Lien Bank Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bank Claims holdings. Any Consenting Creditor that is a holder of First Lien Bank Claims who is not accorded such Additional Bank Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Creditor, and not with respect to any non-terminating Parties.

To the extent that a holder of First Lien Bond Debt, in its capacity as such, receives Additional Bond Consideration in connection with the Restructuring, such Additional Bond Consideration shall be made available to all Consenting Creditors that are holders of First Lien Bond Claims, in their capacities as such, on the same terms and on a pro rata basis in accordance with their respective First Lien Bond Claims holdings. Any Consenting Creditor that is a holder of First Lien Bond Claims who is not accorded such Additional Bond Consideration shall have the right to terminate this Agreement upon three (3) Business Days’ written notice to the Parties in accordance with Section 26 hereof; provided that such termination shall only be with respect to the terminating Consenting Creditor, and not with respect to any non-terminating Parties.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC., on behalf of itself and each of the Subsidiary Loan Parties

By:
Name:
Title:

CAESARS ENTERTAINMENT CORPORATION

By:
Name:
Title:

CONSENTING CREDITOR

,

By:
Name:
Title:

Address:

Principal Amount of First Lien Bank Claims:

($)

Principal Amount of First Lien Bond Claims:

($)

Principal Amount of Non-First Lien Indentures Obligations held:

($)

Date:

Exhibit A

Subsidiary Loan Parties

Subsidiary Pledgor	State of Formation
California Clearing Corporation	California
Harrah South Shore Corporation	California
AJP Holdings, LLC	Delaware
AJP Parent, LLC	Delaware
Bally’s Midwest Casino, Inc.	Delaware
Biloxi Hammond, LLC	Delaware
Biloxi Village Walk Development, LLC	Delaware
Caesars Palace Corporation	Delaware
Caesars Trex, Inc.	Delaware
Chester Facility Holding Company, LLC	Delaware
CZL Development Company, LLC	Delaware
Harrah’s Chester Downs Investment Company, LLC	Delaware
Harrah’s International Holding Company, Inc.	Delaware
Harrah’s Iowa Arena Management, LLC	Delaware
Harrah’s MH Project, LLC	Delaware
Harrah’s Operating Company Memphis, LLC	Delaware
Harrah’s Shreveport/Bossier City Holding Company, LLC	Delaware
Harrah’s Shreveport/Bossier City Investment Company, LLC	Delaware
Harrah’s West Warwick Gaming Company, LLC	Delaware
Horseshoe Gaming Holding, LLC	Delaware
Koval Holdings Company, LLC	Delaware
Reno Crossroads LLC	Delaware
Showboat Atlantic City Mezz 1, LLC	Delaware
Showboat Atlantic City Mezz 2, LLC	Delaware
Showboat Atlantic City Mezz 3, LLC	Delaware
Showboat Atlantic City Mezz 4, LLC	Delaware
Showboat Atlantic City Mezz 5, LLC	Delaware
Showboat Atlantic City Mezz 6, LLC	Delaware
Showboat Atlantic City Mezz 7, LLC	Delaware
Showboat Atlantic City Mezz 8, LLC	Delaware
Showboat Atlantic City Mezz 9, LLC	Delaware
Showboat Atlantic City Propco, LLC	Delaware
Tahoe Garage Propco, LLC	Delaware

Subsidiary Pledgor	State of Formation
Tunica Roadhouse Corporation	Delaware
Village Walk Construction, LLC	Delaware
Winnick Holdings, LLC	Delaware
Winnick Parent, LLC	Delaware
Caesars World, Inc.	Florida
Southern Illinois Riverboat/Casino Cruises, Inc.	Illinois
Caesars Riverboat Casino, LLC	Indiana
Casino Computer Programming, Inc.	Indiana
Horseshoe Hammond, LLC	Indiana
Roman Entertainment Corporation of Indiana	Indiana
Roman Holding Corporation of Indiana	Indiana
Players Bluegrass Downs, Inc.	Kentucky
Harrah’s Bossier City Investment Company, L.L.C.	Louisiana
Horseshoe Entertainment	Louisiana
Horseshoe Shreveport, L.L.C.	Louisiana
Players Riverboat II, LLC	Louisiana
BL Development Corp.	Minnesota
GCA Acquisition Subsidiary, Inc.	Minnesota
Grand Casinos of Biloxi, LLC	Minnesota
Grand Casinos, Inc.	Minnesota
Grand Media Buying, Inc.	Minnesota
East Beach Development Corporation	Mississippi
Grand Casinos of Mississippi, LLC-Gulfport	Mississippi
Robinson Property Group Corp.	Mississippi
Harrah’s North Kansas City LLC	Missouri
190 Flamingo, LLC	Nevada
3535 LV Corp.	Nevada
B I Gaming Corporation	Nevada
Benco, Inc.	Nevada
Caesars Entertainment Canada Holding, Inc.	Nevada
Caesars Entertainment Finance Corp.	Nevada
Caesars Entertainment Golf, Inc.	Nevada
Caesars Entertainment Retail, Inc.	Nevada
Caesars India Sponsor Company, LLC	Nevada
Caesars License Company, LLC (f/k/a Harrah’s License Company, LLC)	Nevada

Subsidiary Pledgor	State of Formation
Caesars Marketing Services Corporation (f/k/a Harrah’s Marketing Services Corporation)	Nevada
Caesars Palace Realty Corp.	Nevada
Caesars Palace Sports Promotions, Inc.	Nevada
Caesars United Kingdom, Inc.	Nevada
Caesars World Merchandising, Inc.	Nevada
Consolidated Supplies, Services and Systems	Nevada
DCH Exchange, LLC	Nevada
DCH Lender, LLC	Nevada
Desert Palace, Inc.	Nevada
Durante Holdings, LLC	Nevada
FHR Corporation	Nevada
Flamingo-Laughlin, Inc.	Nevada
Harrah’s Arizona Corporation	Nevada
Harrah’s Bossier City Management Company, LLC, a Nevada Limited Liability Company	Nevada
Harrah’s Chester Downs Management Company, LLC	Nevada
Harrah’s Illinois Corporation	Nevada
Harrah’s Interactive Investment Company	Nevada
Harrah’s Investments, Inc.	Nevada
Harrah’s Management Company	Nevada
Harrah’s Maryland Heights Operating Company	Nevada
Harrah’s New Orleans Management Company	Nevada
Harrah’s Pittsburgh Management Company	Nevada
Harrah’s Reno Holding Company, Inc.	Nevada
Harrah’s Shreveport Investment Company, LLC	Nevada
Harrah’s Shreveport Management Company, LLC	Nevada
Harrah’s Southwest Michigan Casino Corporation	Nevada
Harrah’s Travel, Inc.	Nevada
Harveys BR Management Company, Inc.	Nevada
Harveys C.C. Management Company, Inc.	Nevada
Harveys Iowa Management Company, Inc.	Nevada
Harveys Tahoe Management Company, Inc.	Nevada
H-BAY, LLC	Nevada
HBR Realty Company, Inc.	Nevada
HCAL, LLC	Nevada
HCR Services Company, Inc.	Nevada

Subsidiary Pledgor	State of Formation
HEI Holding Company One, Inc.	Nevada
HEI Holding Company Two, Inc.	Nevada
HHLV Management Company, LLC	Nevada
Hole in the Wall, LLC	Nevada
Horseshoe GP, LLC	Nevada
HTM Holding, Inc.	Nevada
Koval Investment Company, LLC	Nevada
Las Vegas Golf Management, LLC	Nevada
Las Vegas Resort Development, Inc.	Nevada
LVH Corporation	Nevada
Nevada Marketing, LLC	Nevada
New Gaming Capital Partnership, a Nevada Limited Partnership	Nevada
Parball Corporation	Nevada
PHW Manager, LLC	Nevada
Players Development, Inc.	Nevada
Players Holding, LLC	Nevada
Players International, LLC	Nevada
Players LC, LLC	Nevada
Players Maryland Heights Nevada, LLC	Nevada
Players Resources, Inc.	Nevada
Players Riverboat Management, LLC	Nevada
Players Riverboat, LLC	Nevada
Reno Projects, Inc.	Nevada
Rio Development Company, Inc.	Nevada
Showboat Holding, Inc.	Nevada
TRB Flamingo, LLC	Nevada
Trigger Real Estate Corporation	Nevada
Bally’s Park Place, Inc.	New Jersey
Boardwalk Regency Corporation	New Jersey
Caesars New Jersey, Inc.	New Jersey
Caesars World Marketing Corporation	New Jersey
GNOC, Corp.	New Jersey
Martial Development Corp.	New Jersey
Ocean Showboat, Inc.	New Jersey
Players Services, Inc.	New Jersey
Showboat Atlantic City Operating Company, LLC	New Jersey
Harrah’s NC Casino Company, LLC	North Carolina

Exhibit B

Restructuring Term Sheet

This document and any related communications shall not be

used for any purpose in any litigation or proceeding.

This Term Sheet is highly confidential and this Term Sheet, its contents and its existence may not be distributed, disclosed or discussed to or with any party other than in accordance with the express terms of confidentiality agreements/arrangements among the respective parties and the Company.

SUMMARY TERM SHEET FOR PROPOSED RESTRUCTURING12

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.

and certain of its direct or indirect subsidiaries

(“CEOC” and together with certain of its direct or indirect subsidiaries, the “Company”)

[1]	Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization; any such solicitation shall be in compliance with the relevant provisions of securities laws, the Bankruptcy Code and other applicable statutes and rules.
[2]	This Term Sheet is an exhibit to, and part of, the Restructuring Support and Forbearance Agreement (the “RSA”), which contains additional descriptive language and legal terms in respect of the Company’s restructuring.

I.	Summary of Proposed Treatment[3]

Holders of the obligations (the “First Lien Bank Obligations”) under the First Lien Bank Documents[4] ($5,359 million plus interest thereon accrued through the Petition Date) and swaps entered into pursuant to First Lien Bank Documents ($42 million) (collectively, the “First Lien Bank Lenders”)	Each First Lien Bank Lender shall receive its pro rata share of (a) $705 million in cash, (b) $883 million in New First Lien OpCo Debt, (c) $406 million of New Second Lien OpCo Debt, (d) $1,961 million in New First Lien PropCo Debt, and (e) $1,450 million in additional cash if the full amount of the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein[5]. Each First Lien Bank Lender waives any entitlement to post-petition interest to the extent First Lien Noteholders do not receive post-petition interest.

Secured claims of Holders of the obligations (the “First Lien Note Obligations”) under the First Lien Indentures ($6,345 million plus interest thereon accrued through the Petition Date) (the “First Lien Noteholders”)

Each First Lien Noteholder shall receive in respect of its secured claim, its pro rata share of (a) $207 million in cash, (b) $306 million in New First Lien OpCo Debt, (c) $141 million of New Second Lien OpCo Debt, (d) $431 million in New First Lien PropCo Debt, (e) $1,425 million in New Second Lien PropCo Debt, (f) $1,150 million in additional cash if the CPLV Market Debt is financed for cash and, if not fully financed, Mezzanine CPLV Debt for the portion not so financed subject to the limitations set forth herein, (g) 69.9% directly or indirectly of PropCo[6] on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), (or cash to the extent of any Equity Rights exercised and/ or such Holder exercises its Put Option, as further described below) and (h) 100% of the OpCo New Common Stock (or, at its option, cash in the event such Holder exercises its Put Option, as further described below).

As more fully described under Put Options, Equity Rights and Purchase Option (and subject to the limitations set forth therein), each First Lien Noteholder (a) will have the opportunity to be a Put Participant and sell the right to receive under the Plan some or all of its equity to the Backstop Parties for cash, (b) will have the opportunity to purchase PropCo Preferred

[3]	Administrative, priority and critical trade claims shall be paid in full in cash as soon as practicable following consummation of the Restructuring or as otherwise provided for in definitive documentation.
[4]	Capitalized terms not defined herein have the meanings set forth in the RSA.
[5]	The First Lien Bank Lenders may choose to have up to $100 million of Mezzanine CPLV Debt they are to receive converted to a corresponding amount of New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo
[6]	Pending regulatory and REIT requirements, the First Lien Noteholders will receive their interest in PropCo indirectly through REIT New Common Stock (as opposed to directly through PropCo New LP Interests as Caesars Entertainment Company or its designee (“CEC”) and CEOC will).

2

Equity and/or (c) may receive cash from the Non-First Lien Noteholders for the right to receive some or all of their equity in connection with the exercise of the Equity Rights.

If the First Lien Noteholders fully exercise the Put Options, the First Lien Noteholders, on an aggregate basis, will receive an additional $969 million in cash and a corresponding decrease in their equity recoveries, as more fully described in Section II below under “Put Options Price.”

Deficiency Claims of First Lien Noteholders and all claims of non-critical trade creditors and Holders of the obligations (collectively the “Non-First Lien Obligations”) under (a) the Second Lien Indentures ($5,238 million plus interest thereon accrued through the Petition Date) (the “Second Lien Noteholders”), (b) the guaranteed unsecured indentures ($479 million plus interest thereon accrued through the Petition Date) (the “Unsecured Guaranteed Noteholders”), and (c) the unsecured note indentures ($530 million plus interest thereon accrued through the Petition Date) (the “Unsecured Noteholders,” collectively with the Second Lien Noteholders and Unsecured Guaranteed Noteholders, the “Non-First Lien Noteholders”)

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, vote as a class to accept the Plan, then the First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements, and each Non-First Lien Noteholder shall receive its pro rata share of an amount of 30.1% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. And, as more fully described under the Equity Right, if the Non-First Lien Noteholders vote as a class to accept the Plan, each Non-First Lien Noteholder shall also have the option to be a Rights Participant.

If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then each Non-First Lien Noteholder shall receive its pro rata share of 17.5% of the equity, directly or indirectly, in PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any), which shall be deemed to include consideration for the value of any unencumbered assets. The First Lien Noteholders will waive or assign at CEOC’s direction distributions in respect of their deficiency claims and distributions under the turnover provisions in all intercreditor agreements on account of the 17.5% of equity to the Non-First Lien Noteholders. If the Non-First Lien Noteholders, and with respect to their deficiency claims, the First Lien Noteholders, do not vote as a class to accept the Plan, then the remaining 12.6% of PropCo equity shall be allocated to the equity holders of PropCo, excluding the Non-First Lien Noteholders, based on their pro rata ownership in PropCo (after giving effect to the exercise of the Put Options).

The Plan may provide for the separate classification of Non-First Lien Noteholders in separate classes or subclasses in a manner not inconsistent with this Term Sheet.

3

II.	Put Options, Equity Rights and Purchase Option[7]

Put Options

Each First Lien Noteholder shall have the option to put some or all of its right under the Plan to receive (i) the OpCo New Common Stock it would otherwise receive pursuant to the Plan (the “OpCo New Common Stock Put Options”); and/ or (ii) the direct or indirect interests in PropCo it would otherwise receive pursuant to the Plan (provided that no more than 14.8% (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) of such interests are put in the aggregate) (the “REIT New Common Stock Put Options” and, together with OpCo New Common Stock Put Options, the “Put Options”), and to instead receive cash as described below under “Put Options Price,” in which case CEC and any other Backstop Parties will purchase such equity interests as further described below, subject in the case of PropCo equity interests to the exercise of the Equity Rights described below, provided however that, in the event the UPREIT Structure is used (as defined herein), the First Lien Noteholders shall be required to put at least 5% of their PropCo equity to CEC (after taking into account any conversion of CPLV Mezzanine Debt acquired pursuant to the Equity Rights). The Put Options must be selected in connection with plan solicitation provided that with respect to First Lien Noteholders that are parties to the RSA, elections to exercise the OpCo New Common Stock Put Options must be made at the time of execution of the RSA.

Each First Lien Noteholder that exercises any of its Put Options in whole or in part shall be referred to herein as a “Put Participant.”

Put Options Allocation Between the Backstop Parties

As detailed in Annex I, CEC shall purchase the right to receive all the OpCo New Common Stock subject to the OpCo New Common Stock Put Options and REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Stock Put Options exercised by the Put Participants.

The First Lien Noteholders may elect to become backstop parties (together with CEC, the “Backstop Parties”) (which election shall be made in connection with plan solicitation) and purchase a portion of the REIT New Common Stock (or PropCo New LP Interests if applicable) subject to the REIT New Common Put Options. First Lien Noteholders who wish to become Backstop Parties must make any required investor representations required for federal and state securities law purposes.

The Backstop Parties shall receive no fee for purchasing or agreeing to purchase the equity subject to the Put Participants’ Put Options.

[7]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants.

4

Put Options Price	The Put Options shall be at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock and $269 million for 14.8% of PropCo (directly or indirectly) on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any).
Equity Rights

If the Non-First Lien Noteholders vote as a class to accept the Plan, the “Equity Rights” as detailed below shall occur and each Non-First Lien Noteholder shall have the non-transferable right to be a “Right Participant.” If the Non-First Lien Noteholders do not vote as a class to accept the Plan, there shall be no Equity Rights.

Each Right Participant may elect to purchase (with the purchase immediately occurring after the closing of the Put Option) the right to receive up to all of the direct or indirect interest in PropCo to be received by the First Lien Noteholders and the Backstop Parties (but for the avoidance of doubt, not including the 5% of PropCo equity retained by OpCo) (the “Equity Rights”), subject to being cut back on a pro rata basis based on the amount of Equity Rights exercised. Any Non-First Lien Noteholder exercising an Equity Right must (a) make any required investor representations required for federal and state securities law purposes and (b) execute the RSA. Each Non-First Lien Noteholder shall have 60 days following of the filing of the Company’s chapter 11 cases to execute the RSA and elect whether to exercise its Equity Rights, which Exercise Rights shall be subject to the Non-First Lien Noteholders accepting the Plan as a class.

For every $1 of direct or indirect interest in PropCo purchased pursuant to the Equity Rights, the Right Participant shall also purchase $0.25 of CPLV Mezzanine Debt to be received by the First Lien Noteholders with such CPLV Mezzanine Debt then being converted into direct or indirect interest in PropCo at the same price per share as the Put Option (the “Equitized CPLV Mezzanine Debt”).

The Right Participants must make their purchases first from the First Lien Noteholders who elect to sell to the Right Participants (pro rata among such First Lien Noteholders) with such election to be made in connection with plan solicitation, second from CEC, third from the First Lien Noteholders who do not elect to sell to the Right Participants (pro rata among such First Lien Noteholders), fourth from the non-CEC Backstop Parties (pro rata among the non-CEC Backstop Parties).

For the avoidance of doubt, the First Lien Noteholders and the Backstop Parties, as applicable, must sell their respective right to receive equity, pursuant to the terms of the Equity Rights, to the Right Participants. The Right Participants shall receive no fee for acting as Right Participants.

Equity Rights Price	The Equity Rights shall be at the same price per share as the Put Option.

Purchase Option	Each First Lien Noteholder shall have the non-transferable option to purchase their pro rata share (based on their holdings of the First Lien Note Obligations) of 50% of the Preferred PropCo Equity, with such purchases proportionally diluting the Preferred PropCo Equity purchased by the Preferred Backstop Investors (as defined in the Backstop Commitment Agreement to be attached hereto).

5

Purchase Option Price	The Purchase Option shall be at a price per share implying a total value of $250 million for 100% of the Preferred PropCo Equity.

Regulatory Requirements

All parties shall abide by, and use their commercially reasonable efforts to obtain, any regulatory and licensing requirements or approvals to consummate the Restructuring as promptly as practicable including, but not limited to requirements or approvals that may arise as a result of such party’s equity holdings in the REIT, PropCo or OpCo, as the case may be. Such parties receiving equity shall use commercially reasonable efforts to cooperate with, and timely obtain and submit, all applicable licensing materials and information to, applicable gaming authorities throughout any regulatory or licensing process, including without limitation with respect to any applicable license, permit, or finding of suitability, and shall cause any individual subject to regulatory, licensing, or suitability approval to similarly cooperate and provide all such relevant materials and information. To facilitate regulatory approvals and prompt consummation of the Restructuring, any party signing the RSA must irrevocably elect upon execution of the RSA the amount of Put Options with respect to OpCo New Common Stock.

The Company and its affiliates will assist with required regulatory approvals and structuring issues, including common stock voting structures to ensure compliance with regulatory requirements.

To the extent any required regulatory approvals are not obtained by the Closing of the Restructuring, the parties agree to work together to facilitate consummation of the Restructuring as promptly as practicable. Actions to be taken may include entering into transactions to permit the Closing to occur while such regulatory approvals are pending (alternate temporary structures), temporary escrowing of equity and/or selling down equity below regulatory threshold levels.

REIT Requirements	To the extent any party would otherwise receive more than 9.8% of the outstanding REIT New Common Stock, such party shall instead receive direct PropCo New LP Interests equal to the value of such REIT New Common Stock above 9.8%. All PropCo Preferred Equity will be issued directly by PropCo, unless counsel to the Company concludes that issuance of such PropCo Preferred Equity by the REIT (as opposed to PropCo) would not adversely affect its ability to deliver the REIT opinion.

Closing	The Put Options and Equity Rights will close immediately following distribution of the equity securities under the Plan (it being understood that the exercise date for the Put Options and Equity Rights will be set forth in the solicitation materials and shall occur on a date determined by the Company prior to the projected effective date of the Plan).[8]

[8]	For tax efficiency or other purposes, the cash consideration to be paid to First Lien Noteholders through the exercise of either the Put Options or the Equity Rights may flow through the Company to the First Lien Noteholders as part of their recovery under the Plan as direct payments of cash, rather than be paid in respect of the receipt of stock or CPLV Mezzanine Debt or be paid directly by the Backstop Parties and/or the Right Participants.

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Put Options Conditions Precedent	The exercise of the Put Options and Equity Rights will be subject to customary conditions precedent including:

	•	the Bankruptcy Court shall have entered orders (a) approving the disclosure statement in respect of the Plan and (b) confirming the Plan;

	•	the effective date of the Plan shall have occurred;

	•	all regulatory approvals, or waiting periods, shall have been received or expired; and

	•	other customary conditions precedent in form and substance reasonably satisfactory to the Company and the Backstop Parties.

III.	The REIT and Equity Securities

REIT

The Company shall restructure itself upon consummation of the Restructuring as a separate operating company (“OpCo”), and property company (“PropCo”). Pursuant to the Restructuring a real estate investment trust (the “REIT”) will be formed to own and control the general partner of PropCo (“PropCo GP”) and to hold PropCo New LP Interests.

The separation of the Company into OpCo, PropCo and the REIT (the “Separation Structure”) will be accomplished through either (a) the tax free contribution of PropCo assets to the REIT in a tax-free reorganization qualifying under Section 368(a)(1)(G) of the Internal Revenue Code (the “Code”) (such structure, the “Spin”), provided however, that in lieu of the Spin, the separation may be accomplished, at the election of the Company and CEC, by (b) a tax-free contribution of PropCo assets to the PropCo partnership in a transaction qualifying under section 721 of the Code (the “UPREIT Structure”). In either event, the distribution of the new equity and debt will be made in a manner that will not generate taxable income to the Company other than cancellation of indebtedness income.

Equity Securities	The common equity securities to be issued will consist of new shares of common stock (a) of the REIT (such stock, the “REIT New Common Stock”) and (b) of OpCo (such stock, the “OpCo New Common Stock”). Such securities will be freely transferable to the extent provided under Section 1145 of the Bankruptcy Code.

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The Boards of Directors of CEOC, OpCo and the REIT shall each use its reasonable best efforts to have the OpCo New Common Stock, if more than 30% of the OpCo New Common Stock is owned by the First Lien Noteholders and Non-First Lien Noteholders (the “Non-CEC Holders”), and the REIT New Common Stock, respectively, (a) registered under US securities laws and (b) listed on a nationally recognized exchange, as soon as practicable subject to meeting applicable listing requirements following the effective date of the Plan. A registration statement covering the REIT Common Stock (and if applicable, a registration statement covering the OpCo New Common Stock) shall be filed as soon as practicable following the effective date of the Plan and in any event within 75 days thereafter. The parties shall enter into a customary registration rights agreement providing for among other things a re-sale registration statement for any First Lien Noteholder that cannot freely transfer its equity pursuant to Section 1145 of the Bankruptcy Code and keeping any registration statements that do not automatically incorporate SEC filings by reference up to date.

In order to meet the requirement that a REIT have at least 100 shareholders, the REIT will have the right to issue, for cash, up to $125,000 of non-voting preferred stock (125 shares, $1,000 liquidation preference and approximately 12% dividend).

Contribution by CEOC of Properties to PropCo	If the UPREIT Structure is used, at least 5% of the PropCo New LP Interests purchased by CEC under the Put Options (on a fully diluted basis) shall be deemed as CEOC’s on account of its contribution of real estate into PropCo. In such case, CEOC shall have the option to participate in future issuances, or purchase additional equity from PropCo at FMV if participation is not feasible, to maintain its percentage ownership interest in PropCo at 5% if it would otherwise decrease below that threshold.

Services JV	Each of the Company and CEC (including through Caesars Entertainment Resort Properties LLC and Caesars Growth Properties Holdings, LLC) shall agree to take those steps that may be necessary or advisable with respect to Caesars Enterprise Services, LLC and its subsidiaries (collectively “CES”) to ensure that the chapter 11 cases or a restructuring consummated thereby shall not impair, modify, or affect in any adverse way under the applicable agreements (i) the Company’s rights with respect to governance or administration of CES (including by amending Sections 5.5(b) with respect to any payment defaults arising from commencement of the chapter 11 cases, 5.6 and 7.12 of that certain Amended Limited Liability Company Agreement of Caesars Enterprise Services, LLC dated as of May 20, 2014 (as the same may have been amended from time to time), (ii) the Company’s rights with respect to that certain Omnibus License and Enterprise Services Agreement dated as of May 20, 2014 (as the same may have been amended from time to time) (including by amending Section 16.4 thereof), (iii) the Company’s rights with respect to any or all intellectual property or other business arrangements by and among the Company and CES, whether pursuant to section 365(c) of the Bankruptcy Code, any change of control provisions set forth in those agreements, or other terms of such agreements and (iv) PropCo’s and OpCo’s right to use

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and access intellectual property and other rights in the same manner that such rights are currently used and accessed across the enterprise to the extent currently provided under the Omnibus License and Enterprise Services Agreement.

In addition, such agreements shall be modified as necessary or appropriate to reflect the OpCo/PropCo structure including (i) to provide that Total Rewards and other enterprise-wide and property specific resources are allocated, and services provided, in a way that does not discriminate against PropCo, (ii) for so long as CEC or its affiliates manages the properties, CES shall ensure that, in the event CEC or its subsidiaries cease to provide the resources and services provided under such agreements to PropCo, CES shall provide such resources and services directly to PropCo on equivalent terms to or via an alternative arrangement reasonably acceptable to PropCo; provided that if CEC or its affiliates are terminated as manager under the applicable agreements other than by or with the consent of PropCo, CES shall provide such resources and services pursuant to a management agreement on substantially the same terms and conditions, notwithstanding such termination, if so elected by PropCo. In the event PropCo terminates or consents to the termination of the management relationship with CEC or its affiliates, for so long as the transition period under the applicable management agreement(s) continues, PropCo shall continue to have access to such resources and services on no less favorable terms.

Furthermore, CES shall at the request of the REIT Board of Directors have meetings or conference calls once a quarter with a designee of the REIT Board of Directors to discuss, and consult on, the strategic and financial business plans, budgeting, including proposed capital expenditures and other topics as reasonably requested by the REIT Board of Directors. The REIT shall also have audit and information rights.

IV.	CEC

CEC Cash Contribution

CEC will contribute $406 million (the “CEC Cash Contribution”) to be used to pay the RSA Forbearance Fees (on the terms described below), for general corporate purposes and to fund sources and uses (and capital structure described herein) required on the effective date of the Plan (“Exit”).

In connection with the Restructuring Support and Forbearance Agreement between, among other, CEOC, CEC and certain First Lien Noteholders dated December 19, 2014 (as amended, supplemented, and amended and restated from time to time, the “Bond RSA”), CEC shall pay the following cash fees (the “RSA Forbearance Fees”) to those First Lien Noteholders who sign the Bond RSA and become Consenting Creditors thereunder on or prior to 5 p.m. EST on January 12, 2015, in respect of such Consenting Creditors forbearing from exercising their default-related rights and remedies solely to the extent required by, and as set forth in, the Bond RSA in an amount equal to (a) 1.625% of the First Lien Bond Claims held by such Consenting Creditors paid at the earlier of the date when (i) holders of

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66.66% of the First Lien Note Obligations and the First Lien Bank Obligations sign the Bond RSA (or in respect of the First Lien Bank Obligations the RSA) and (ii) the Bankruptcy Court enters an order approving the Disclosure Statement and (b) 1.625% of the First Lien Bond Claims held by such Consenting Creditors paid at Exit.

CEC Standby Commitment	$75 million, which shall only be funded if there are insufficient sources and uses (after giving effect to any Available Cash) to fund the capital structure described herein at Exit. For the purpose of determining whether CEC is required to fund the CEC Standby Commitment, the amount of Available Cash shall be deemed to exclude an amount equal to $206 million less the amount of the RSA Forbearance Fees paid by CEC.

CEC Put Options Purchases	CEC or an affiliated entity shall, pursuant to the Put Options, purchase up to (a) $269 million of PropCo New LP Interests or REIT New Common Stock at a price implying a total value of $269 million for 14.8% of the PropCo on a fully diluted basis (excluding dilution from Equitized CPLV Mezzanine Debt and Preferred PropCo Equity, if any) and (b) $700 million of OpCo New Common Stock at a price per share implying a total value of $700 million for 100% of the OpCo New Common Stock.

Domestic Acquisitions and New Building Opportunities

CEC and its non-debtor subsidiaries shall give PropCo a right of first refusal to own the real estate, and have CEC or OpCo lease, all non-Las Vegas domestic (U.S.) real estate acquisitions and new building opportunities with CEC retaining management rights with respect to such opportunities.

PropCo shall give CEC a right of first refusal to operate and manage all non-Las Vegas properties that PropCo acquires.

The material terms of these rights of first refusal to be mutually agreed among the Company, CEC and the Initial Consenting Creditors.

CEC Lease Guaranty	CEC, OpCo and PropCo will enter into a Management and Lease Support Agreement (the “MLSA”) pursuant to which (i) CEC, or a wholly-owned subsidiary, will manage the properties on behalf of OpCo and (ii) CEC will provide a guaranty in respect of the OpCo’s operating lease obligations, in each case while such lease (including any extensions, renewals or replacements) remains in effect. The material terms of the MLSA and the operating leases are set forth on Annex II.

CEC Convertible Senior Notes	Consenting Creditors will have the right to purchase from CEC, upon the Exit, their pro rata share of $150 million aggregate principal amount of Convertible Senior Notes to be issued by CEC. Consenting Creditors must elect to purchase the Convertible Notes on or prior to February 2, 2015 by executing and delivering an Election Form for Consenting Creditors in the form attached to the Convertible Notes Term Sheet. The material terms of the CEC Convertible Senior Notes are set forth on Annex VI.

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Releases

The Plan shall provide (subject to completion of the investigation by CEOC’s governance committee) that CEC’s participation in the Plan through its entry into the RSA and performance of the terms thereunder in facilitating the transactions contemplated by the Restructuring shall be a full and complete settlement under Bankruptcy Rule 9019 of any claims or causes of action, known or unknown, that the Company, its estates and third parties have or could have against CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) relating to the Company, other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries.

As part of the settlement embodied in the Plan and the RSA (subject to completion of the investigation by CEOC’s governance committee), effective on the date the Restructuring is consummated, as consideration for the Cash Contribution, the CEC Put Options Purchases, the Domestic Acquisitions and New Building Opportunities, entry into the MLSA and other valuable consideration, the Company, its estate and all of the Company’s creditors shall be deemed to have released CEC, CAC and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacities as such, the “CEC Released Parties”) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring (other than (a) claims under the RSA and (b) claims arising from past, existing, and future commercial relationships between any subsidiary of CEC (other than CEOC and its subsidiaries) and CEOC or any of its subsidiaries), including a release and waiver of any obligations arising under the Guaranty and Pledge Agreement of CEC dated as of July 25, 2014. The Plan shall also include standard injunction and exculpation provisions in respect of the CEC Released Parties.

As part of the settlement embodied in the Plan and the RSA, effective on the date the Restructuring is consummated, as consideration for their entry into the RSA and other valuable consideration, the Company and the CEC Released Parties shall be deemed to have released the Consenting Creditors and their respective direct and indirect sponsors, shareholders, affiliates, officers, directors, employees, managers, attorneys, professionals, advisors and representatives (each of the foregoing in their capacity as such) from any and all claims, obligations, suits, judgments, damages, rights, causes of action and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, at law, in equity or otherwise, relating to or based upon any act or omission relating to the Company which occurred prior to the effectiveness of the Restructuring.

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V.	Caesars Palace Las Vegas (“CPLV”)

Transfer to Unrestricted Subsidiary

CPLV shall be transferred to a newly formed wholly owned unrestricted subsidiary of PropCo (“CPLV Sub”) and its property shall be leased to OpCo.

The material terms of the operating lease are set forth on Annex II.

Issuance of CPLV Market Debt

CPLV Sub shall use its commercially reasonable efforts to finance $2,600 million of CPLV Debt with third party investors for cash proceeds (the “CPLV Market Debt”) on or before consummation of the Restructuring (with 100% of the net proceeds being used to increase the cash payments to the First Lien Bank Lenders and the First Lien Noteholders). At least $2,000 million of CPLV Market Debt must be issued.

If $2,000 million or more but less than $2,600 million of CPLV Market Debt is issued, the remainder will be issued to the First Lien Bank Lenders and the First Lien Noteholders in the form of CPLV Mezzanine Debt. The principal amount of CPLV Market Debt and CPLV Mezzanine Debt shall collectively total $2,600 million.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof shall first reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

The weighted average yield on the CPLV Market Debt and CPLV Mezzanine Debt will be capped such that the annual debt service shall not exceed $130 million, with the cap increased by $2 million for every $100 million of Equitized CPLV Mezzanine Debt.

CPLV Mezzanine Debt

If CPLV Market Debt is issued in an amount greater than $2,000 million, but less than $2,600 million (less the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and CPLV Market Debt), then CPLV Holding shall issue secured non-guaranteed debt (the “CPLV Mezzanine Debt”) in an amount equal to the difference to the First Lien Bank Lenders and the First Lien Noteholders. Such CPLV Mezzanine Debt shall have a 6 year term and shall bear interest at 8% (if $600 million of CPLV Mezzanine Debt is issued) increasing by 0.25% for every $25 million reduction in the principal amount of CPLV Mezzanine Debt issued below $600 million (up to a maximum of 13%). The material terms of the CPLV Market Debt and CPLV Mezzanine are set forth on Annex IV.

“CPLV Holding” will be a newly formed holding company that owns 100% of CPLV Sub.

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Receipt of CPLV Mezzanine Debt	If CPLV Mezzanine Debt is issued, then it shall be distributed as follows:

	•	The first $300 million of CPLV Mezzanine Debt shall be distributed 1/3 to the First Lien Bank Lenders and 2/3 to the First Lien Noteholders; and

	•	Any CPLV Mezzanine Debt over $300 million shall be distributed 1/2 to the First Lien Bank Lenders and 1/2 to the First Lien Noteholders.

The $2,600 million aggregate total amount of cash proceeds from the CPLV Market Debt and the principal amount of CPLV Mezzanine Debt (and the proceeds from the PropCo Preferred Equity applied to reduce the amount of CPLV Mezzanine Debt and CPLV Market Debt) will be allocated as follows:

	•	$1,450 for First Lien Bank Holders and

	•	$1,150 for First Lien Bondholders,

with the amount of CPLV Mezzanine Debt to be issued to each in accordance with the above.

VI.	New Capital Structure[9]

New First Lien OpCo Debt

Up to $1,188 million in principal amount of first lien debt. 6 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 4.00%, with a 1% LIBOR floor. The material terms of the New First Lien OpCo Debt are set forth on Annex IV.

$883 million distributed to First Lien Bank Lenders and $306 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

OpCo will use its commercially reasonable efforts to syndicate the New First Lien OpCo Debt to the market and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Bank Lenders and First Lien Noteholders, ratably based on the amount of New First Lien OpCo Debt otherwise to be issued to them. The New First Lien OpCo Debt will be marketed at an interest rate less than or equal to the rates contemplated above.

The First Lien OpCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

[9]	All amounts subject to the ability of the First Lien Bank Lenders to convert $100 million of CPLV Mezzanine Debt to New First Lien OpCo Debt, New Second Lien OpCo Debt, New First Lien PropCo Debt, New Second Lien PropCo Debt or equity in PropCo.

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New Second Lien OpCo Debt	Up to $547 million in principal amount of second lien debt. 7 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at 8.5%. The material terms of the New Second Lien OpCo Debt are set forth on Annex IV.

$406 million distributed to First Lien Bank Lenders and $141 million distributed to First Lien Noteholders.

New First Lien PropCo Debt

$2,392 million in principal amount of first lien debt. 5 year term. Non-call year 1, thereafter callable at 103/102/101/par for the next three years respectively. Interest at LIBOR plus 3.5% with a 1% LIBOR floor. The material terms of the New First Lien PropCo Debt are set forth on Annex IV.

$1,961 million distributed to the First Lien Bank Lenders and $431 million distributed to First Lien Noteholders, subject to adjustment as set forth herein.

The First Lien PropCo Debt distributable to First Lien Bank Lenders and First Lien Noteholders must be in the form of bank debt and bond debt, respectively.

New Second Lien PropCo Debt

$1,425 million in principal amount of second lien debt. 6 year term. Customary NC3, with step-downs thereafter. Interest 8.0%. The material terms of the New Second Lien PropCo Debt are set forth on Annex IV.

Distributed to First Lien Noteholders, subject to adjustment as set forth herein.

Notwithstanding the above, to the extent PropCo Preferred Equity is issued, the proceeds thereof, after first reducing the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders and then reducing the principal amount of CPLV Market Debt, shall be used to reduce the principal amount of New Second Lien PropCo Debt.

PropCo Preferred Equity

$300 million in principal amount of PropCo Preferred Equity. PIK interest 5%. Additional terms annexed hereto as Annex III.

Subject to the Purchase Option, all of the PropCo Preferred Equity shall be purchased by the Preferred Backstop Investors. 50% of the PropCo Preferred Equity purchased by the Preferred Backstop Investors will be made available to First Lien Noteholders pursuant to the Purchase Option. Any PropCo Preferred Equity purchased pursuant to the Purchase Option shall dilute the Backstop Investors’ purchases pro rata.

Proceeds of the issue of the PropCo Preferred Equity shall be used first to reduce the principal amount of CPLV Mezzanine Debt (if any) to be issued to the First Lien Noteholders, second to reduce the principal amount of CPLV Market Debt, and third to reduce the principal amount of New Second Lien PropCo Debt.

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VII.	Charter Documents and By-Laws of the Equity Issuers

Corporate Governance

CEOC, a Delaware corporation will become OpCo.

PropCo will be a limited partnership organized under the laws of Delaware and will have a limited partnership agreement that is customary for an UPREIT structure.

PropCo GP will be a limited liability company organized under the laws of Delaware.

The REIT will be a corporation organized under the laws of Maryland.

OpCo Board of Directors

If CEC owns 90% or more of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members to be designated by CEC, each to be identified in a plan supplement and one of which shall be independent. The independent director shall be a member of all committees of the board.

If CEC owns less than 90% of the OpCo New Common Stock, then the board of directors of OpCo shall consist of 3 voting members, 2 designated by CEC and 1 designed by certain First Lien Noteholders (which shall be a member of all committees of the board), each to be identified in a plan supplement.

Regardless of CEC’s percentage ownership, there shall be one non-voting observer, reasonably acceptable to OpCo, to be designated by certain First Lien Noteholders and identified in a plan supplement. The observer shall be given notice of and an opportunity to attend the portion of all meetings concerning business and strategy sessions matters and other matters that would have an adverse material economic impact on PropCo (and receive all materials given to board members in connection with such matters), subject to appropriate limitations in respect of privilege issues.

REIT Board of Directors

If CEC owns less than 10% of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members to be designated by certain First Lien Noteholders, each to be identified in a Plan Supplement.

If CEC owns 10% or more of PropCo (directly or indirectly), then the board of directors of the REIT shall consist of 7 voting members, 6 to be designated by certain First Lien Noteholders and 1 designated by CEC, each to be identified in a Plan Supplement.

At least 3 voting members must be licensed by the required regulatory authorities by closing. If there are not at closing at least 3 voting members licensed, then to assist with closing up to 2 of the independent members of CEOC shall be designated to the REIT board so that there will be 3 voting members at closing, with such members being removed as the non-voting

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members are licensed. Until such time as the CEOC independents and members designated by CEC are a minority of the board, the REIT shall be prohibited from taking major transactions without shareholder approval. To the extent any of members are not so licensed by closing, they shall be non-voting members until so licensed.

PropCo	PropCo will be controlled by its PropCo GP, whose sole shareholder will be the REIT.

VIII.	Implementation

In-Court Restructuring: Use of Cash Collateral

In the chapter 11 cases filed by the Company to effectuate the Restructuring, the Consenting Creditors will support entry of a cash collateral order that will allow the Company to use cash collateral for working capital and general corporate purposes and to pay costs associated with the Company’s Restructuring. The cash collateral arrangements shall allow such use of cash, subject to (i) the milestones set forth in the RSA (plus forty-five (45) days following the breach of any milestone) and (ii) a budget acceptable to the Requisite Consenting Creditors (as defined in the RSA) and the Company, including capital expenditures in an amount to be agreed for the earlier of 18 months and an event of default under such cash collateral order on the terms set forth in the Cash Collateral Stipulation.[10]

As more fully set forth in the Cash Collateral Stipulation, and subject to the below details, in exchange for the Company’s use of cash collateral, the First Lien Noteholders and the First Lien Bank Lenders and/or their respective legal and financial advisors shall receive, among other things, the following:

	•	adequate protection liens

	•	liens on proceeds of avoidance actions

	•	payment of First Lien Professional Fees to the extent not otherwise paid in accordance with the RSA

	•	Adequate Protection Payments at a rate equal to 1.5%[11]

	•	receipt of quarterly budgets, a monthly variance report, an annual business plan and projections, and such other reports and information to the extent required by the Cash Collateral Stipulation.

[10]	Events of Default to include, among other things, (a) entry of an order modifying the automatic stay with respect to material assets, (b) the Company seeks to create any additional post-petition liens, (c) the Company commences, joins or assists in a proceeding against the First Lien Noteholders or First Lien Bank Lenders, (d) any modification to the Cash Collateral Order without the bank agent’s or the Requisite Consenting Creditors’ consent, (e) entry of a final order terminating or requiring repayment of the Adequate Protection Payments, (f) dismissal or conversion of the Company’s chapter 11 cases, (g) failure to make an Adequate Protection Payment (5 business day grace period), and (h) failure to perform any other material term of the Cash Collateral Order (5 business day cure period).
[11]	Such payments shall be in settlement of any claims for adequate protection that the First Lien Bank Lenders and First Lien Noteholders may assert throughout the chapter 11 cases.

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The cash collateral Stipulation will contain a “pipeline plus” carveout for all fees and expenses of estate professionals (i.e., the “pipeline” benefiting from the carve shall not be subject to a budget or a cap) plus post-notice fee and expense reserves in an amount to be reasonably agreed between CEOC and the First Lien Professionals.

Available Cash

The Available Cash shall be applied at closing first to fund, together with the CEC Cash Contribution (less the RSA Forbearance Fees), the sources and uses (and capital structure described herein) at Exit and second, to the extent of any remaining Available Cash, such remaining Available Cash shall be used to make the Cash Sweep Payments.

“Available Cash” means (i) the pro forma amount of CEOC balance sheet cash available after giving effect to the Exit, the consummation of the Plan, all debt reductions and repayments, the payment of all fees, expenses and related uses of cash on Exit in accordance with the plan over (ii) $400 million of minimum required CEOC liquidity, which shall be reduced by $0.50 for every dollar raised in revolving credit, provided that such reduction shall in no instance be greater than $100 million (the minimum cash requirement amount includes the $100 million of CEC’s cash contribution, and does not include (a) cash held by Chester Downs and Marina, LLC and Chester Downs Finance Corp., (b) cash held by the international entities owned by CEOC (e.g. the London Clubs), and (c) customer cash held in custody by CEOC (i.e. “front money”)).

“Cash Sweep Payments” means the payment of the remaining Available Cash to the First Lien Noteholders and First Lien Bank Lenders pro rata based on the First Lien Bank Obligations and First Lien Note Obligations; provided that (1) First Lien Bank Lenders holding at least 2/3 of such First Lien Bank Obligations become Consenting Creditors and (2) only those First Lien Bank Lenders that are Consenting Creditors shall share, pro rata, in the payment made to the First Lien Bank Lenders to the fullest extent permitted by law. The Cash Sweep Payments shall be made to the Consenting Creditors solely on account of them signing the RSA.

IX.	Other

PropCo Call Rights	Subject to the terms of the CERP debt documents and in no event in a manner that is dilutive of covenant compliance (provided that CEC and CERP shall use commercially reasonable efforts to obtain waivers or amendments to permit the transaction if necessary), PropCo shall have the right, for up to 180 days following the date the Restructuring is consummated, to enter into a binding agreement to purchase the real

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property (and lease it back to CERP) and all improvements associated with Harrah’s Atlantic City and Harrah’s Laughlin for a cash purchase price equal to ten times the agreed annual rent for such properties, and on other customary terms and conditions, with the closing of such purchase(s) to occur following regulatory approvals, provided that such 180 day period shall be extended for up to 12 months if the call rights are not exercisable during the initial 180 day period due to CERP covenant issues.

Definitive Agreements	Subject to the terms of the RSA, as soon as reasonably practicable, the parties will execute Definitive Documentation implementing the Restructuring in form and substance consistent in all material respects with this Term Sheet and reasonably acceptable to the Requisite Consenting Creditors, the Company and CEC.

Non Transfer	As set forth in the RSA and subject to its terms and certain exceptions contained therein, each Restructuring Support Party will agree, on behalf of itself and its affiliates, not to transfer any First Lien Bank Obligations or First Lien Note Obligations held by such party and its affiliates from the date of execution of the RSA through the consummation of the Restructuring (including without limitation closing all Put Options and Equity Rights) unless the transferee(s) agree(s) to be bound by all of the terms and conditions of the RSA and this Term Sheet.

Intercreditor Agreements	Plan distributions shall be made in compliance with and shall, except as explicitly provided for herein, enforce all applicable intercreditor and subordination agreements.

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Annex I

Backstop Parties

Party	PropCo New LP Interests / REIT New Common Stock		OpCo New Common Stock	Total Amount
CEC	$269 million	[12]	$700 million	$969 million	[13]

[12]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.
[13]	Subject to dilution if other First Lien Noteholders elect to become Backstop Parties.

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Annex II

Lease & MLSA Term Sheet Summary

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LEASE TERM SHEET

Note: It is currently anticipated that the real estate assets of the subsidiaries of a newly-formed Delaware limited partnership (“Propco”) will be leased to subsidiaries of “Opco” (defined below) pursuant to two separate leases. One lease (the “Lease”)1 will include all “Facilities” (defined below) other than Caesars Palace Las Vegas (“CPLV”). The other lease (the “CPLV Lease”) will only include CPLV. To the extent that a term below does not differentiate between the Lease and the CPLV Lease, such term shall be included in both leases.

Landlord	With respect to the Lease, all of the subsidiaries of Propco that own the fee or ground leasehold (as applicable) interests in the real property comprising the “Non-CPLV Facilities” (as defined below).

With respect to the CPLV Lease, a subsidiary of Propco that owns the fee interest in the real property comprising the CPLV Facility.

Tenant	With respect to the Lease, the subsidiaries of Caesars Entertainment Operating Company (“CEOC” or “Opco”) necessary for the operation of all of the Non-CPLV Facilities, including all license holders with respect thereto, as reasonably demonstrated to Propco.

With respect to the CPLV Lease, subsidiaries of CEOC necessary for the operation of the CPLV Facility, including all license holders with respect thereto, as reasonably demonstrated to Propco.

Guaranty / MLSA	Caesars Entertainment Corporation (“CEC”), a wholly-owned subsidiary of CEC (“Manager”), Opco and Propco will enter into a Management and Lease Support Agreement with respect to each of the Lease and the CPLV Lease (each, an “MLSA”), pursuant to which (i) Manager will manage the Facilities (as defined below) on behalf of Opco and (ii) CEC will provide a full guarantee of all payments and performance of Opco’s monetary obligations under each of the CPLV Lease and the Lease.[2] The terms of the MLSA are more particularly set forth in that certain Summary of Terms with respect to the MLSA.

Leased Property	With respect to the Lease, all of the real property interest in the facilities (the “Non-CPLV Facilities”) described on Exhibit A attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto. The Non-CPLV Facilities also may include any material non-U.S. real estate assets (if any) directly or indirectly wholly-owned by Opco, subject to compliance with all legal, regulatory, tax/REIT

[1]	Lease may be structured as two individual cross-defaulted leases, to accommodate the JV interest for the Joliet asset.
[2]	NTD: Management Agreement and Guaranty will be integrated as one document, subject to terms of MLSA Term Sheet.

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and contractual restrictions and requirements applicable to such assets; provided, however, that no such non-U.S. real estate asset shall be included in the Non-CPLV Facilities if, despite the reasonable best efforts of Opco and/or CEOC, it would be unduly onerous or costly, in consideration of the value of such real estate asset, to include such real estate asset in the Non-CPLV Facilities. If any such non-U.S. assets are included in the Non-CPLV Facilities as described above, the parties will reasonably agree on an ownership and operational structure with respect to such non-U.S. assets, which structure may include separate leases.

With respect to the CPLV Lease, all of the real property interest in CPLV (the “CPLV Facility”, together with the Non-CPLV Facilities, the “Facilities”), as described on Exhibit B attached hereto, including all buildings and structures located thereon, and all rights appurtenant thereto.

Term	15 year initial term (the “Initial Term”).

Four 5-year renewal terms (each, a “Renewal Term”) to be exercised at Tenant’s option by notifying Landlord (i) no earlier than 18 months prior to the then-current expiration and (ii) no later than 12 months prior to the then-current expiration.

The Term with respect to any Leased Property shall not exceed 80% of the useful life of such Leased Property. Any Leased Property not meeting such requirement shall be subject to a shorter Term than the other Leased Property that satisfies such requirements.[3]

The “Rent Reduction Adjustment” with respect to a Facility shall mean (i) with respect to the Base Rent, a proportionate reduction of the Base Rent based on the EBITDAR of such Facility versus the EBITDAR of all the Facilities and (ii) with respect to Percentage Rent, a reduction of the then current dollar amount based on excluding the Net Revenue of the applicable Facility from the Percentage Rent formula on a pro forma basis.

Rent	“Rent” means the sum of Base Rent and Percentage Rent. Rent shall be paid monthly in advance.

Rent under the Lease and the CPLV Lease shall be as follows for the Initial Term and each Renewal Term:[4]

Lease:

(a) For the first 3 Lease years, Base Rent of $475,000,000 per Lease year.

(b) For the 4th Lease year through the 10th Lease year, (i) Base Rent equal to $332,500,000, subject to the annual Escalator (as hereinafter defined)

[3]	The parties understand that none of the Facilities will run afoul of the 80% test during the Initial Term, and that the provision will apply (if at all) only in respect of Renewal Terms.
[4]	For tax purposes, portions of each Non-CPLV Facility (e.g., barges and boats) may be subject to a specific Rent allocation to be set forth in the definitive documents.

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commencing in the 7th Lease year as described below, plus (ii) Percentage Rent equal to the Non-CPLV Initial Percentage Rent (as hereinafter defined), as adjusted at the commencement of the 6th Lease year as described below.

(c) From and after the commencement of the 11th Lease year, (i) Base Rent equal to 80% of the Rent for the 10th Lease year, subject to the annual Escalator as described below, plus (ii) Percentage Rent equal to Non-CPLV Secondary Percentage Rent (as hereinafter defined).

For the 4th and 5th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to $142,500,000, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 3rd Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 4 Non-CPLV Increase”), such $142,500,000 shall increase by the product of (a) the Non-CPLV Factor (as defined below) and (b) the Year 4 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 3rd Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 4 Non-CPLV Decrease”), such $142,500,000 shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 4 Non-CPLV Decrease (such resulting amount being referred to herein as the “Non-CPLV Initial Percentage Rent”).

For the 6th Lease year through the 10th Lease year, Percentage Rent, in each such Lease year, shall be equal to a fixed annual amount equal to the Non-CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 5th Lease year has increased versus the Net Revenue for the 3rd Lease year (such increase, the “Year 6 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 6 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 5th Lease year has decreased versus the Net Revenue for the 3rd Lease year (such decrease, the “Year 6 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 6 Non-CPLV Decrease.

For the 11th Lease year through the 15th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 10th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has increased versus the Net Revenue for the 5th Lease year (such increase, the “Year 11 Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the 10th Lease year has decreased versus the Net Revenue for the 5th Lease year (such decrease, the “Year 11 Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Year 11 Non-CPLV Decrease (such resulting amount being referred to herein as “Non-CPLV Secondary Percentage Rent”).

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At the commencement of each Renewal Term, (i) the Base Rent under the Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent be decreased and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term Non-CPLV Increase”), Percentage Rent shall increase by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Increase; and (ii) in the event that the Net Revenue with respect to the Non-CPLV Facilities for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term Non-CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the Non-CPLV Factor and (b) the Renewal Term Non-CPLV Decrease. The Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

The “Non-CPLV Factor” shall be equal to: (i) for the 4th Lease year through the 10th Lease year, 19.5%; and (ii) from and after the 11th Lease year, 13%.

From and after the commencement of the 7th Lease year, Base Rent for the Lease will be subject to an annual escalator (the “Escalator”) equal to the higher of 2% and the Consumer Price Index (“CPI”) increase with respect to such year, above the previous lease year’s Base Rent.

CPLV Lease:

(a) For the first 5 Lease years, Base Rent of $160,000,000 per Lease year, subject to the annual Escalator.

(b) From and after the commencement of the 6th Lease year, (i) Base Rent equal to 80% of the Rent for the 5th Lease year, subject to the annual Escalator, plus (ii) Percentage Rent equal to the CPLV Initial Percentage Rent (as hereinafter defined), as adjusted in the 11th Lease year as described below.

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For the 6th Lease year through the 10th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to 20% of the Rent for the 5th Lease year, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 5th Lease year has increased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such increase, the “Year 6 CPLV Increase”), Percentage Rent shall increase by the product of (a) 13% (the “CPLV Factor”) and (b) the Year 6 CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 5th Lease year has decreased versus the Net Revenue for the 12 month period immediately preceding the 1st Lease year (such decrease, the “Year 6 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 6 CPLV Decrease (such resulting amount being referred to herein as “CPLV Initial Percentage Rent”).

From and after the commencement of the 11th Lease year, Percentage Rent shall be equal to a fixed annual amount equal to the CPLV Initial Percentage Rent, adjusted as follows: (i) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has increased versus the Net Revenue for the 5th Lease year (such increase, the “Year 11 CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Increase and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the 10th Lease year has decreased versus the Net Revenue for the 5th Lease year (such decrease, the “Year 11 CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Year 11 CPLV Decrease.

At the commencement of each Renewal Term, (i) the Base Rent under the CPLV Lease for the first year of such Renewal Term shall be adjusted to fair market value rent (provided that (A) in no event will the Base Rent be decreased and (B) no such adjustment shall cause Base Rent to be increased by more than 10% of the prior year’s Base Rent), subject thereafter to the annual Escalator, and (ii) the Percentage Rent for such Renewal Term will be equal to the Percentage Rent in effect for the Lease year immediately preceding the first year of such Renewal Term, adjusted as follows: (1) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has increased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) for each subsequent Renewal Term, the Lease year prior to the first Lease year of the immediately preceding Renewal Term (such increase, the “Renewal Term CPLV Increase”), Percentage Rent shall increase by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Increase; and (ii) in the event that the Net Revenue with respect to the CPLV Facility for the Lease year immediately preceding the applicable Renewal Term has decreased versus the Net Revenue for (x) in respect of the first Renewal Term, the 10th Lease year and (y) in respect of each subsequent Renewal Term, the Lease

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year prior to the first Lease year of the immediately preceding Renewal Term (such decrease, the “Renewal Term CPLV Decrease”), Percentage Rent shall decrease by the product of (a) the CPLV Factor and (b) the Renewal Term CPLV Decrease. The CPLV Lease shall contain a customary mechanism by which Landlord and Tenant shall determine the fair market value adjustment to Base Rent at least 12 months prior to the commencement of the applicable Renewal Term. The fair market valuation shall be as of the date of commencement of the applicable Renewal Term.

“Net Revenue” shall be defined in the definitive documents.

Rent Allocation	Rent will be allocated under section 467 of the Code and regulations thereunder on a declining basis within the 115/85 safe harbor, adjusted as necessary such that the REIT’s pro rata share of Landlord’s anticipated free cash flow from operations, after payment by Landlord (and its subsidiaries) of all required debt service and operating expenses, is no less than 100% of the REIT’s anticipated taxable income (assuming annual Cap Ex Reimbursements of $78.0 million).

Triple Net Lease	Subject to the provision below regarding Landlord’s reimbursement to Tenant of capital expenditures (the “Capex Reimbursement”), the Leases will be absolute, traditional triple net leases. Tenant shall pay all Rent absolutely net to Landlord, without abatement, and unaffected by any circumstance (except as expressly provided below in the cases of casualty and condemnation and the Capex Reimbursement). Subject to the Capex Reimbursement, Tenant will assume complete responsibility for the condition, operation, repair, alteration and improvement of the Facilities, for compliance with all legal requirements (whether now or hereafter in effect) including, without limitation, all environmental requirements (whether arising before or after the effective date of the Lease), and for payment of all costs and liabilities of any nature associated with the Facilities, including, without limitation, all impositions, taxes, insurance and utilities, and all costs and expenses relating to the use, operation, maintenance, repair, alteration and management thereof. Opco and Tenant will, jointly and severally, provide a customary environmental indemnity to Landlord.

Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations	Tenant shall be responsible for the maintenance and repair of the Leased Properties (including capital expenditures with respect thereto); provided, however, that, under the Leases, Landlord shall reimburse to Tenant an annual amount in respect of capital expenditures incurred by Tenant with respect to the Leased Properties under the Lease and CPLV Lease in the amount equal to the lesser of (1) $78.0 million per Lease year in the aggregate (decreasing proportionately upon any Facility ceasing to be Leased Properties pursuant to the terms of the Lease or CPLV Lease in proportion with the Rent Reduction Adjustment), and (2) 37.5% of all capital expenditures incurred by Opco in such year (such lesser amount, the “CapEx Reimbursement Amount”). The CapEx Reimbursement Amount shall be applied 75% to the Lease and 25% to the CPLV Lease,

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subject to adjustment as agreed upon by Propco to the extent required by (or to improve the terms of) any CPLV financing. Such CapEx Reimbursement Amount shall be decreased each Lease year, for such Lease year only, by an amount equal to 50% of excess cash flow (to be defined in a manner consistent with Tenant’s financing documentation) in excess of $10 million generated by Tenant from the Facilities during the prior year. Such decrease will be structured in a manner to comply with REIT requirements.

Within 30 days after the end of each month, Tenant shall provide to Landlord a report setting forth all revenues and capital expenditures for the preceding month for the Non-CPLV Facilities (in the aggregate), on the one hand, and the CPLV Facility, on the other hand, and include Tenant’s request identifying the portion of the CapEx Reimbursement Amount it is requesting to be paid. Within 15 days after Landlord’s receipt of such report, Landlord shall pay Tenant an amount equal to the lesser of (i) an estimated one-twelfth portion of the applicable CapEx Reimbursement Amount payable (as reasonably estimated in accordance with the applicable budget preparation process) in respect of each Lease year, or (ii) the actual amount of capital expenditures incurred by Tenant during such month, multiplied by a fraction, the numerator of which is the estimated CapEx Reimbursement Amount for that year, and the denominator of which is the Minimum CapEx Amount. Payment of the CapEx Reimbursement Amount shall be reconciled on a quarterly and year-end cumulative basis such that, (i) within the later of (x) 15 days after Tenant’s delivery of the required quarterly reporting or (y) 45 days after the end of each quarter and (ii) within 30 days after the delivery of audited year-end financial statements (as applicable), quarterly and at year end Landlord will have paid to Tenant an amount equal to the ratio of the CapEx Reimbursement Amount to the Minimum CapEx Amount (in each case, as the same may be adjusted as provided herein), multiplied by the actual amount of capital expenditures paid by Tenant for such period, provided, in no event will Landlord pay to Tenant more than its applicable CapEx Reimbursement Amount for such year. In the event that Landlord does not reimburse Tenant for such costs within the time periods set forth above and after Tenant’s 15-day (or 30-day, as applicable) written request therefor, Tenant shall have the right to deduct such sums from subsequent installments of Rent payable under the Lease or CPLV Lease, as applicable. In the event that Tenant fails to pay Rent as and when due under the Lease or CPLV Lease beyond all applicable notice and cure periods, Landlord shall have the right to deduct such unpaid Rent amounts from subsequent installments of the CapEx Reimbursement Amount payable under the Lease or CPLV Lease, as applicable.

Tenant must expend sums for capital expenditures relating to the Facilities in an annual amount at least equal to $175,000,000 (such amount being a gross amount toward which the CapEx Reimbursement Amount may be applied), which amount shall be increased or decreased with the inclusion or removal of Leased Properties from the Leases, in proportion with the EBITDAR of any new or sold Leased Property versus the EBITDAR of all the Leased Properties (such amount, as adjusted, the “Minimum CapEx

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Amount”). If Tenant does not spend the full amount of the Minimum CapEx Amount as required under the Leases, Landlord shall have the right to seek the remedy of specific performance to require Tenant to spend any such unspent amount.

Propco shall have the right to designate an observer on the Opco Board in accordance with the Summary Term Sheet for Proposed Restructuring, which observer shall have the opportunity to participate in all discussions and meetings of the Board and applicable committee regarding capital expenditures, budgeting, planning and construction of capital improvements for the (existing and new) Facilities and to receive all materials given to committee members in connection with such matters.

Tenant shall be permitted to make any alterations and improvements (including Material Alterations (defined below)) to the Facilities in its reasonable discretion; provided, however, that (i) all alterations must be of equal or better quality than the applicable existing Facility, as applicable, (ii) any such alterations do not have an adverse effect on the structural integrity of any portion of the Leased Properties, and (iii) any such alterations would not otherwise result in a diminution of value to any Leased Properties. If any alteration does not meet the standards of (i), (ii) and (iii) above, then such alteration shall be subject to Landlord’s approval. “Material Alteration” shall mean Tenant elects to (i) materially alter a Facility, (ii) expand a Facility, or (iii) develop the undeveloped land leased pursuant to the Lease, and, in each case, the cost of such activity exceeds $50,000,000. The Minimum CapEx Amount shall not include the cost of Material Alterations.

Material Alterations; Growth Capex; Development of Undeveloped Land	In the event Tenant is going to perform any Material Alteration, Tenant shall notify Landlord of such Material Alteration. Within 30 days of receipt of a notification of a Material Alteration, Landlord shall notify Tenant as to whether it will fund all or a portion of such proposed Material Alteration and, if so, the terms and conditions upon which it would do so. Tenant shall have 10 days to accept or reject Landlord’s funding proposal. If Landlord declines to fund a proposed Material Alteration, Tenant shall be permitted to secure outside financing or utilize then existing available financing for a 9-month period, after which 9-month period, if Tenant has not secured outside or then-existing available financing, Tenant shall again be required to first seek funding from Landlord.

If Landlord agrees to fund the Material Alteration and Tenant rejects the terms thereof, Tenant shall be permitted to either use then existing available financing or seek outside financing for a 9-month period for such Material Alteration, in each case on terms that are economically more advantageous to Tenant than offered under Landlord’s funding proposal, and if Tenant elects to utilize economically more advantageous financing it shall provide Landlord with reasonable evidence of the terms of such financing. Prior to any advance of funds (if applicable), Tenant and Landlord shall enter into the agreements necessary to effectuate the applicable terms of Landlord financing (including, without limitation, an amendment to the Lease if financing is structured as a Rent increase).

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If Tenant constructs a Material Alteration with its then existing available financing or outside financing, (i) during the Term, such Material Alteration shall be deemed part of the Leased Property solely for the purpose of calculating Percentage Rent and shall for all other purposes be Tenant’s property and (ii) following expiration or termination of the Term, such Material Alteration shall be Tenant’s property but Landlord shall have the option to purchase such property for fair market value. If Landlord does not elect to purchase such Material Alteration, Tenant shall, at its option, either remove the Material Alteration from the Leased Property and restore the Leased Property to the condition existing prior to such Material Alteration being constructed, at its sole cost and expense and prior to expiration or earlier termination of the Term, or leave the Material Alteration at the Leased Property at the expiration or earlier termination of the Term, at no cost to Landlord. If Landlord elects to purchase the Material Alteration, any amount due to Tenant for the purchase shall be credited against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease). If Landlord agrees to fund a proposed Material Alteration and Tenant accepts the terms thereof, such Material Alteration shall be deemed part of the Leased Property for all purposes.

Right of First Refusal	Tenant’s Right of First Refusal:

Prior to consummating a transaction whereby Landlord or any of its affiliates (provided, however, that this provision will not apply if the MLSA has been terminated by Landlord or CEC (or an affiliate thereof) is otherwise no longer responsible for management of the Facilities with the written consent of Landlord ) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to such date or to be developed) that is not then subject to a pre-existing lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Landlord shall notify Tenant and CEC of the subject opportunity. CEC (or its designee) shall have the right to lease (and Manager manage) such facility, and if such right is exercised Landlord and CEC (or its designee) will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to CEC (or its designee). In such event, CEC (or its designee) shall enter into a lease with respect to the additional property whereby (i) rent thereunder shall be established based on formulas consistent with the EBITDAR coverage ratio with respect to the Lease then in effect (the “Allocated Rent Amount”) and (ii) such other terms that CEC (or its designee) and Landlord agree upon shall be incorporated. In the event that the foregoing right is not exercised by CEC (or its designee), Landlord (or an affiliate thereof) shall have the right to consummate the subject transaction without Tenant’s and/or CEC’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Tenant for consummating such transaction.

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The mechanics and timing of applicable notices in respect of, and the exercise of, Tenant’s ROFR will be more particularly set forth in the Lease.

Landlord’s Right of First Refusal:

Prior to consummating a transaction whereby Tenant or any of its affiliates (including CEC or any of its affiliates) (provided, however, that this provision will not apply if the MLSA has been terminated by Propco or, with Propco’s consent, CEC (or an affiliate thereof) is otherwise no longer managing the Facilities) will own, operate or develop a domestic (U.S.) gaming facility outside of Las Vegas, Nevada (either existing prior to such date or to be developed) that is not subject to a lease or management agreement in favor a third-party operator that was not entered into in contemplation of such acquisition or development, Tenant shall notify Landlord of the subject opportunity. Landlord shall have the right to own such facility and lease it to Tenant, and if Landlord exercises such right then Tenant and Landlord will structure such transaction in a manner that allows the subject property to be owned by Landlord and leased to Tenant (and be managed by Manager). In such event, Tenant and Landlord shall amend the Lease by (i) adding the additional property as Leased Property, (ii) increasing Rent by the Allocated Rent Amount with respect to such property and (iii) incorporating such other terms that Tenant and Landlord have agreed to. In the event that Landlord declines its right to own the facility, Tenant (or an affiliate thereof) shall have the right to consummate the subject transaction without Landlord’s involvement, provided the same is on terms no more favorable to the counterparty than those presented to Landlord for consummating such transaction. Further, in the event Landlord declines its right to own such facility, the Lease shall provide for similar terms as those provided in the Penn Gaming lease with respect to any such facilities which are located outside of Las Vegas, Nevada and within the restricted area (as defined in the Penn Gaming lease but reduced to 30 miles) of any existing Non-CPLV Facilities.

The mechanics and timing of applicable notices in respect of, and the exercise of, Landlord’s ROFR will be more particularly set forth in the Lease.

Permitted Use	Tenant shall use the Leased Property for hotel, gaming, entertainment, conference, retail and other uses consistent with its current use, or with prevailing industry use.

Landlord Sale of Properties	Landlord may sell, without Tenant consent in each instance, any or all of the Facilities, upon the following terms: (i) the purchaser shall enter into a severance lease with Tenant for the sold Facility(ies) on substantially the same terms as contained in the applicable Lease, with an appropriate rent

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adjustment; (ii) the applicable Lease shall be modified as necessary to reflect the removal of the applicable Facility(ies), including, without limitation, an adjustment to the Rent thereunder so as to preserve the same economics following the entry into such severance lease; and (iii) CEC and Manager shall enter into a new MLSA with respect to the severance lease on terms substantially similar to CEC’s obligations with respect to the MLSA with respect to the Leases. The Leases shall not be cross-defaulted with any such severance lease.

Each Lease shall survive any such assignment or transfer by Landlord and the successor Landlord shall become a party thereto.

If the partnership (as opposed to the spin-off) structure is used, Landlord’s right to sell the Facilities as described above shall be subject to compliance with a customary Tax Protection Agreement protecting CEOC from adverse tax consequences resulting from asset sales or repayment of debt below certain thresholds.

Assignment by Tenant	Tenant will not have the right to directly assign portions of the Lease, however, the following assignments will be permitted, as well as others of a similar nature:

1) An assignment to a permitted lender (described in further detail below) for collateral purposes, any assignment to such permitted lender or any other purchaser upon a foreclosure or transaction in lieu of foreclosure, and any assignment to any subsequent purchaser thereafter each shall be permitted; provided, however, that in all such transfers, the foreclosing lender or any purchaser or successor purchaser must keep the MLSA in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA, as more particularly provided in the MLSA term sheet, and if Landlord has so consented to an MLSA termination, the foreclosing lender or any purchaser or successor purchaser shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Facilities.

2) An assignment to an affiliate of Tenant, to CEC or an affiliate of CEC.

3) Any sublease of any portion of the premises, pursuant to a bona-fide third party transaction, so long as Tenant is not released from its obligations under the Lease, and (x) provided all covenants with respect to CEC management continue to be satisfied, and (y) subject to restrictions against transactions designed to avoid payment of Percentage Rent or otherwise to negate requirements or provisions in the CPLV Lease or the Lease; provided, however, the following shall be permitted: (A) any subleases existing as of the effective date of the Lease or CPLV Lease, as applicable, consistent with currently existing arrangements and (B) any affiliate subleases necessary or appropriate for the operation of the Facilities in connection with licensing requirements (e.g., gaming, liquor, etc.).

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Additionally, the following transfers of direct and indirect interests in Tenant will be permitted:

1) Transfers of stock in Tenant or its parent(s) on a nationally-recognized exchange; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

2) Reconfiguration of the Board of Directors of Tenant’s parent(s) that does not result from a change of control.

3) Transfers of interests in Tenant that do not cause a change in control of Tenant.

In all events, except as expressly provided in the MLSA term sheet, neither Tenant nor the Guarantor under the Guaranty will be released in connection with any such transfer, assignment, sublet or other disposition, whether permitted or restricted.

Notwithstanding anything to the contrary, there shall be no restrictions on direct or indirect transfers in CEC; provided, however, in order to be a permitted transfer, in the event of a change of control of CEC, the quality of management must be generally consistent or superior to that which existed immediately prior to the transfer.

For purposes hereof, the term “change of control” shall be defined in a manner consistent with Opco debt financing documents.

Landlord Financing	Landlord may finance or refinance its interest in any of the Non-CPLV Facilities and CPLV Facility, as applicable (“Landlord Financing”), in its discretion. Tenant will reasonably cooperate in all Landlord Financings. Tenant will operate (or cause to be operated) the Facilities in compliance with the customary terms of the Landlord Financing documents (including all covenants pertaining to the maintenance of the Facilities, as applicable, funding and maintaining lender required reserves, complying with all cash management requirements of the lender, procuring insurance and providing reporting), pertaining to the Facilities, as applicable, as existing as of the effective date of the Leases and any new or additional terms of any new or modified Landlord Financing made following the effective date of the Leases, in each case provided that such terms are customary and do not (x) materially increase Tenant’s obligations under the Leases, or (y) materially diminish Tenant’s rights under the Leases (it being acknowledged that Tenant’s obligation to fund and maintain customary and reasonable reserves as required by Landlord’s lender does not materially increase Tenant’s obligations or materially diminish Tenant’s rights under the Leases). The Leases shall be subordinate to all Landlord Financing, provided Landlord shall obtain non-disturbance agreements from its lenders in a form to be reasonably agreed to by the parties.

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Tenant Financing	Tenant shall be permitted to obtain the financing contemplated by the Restructuring Support Agreement, and any refinancing/replacements thereof, subject to parameters on any financing/refinancing (such as lender qualifications for entitlement to leasehold mortgagee protections) to be set forth in the Leases. The lender (with appropriate qualifications) under such Tenant financing (i) shall be given notice of a default under the Lease, (ii) shall be afforded a right to cure any applicable Tenant default, (iii) shall, upon an early termination or rejection of the Lease, be given the opportunity to enter into a replacement lease (on terms consistent with the Lease) and (iv) shall be afforded other customary leasehold mortgagee protections.

Such mortgagee protections shall provide that the leases shall survive any debt default by Tenant under such financing and any foreclosure by such lender on Tenant’s leasehold interest (provided all curable defaults have been, or upon foreclosure will be, cured), and neither Landlord nor Tenant nor its lenders or assignees shall have termination rights under the Leases in respect thereof (absent an Event of Default under the applicable Lease).

Upon foreclosure, the foreclosing lender must keep the MLSA in place unless Landlord has consented (in its sole discretion) to the termination of the MLSA, as more particularly provided in the MLSA term sheet, and if Landlord has so consented to an MLSA termination, the foreclosing lender shall engage an “acceptable operator” (satisfying parameters to be set forth in the Leases with respect to, among other things, gaming and other appropriate operational experience and qualification) to operate the Facilities.

Financial Statements of Tenant	Tenant shall provide to Landlord quarterly and audited annual financial statements (prepared in accordance with applicable securities law requirements, including as to format and timing, and shall consent to the inclusion of such financial statements in all public or private disclosure and offering documents of Propco and the REIT required by applicable law). In addition, the Tenant under the CPLV Lease shall provide to Landlord such additional customary and reasonable financial information related to CPLV as may be required for the Landlord Financing pertaining to CPLV.

In addition, Tenant shall provide revenue and capital expenditure reports to Landlord to the extent set forth in the section above titled “Expenses, Maintenance, Repairs and Maintenance Capital Expenditures, Minor Alterations”.

Casualty	In the event of any casualty with respect to a Facility, Tenant is obligated to rebuild/restore, and has no right to terminate the Lease, except that, (i) for the CPLV Lease, during the final two years of the Term, in connection with a casualty which costs in excess of 25% of total property fair market value as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Lease, (ii) for the Lease, during final two years of the Term, in connection with a casualty for any individual Facility which costs in excess of 25% of total fair market value

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for such individual Facility as determined by mutually acceptable architect or contractor, either Landlord or Tenant may terminate the Lease as to such individual Facility (in which event the Rent obligations under the Lease in respect of the remaining Facilities shall be proportionately adjusted, based on a mechanic to be set forth in the Leases), and (iii) Tenant shall not have an obligation to rebuild/restore solely to the extent the casualty was uninsured under the insurance policies Tenant is required to keep in place under the Lease or CPLV lease, as applicable.

Condemnation	If substantially all of the CPLV Facility is taken, then the CPLV Lease will terminate. If substantially all of any individual Non-CPLV Facility under the Lease is taken, then the Lease will terminate as to such individual Non-CPLV Facility, and the Rent shall be reduced by the Rent Reduction Amount with respect to the applicable Non-CPLV Facility. In any such case (when the Lease or CPLV Lease (as applicable) is terminated in whole or in part), the applicable award will be distributed, first to Landlord in payment of the fair market value of Landlord’s interest in the applicable Facilities, then to Tenant in payment of the fair market value of the Tenant’s property which was so taken, and the balance of the award if any, to Landlord. In the case of a partial condemnation, the applicable Lease will continue unabated except that Base Rent shall be adjusted in proportion to the portion of the Facility which was taken (based on a mechanic to be set forth in the Leases).

Events of Default	Standard events of default including failure to pay monetary sums and failure to comply with the covenants set forth in the Lease. With respect to monetary defaults, Tenant shall be entitled to notice and a 10 day cure period. With respect to non-monetary defaults, Tenant shall be entitled to notice and, so long as Tenant (i) commences to cure within 30 days after receipt of notice and (ii) continues to diligently cure the applicable default, the applicable non-monetary default shall not become an Event of Default. Landlord will refrain from exercising remedies under the Lease in respect of an Event of Default for the duration of the cure periods furnished to CEC as specifically provided in the MLSA term sheet.

A default under the Lease shall not be a default under the CPLV Lease. With respect to the Lease, (a) during the term of the initial Landlord financing with respect to the Non-CPLV Facilities, a default under the CPLV Lease shall be a default under the Lease, and (b) from and after the replacement of the initial Landlord financing with respect to the Non-CPLV Facilities with replacement financing, a default under the CPLV Lease shall not be a default under the Lease.

Any default by Tenant with respect to a Tenant Financing or Landlord with respect to a Landlord Financing shall not be considered a default under the leases.

Remedies upon Event of Default	If Landlord elects to terminate the Lease or CPLV Lease upon an Event of Default by Tenant during the Term (including any Renewal Terms for which Tenant has exercised its renewal option), then Landlord shall be

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entitled to seek damages with respect to an acceleration of future rents in accordance with applicable law, but in no event shall such damages exceed the difference between (i) the net present value of the Rent for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable), minus (ii) the net present value of the fair market rental for the applicable Leased Properties for the balance of the Initial Term and/or such Renewal Term if exercised (as applicable).

Alternative Dispute Resolution	The parties will reasonably consider an alternative dispute resolution process as part of the negotiation of the definitive documentation.

Effect of Lease Termination:	If the Lease or CPLV Lease is terminated for any reason, at Landlord’s option (1) Tenant will cooperate (and shall cause Manager to cooperate) to transfer to a designated successor at fair market value all tangible personal property located at each Facility (as applicable) and used exclusively at such Facility (as applicable); and/or (2) Tenant shall stay in possession and continue to operate the business in the same manner as prior practice (for a period not to exceed 2-years) while the identity of a successor tenant is determined. Any amount due to Tenant hereunder for the purchase of the personal property shall be credited by Landlord against any amounts owed by Tenant to Landlord under the applicable Lease (including damages, if any, in connection with the termination of such Lease).

The foregoing is subject to the express terms of the MLSA in the event of a Non-Consented Lease Termination (as defined in the MLSA term sheet) of the Lease or CPLV Lease.

REIT Provisions	Each lease shall contain certain provisions required to satisfy REIT-related requirements applicable to Landlord, including:

•	Tenant shall not sublet, assign or enter into any management arrangements pursuant to which subtenant rent would be based on net income or profits of the subtenant.

•	Landlord shall have the right to assign the leases to another person (e.g., a taxable REIT subsidiary) in order to maintain landlord’s REIT status.

•	Tenant shall be obligated to provide information to Landlord necessary to verify REIT compliance.

Regulatory	Landlord and Tenant shall comply with all applicable regulatory requirements. The Non-CPLV Facilities intended to be demised under the Lease shall be severable into separate leases with respect to any Facility in the event necessary to comply with any applicable licensing or regulatory requirements, pursuant to a mechanism to be set forth in the Lease as agreed between Landlord and Tenant. The resulting severed leases shall be cross-defaulted. If a Facility is so severed, Rent under the initial Lease shall be reduced by the Rent Reduction Adjustment with respect to such Facility, and the Rent under a lease for any such severed Facility shall be equal to such deducted amount.

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Governing Law	New York, except that the provisions relating to the creation of the leasehold estate and remedies concerning recovery of possession of the leased property shall be governed by the law of the state where the Facility is located.

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EXHIBIT A

Non-CPLV Facilities

1. Horseshoe Council Bluffs	Council Bluffs	IA

2. Harrah’s Council Bluffs	Council Bluffs	IA

3. Harrah’s Metropolis	Metropolis	IL

4. Horseshoe Southern Indiana - Vessel	New Albany and Elizabeth	IN

5. Horseshoe Hammond	Hammond	IN

6. Horseshoe Bossier City	Bossier City	LA

7. Harrah’s Bossier City (Louisiana Downs)	Bossier City	LA

8. Harrah’s North Kansas City	North Kansas City and Randolph	MO

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9. Grand Biloxi Casino Hotel (f/k/a Harrah’s Gulf Coast) and Biloxi Land Assemblage	Biloxi	MS

10. Horseshoe Tunica	Robinsonville	MS

11. Tunica Roadhouse	Robinsonville	MS

12. Caesars Atlantic City	Atlantic City and Pleasantville	NJ

13. Bally’s Atlantic City and Schiff Parcel	Atlantic City	NJ

14. Harrah’s Lake Tahoe	Stateline	NV

15. Harvey’s Lake Tahoe	Stateline	NV

16. Harrah’s Reno	Reno	NV

17. Harrah’s Joliet (subject to the rights of Des Plaines Development Corporation/ John Q. Hammons)	Joliet	IL

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Golf Courses

18. Rio Secco Golf Course	Henderson	NV

19. Cascata Golf Course	Boulder City	NV

20. Grand Bear Golf Course	Saucier	MS

Racetracks

21. Bluegrass Downs	Paducah	KY

Miscellaneous

22. Las Vegas Land Assemblage	Las Vegas	NV

23. Harrah’s Airplane Hangar	Las Vegas	NV

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EXHIBIT B

CPLV Facilities

1. Caesars Palace	Las Vegas	NV

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SUMMARY OF TERMS

Management and Lease Support Agreement (“MLSA”)1

between CEC, Manager, Landlord and Tenant

in connection with the Leases

(all as hereinafter defined)

CEC:	Caesars Entertainment Corporation, a Delaware corporation

Manager:	A wholly-owned subsidiary of CEC, as manager of the Facilities under the MLSA[2]

Landlord:	[Propco] collectively together with its subsidiaries that own the Facilities (as defined in the Leases), as landlord under the Leases, as more particularly described in the “Lease Term Sheet”

Tenant:	[Opco/CEOC] collectively together with certain of its subsidiaries, as tenant under the Leases, as more particularly described in the “Lease Term Sheet”

Leases:	(1) A certain lease of various facilities (other than Caesars Palace Las Vegas) between Landlord and Tenant and (2) a certain lease of Caesars Palace Las Vegas between Landlord and Tenant, as more particularly described in the “Lease Term Sheet”

[1]	MLSA to consist of the two separate agreements on same terms to correspond to the two separate leases. Agreements to have same terms other than as specified herein. In connection with the incorporation of the CEC guaranty into the MLSA rather than its being a stand-alone instrument, the definitive deal documentation will provide that a termination of the MLSA by Tenant or Manager (including in the case of a rejection in bankruptcy) will not, subject to the 3rd and 4th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, result in termination of CEC’s guaranty obligations under the MLSA.
[2]	Notwithstanding anything set forth in this MLSA Term Sheet or in the RSA Term Sheet, the Lease Term Sheet or the Debt Term Sheets, it is understood and agreed that all assets (other than the real property transferred to Propco upon the formation of the REIT structure) required to operate the properties consistent with current practice (the “Facility Management Assets”), shall be transferred to an entity (the “Facility Management Assets Owner”) so as to be made continuously available to Manager through a mutually agreeable bankruptcy remote structure that shall remove the risk of lack of access in all events (it being understood that the structures to be considered include the Facility Management Assets Owner being owned by Manager and/or Landlord).

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Term:	The MLSA commences on the date the Leases commence. The MLSA automatically terminates, but may be replaced in accordance with the provisions described below, with respect to any Facility if such Facility is no longer demised under a Lease. The Term of the MLSA expires with respect to each Lease upon the earlier to occur of (1) the date that none of the Facilities are demised under such Lease, (2) Tenant and Landlord terminate the MLSA with respect to such Lease, (3) termination in connection with a Tenant Foreclosure (pursuant to option 1 in the following section) and (4) the termination of such Lease (pursuant to the third Bullet Point in “CEC Guaranty” below).

Notwithstanding any such termination of the MLSA, in the event of a Non-Consented Lease Termination (as defined below), the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 4th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty.”[3]

Tenant Foreclosure:	If Tenant’s lender (or any lender, if more than one) has a valid lien on the leasehold estate under the Leases or on the direct or indirect equity in the Tenant, whether by mortgage, equity pledge or otherwise, and duly forecloses on such lien following an Event of Default under Tenant’s financing (and/or in connection with any pursuit of remedies in a bankruptcy proceeding), such lender (the “OpCo Lenders”) shall, in connection with and as a condition to effectuating such Tenant Foreclosure (and/or pursuit of remedies in any proceeding),

[3]	Notwithstanding anything contained in the section titled “Term” or otherwise in this MLSA Term Sheet, unless the Landlord shall have terminated the Lease or the MLSA expressly in writing (or expressly consented in writing to such termination), the CEC guaranty obligations shall, subject to the 3rd and 4th Bullet Points of “CEC Guaranty” and subject to footnote 5 below, continue in effect. Each of the Lease and the MLSA shall contain a provision stating that each document is being entered into as part of an overall integrated transaction and that the parties would not be entering into one document without the other. Further, the parties will acknowledge that in a chapter 11 case, they would not reject one agreement without rejecting the other as if they were one agreement and not separable.

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irrevocably elect one of the following: (1) with the consent of Landlord (in its sole and absolute discretion) and Manager, to terminate the MLSA and, in connection with such termination, directly operate the Facilities pursuant to the terms of the Leases, or obtain a replacement operator to operate the Facilities or (2) to retain Manager as operator of the Facilities pursuant to the terms of the MLSA and keep the MLSA in full force and effect in accordance with its terms. The Opco Lenders will enter into an agreement (the “Consent Agreement”) with Landlord, CEC and Manager to effect the consent rights hereunder (with it being understood that any rejection of a Lease in bankruptcy will be treated as a Non-Consented Lease Termination unless in connection therewith (x) Landlord terminates the Manager under the MLSA or (y) Landlord consents to the termination of the MLSA (in its sole and absolute discretion)).

In the event of a Non-Consented Lease Termination, the following shall occur (unless expressly elected not to occur by Landlord in accordance with the 4th Bullet Point of “CEC Guaranty”): (i) the Lease and the MLSA shall be replaced on the same terms as previously existed and (ii) the management rights and obligations of Manager shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty” and the guaranty obligations of CEC shall continue thereunder subject to and on the terms contemplated below in the fourth Bullet Point of “CEC Guaranty”.

REIT Management:	The terms of the MLSA shall be reasonably acceptable to the parties thereto and shall include, inter alia, the following terms:

•	Operations management provisions pursuant to which Manager will manage the Facilities in its business judgment on reasonable and customary terms to be more fully set forth in the MLSA and, in any event, on terms no less favorable to Tenant than current practice.

•	All direct expenses for operating the Facilities will be reimbursed by Tenant (including, without limitation, fees and expenses allocated to Manager and/or Tenant for the Facilities under arrangements with Caesars Enterprise Services, LLC (“CES”)). Manager will enter into separate shared services arrangements with CES (and, if necessary, any other applicable affiliates) for access to all of its services (including without limitation use of the Total Rewards® program) for the benefit of the Facilities so that the Facilities can be run consistent with past practice and in the future consistent with all other CEC (or CEC affiliates’) directly or indirectly owned or managed facilities, without discrimination against the Facilities.[4]

[4]	In connection with the implementation of definitive transaction documentation, Landlord must understand and approve any fee and expense structure to the extent it impacts Landlord or any of the Facilities.

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•	All expenses associated with owning and maintaining the Facility Management Assets will be reimbursed by Tenant.

•	Manager may delegate duties under the MLSA to one or more affiliates on customary terms so long as neither Landlord nor Tenant is prejudiced thereby.

CEC Guaranty:	Pursuant to the MLSA, CEC will guaranty the payment and performance of all monetary obligations of Tenant under the Leases, subject to the following terms:

•	CEC will have no liability with respect to the Leases unless an “Event of Default” is continuing under the Leases.

•	If an “Event of Default” under either of the Leases occurs, CEC shall have no liability with respect to the Leases, unless CEC was given notice of the applicable default of Tenant under the Lease or CPLV Lease, as applicable, and (A) with respect to a monetary default. CEC failed to cure such default on or prior to five (5) business days after Tenant’s deadline under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord) and (B) with respect to a non-monetary default, CEC failed to cure such default on or prior to Tenant’s deadline to cure such default under the applicable Lease (or, if later, after CEC’s receipt of such notice from Landlord).

•	CEC’s and Manager’s obligations with respect to each MLSA (including, without limitation, CEC’s guaranty obligations with respect to the Lease and the CPLV Lease, as applicable) shall terminate in the event the Lease or CPLV Lease (as applicable) is terminated by Landlord expressly in writing (or with Landlord’s express written consent), except to the extent of any accrued and unpaid guaranty obligations through the date of such termination (which shall be immediately due and payable upon demand) and such damages to which Landlord is entitled due to such termination pursuant to the Lease or CPLV Lease, as applicable. In addition, CEC’s obligations with respect to each MLSA

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(including, without limitation, CEC’s guaranty obligations with respect to the Lease and the CPLV Lease, as applicable) shall terminate in the event that Manager is terminated by Landlord expressly in writing (or by Tenant’s lender with Landlord’s express written consent, in its sole and absolute discretion) as manager of the Facilities or the CPLV Facility (as applicable)[5]; provided, however, (i) CEC’s guaranty obligation shall continue to the extent of any accrued and unpaid guaranty obligations through the date of such termination (which shall be immediately due and payable upon demand) and such damages to which Landlord is entitled due to such termination pursuant to the Lease or the CPLV Lease, as applicable, and (ii) CEC’s guaranty obligations shall continue to cover any post-termination management transition period during which Manager continues to act as manager. Except as provided in this Bullet Point, CEC’s guaranty obligations under the MLSA shall not terminate for any reason.

•	In the event a Lease is terminated without the express written consent of Landlord including, without limitation,

[5]	Each Lease shall provide that Manager may only be terminated as manager of the Facilities or the CPLV Facility by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion) and, in the event of any such termination or otherwise (including in the case of a rejection in bankruptcy), Landlord shall have the sole right to elect to appoint a replacement Manager (and if so elected by Landlord, Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have accepted such appointment and no other right or approval shall be necessary for such appointment to be effective). If Landlord does not elect to appoint Manager (or another CEC affiliate, to be made available by CEC, under the same terms as the MLSA as provided herein) as replacement Manager (unless prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition), Landlord shall be deemed to have terminated Manager with its express written consent. If Landlord is prevented from making such election by order of a court or other governmental entity, automatic stay or other legal prohibition, then Landlord and Tenant (and its successor and assigns, including under the Consent Agreement) shall be deemed to have consented to Manager’s continued management of the Facilities notwithstanding the termination of the MLSA until Landlord is no longer prevented from making such election. Each Lease shall further provide that if Manager is terminated as manager of the Facilities or the CPLV Facility other than by Landlord (or by Tenant’s lender with Landlord’s express written consent in its sole and absolute discretion), then such Lease shall automatically terminate (and such termination shall constitute a Non-Consented Lease Termination).

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by a rejection in bankruptcy (a “Non-Consented Lease Termination”), then the following shall occur (unless Landlord expressly elects in writing that the following shall not occur and expressly consents in writing to the Lease termination) without expense or loss of economic benefit to Landlord: (i) Tenant (or its successors and assigns, including under the Consent Agreement) shall transfer all of its assets (including, without limitation, rights under licenses and with respect to intellectual property) to a replacement entity directly or indirectly owned by CEC or Tenant (or its successors and assigns, including under the Consent Agreement) that will assume the rights and obligations of Tenant under the Lease (the “Replacement Tenant”), (ii) a new lease (the “Replacement Lease”) on terms identical to the Lease so terminated shall be entered into by Landlord with the Replacement Tenant and (iii) to the extent not transferred pursuant to clause (i) above or otherwise provided by Manager, CEC and CES shall replicate all prior arrangements with respect to management, sub-management, licensing, intellectual property and otherwise as necessary to provide for the continued management and operation of the Facilities as existed prior to such termination, and, upon such occurrence (x) CEC, Manager, Replacement Tenant and Landlord shall enter into a new management and lease support agreement on terms identical to the MLSA (and CEC, Manager and its applicable affiliates shall enter into any necessary associated sub-management, licensing and other applicable arrangements) and (y) the management rights and obligations of Manager and guaranty obligations of CEC shall continue with respect to such Replacement Lease as set forth in the MLSA. The Consent Agreement will provide that Tenant and the OpCo Lenders will act in support of this right. If (1) Landlord has not elected in writing that the foregoing shall not occur and (2) clauses (i), (ii) and (iii) do not occur other than as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then CEC’s guaranty shall not terminate. If Landlord elects in writing that the foregoing shall not occur and/or clauses (i), (ii) or (iii) do not occur as a direct and proximate result of Landlord’s acts or failure to act in accordance with this Bullet Point, then Landlord shall have been deemed to expressly consent to the termination of the Lease in writing (and CEC’s guaranty

6

shall terminate). Landlord shall have the right of specific performance to compel CEC and/or its affiliates to comply with the foregoing. In addition, CEC, Manager and Landlord shall have the right of specific performance to compel Tenant (or its successors and assigns, including under the Consent Agreement (which shall contain such remedy)) to comply with the foregoing. If Tenant (or its successors and assigns, including under the Consent Agreement) do not cooperate with the foregoing, CEC and Manager shall have the right to replicate the structure, including determining the ownership and identity of the Replacement Tenant, without regard to the interests of Tenant or its successors (including the OpCo Lenders).

CEC Covenants:	The MLSA shall contain customary terms and waivers of all suretyship and other defenses by CEC and will include a covenant by CEC requiring that (a) the sale of assets by CEC be for fair market value consideration, on arm’s-length terms and, in the event of sales to affiliates, be subject to (i) confirmation of fair market value by the approval of an independent group of CEC’s board of directors and by a fairness opinion from an investment bank reasonably acceptable to Landlord (with an approved list of investment banks to be agreed in the MLSA) and (ii) a right of first refusal in favor of Landlord or its designee and (b) non-cash dividends by CEC be permitted only to the extent such dividends would not reasonably be expected to result in CEC’s inability to perform its guaranty obligations under the MLSA.

Integrated Agreement:	For the avoidance of doubt, each of the provisions constituting the MLSA, including the management obligations of Manager and the guaranty obligations of CEC, are and are intended to be part of a single integrated agreement and shall not be deemed to be separate or severable agreements.

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Annex III

Terms of the Preferred PropCo Equity

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Terms of Series A Convertible Preferred Stock

Description: Series A Convertible Preferred Stock (the “ Series A Preferred Stock”).

Issuer: CEOC PropCo, a newly created holding company (“PropCo”).

Purchase Price: $250 million.

Use of Proceeds: The proceeds from the Series A Preferred Stock will (i) first be used to reduce the Caesars Palace Las Vegas (“CPLV”) secured non-guaranteed financing (the “CPLV Financing”) in respect of the portion received by the first lien bondholders, if any, (ii) second, be used to reduce the CPLV financing placed with third party investors, if required, and (iii) third, if the CPLV Financing is sold to the market in full, the proceeds will be used to reduce the second lien debt of PropCo, as outlined in the Plan.

Issue Amount: $300 million aggregate initial liquidation preference.

Initial Liquidation Preference: $[        ] per share of Series A Preferred Stock.

Rank: The Series A Preferred Stock shall rank (i) senior to PropCo’s common stock and any other class of preferred stock of PropCo (including with respect to dividend rights and rights upon liquidation), unless otherwise approved in accordance with the voting rights section below and (ii) subordinate to any existing or future indebtedness of PropCo.

Dividends: PIK dividend payable quarterly at the rate equal to the Yield (as defined below) as of any record date set for the payment of dividends to the holders of the common stock, provided that the dividend rate for the Series A Preferred Stock shall not be less than 5% per annum. Dividends are payable quarterly or, if more frequent than quarterly, when common stock dividends are paid, and are cumulative and compound based on the original purchase price and previously accumulated dividends.

All accrued and accumulated dividends are prior in preference to any dividend on the common stock and any securities junior to the Series A Preferred Stock, and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on the common stock or on any securities junior to the Series A Preferred Stock (other than dividends payable in shares of common stock or repurchases pursuant to binding contractual commitments of common stock held by employees, directors or consultants upon termination of their employment or services).

“Yield” means the quotient resulting from (i) the aggregate amount of dividends declared payable to the holders of the common stock as of the record date for the common stock, if such date is concurrent with the record date for the Series A Preferred Stock, or the most recent record date if any, following the most recent record date for the Series A Preferred Stock if such record date is not concurrent, divided by (ii) the value of the common stock established and disclosed in connection with the Plan of Reorganization.

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Liquidation Preference: Upon the commencement of any liquidation, dissolution or winding up of the affairs of PropCo or bankruptcy reorganization or any other similar event or proceeding, whether voluntary or involuntary, with respect to PropCo (each a “Liquidation Event”) or Deemed Liquidation Event (as defined below), each share of Series A Preferred Stock shall be entitled to receive in preference to any distribution to the holders of any common stock or securities junior to the Series A Preferred Stock the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) accrued and unpaid dividends (collectively the “Liquidation Preference”), provided, however, in lieu of receiving the Liquidation Preference, the holders of Series A Preferred Stock may elect to convert their shares of Series A Preferred Stock into common stock immediately prior to (and subject to the consummation of) such Liquidation Event or Deemed Liquidation Event and share in the proceeds and other consideration of the Liquidation Event or Deemed Liquidation Event as common stockholders.

If upon any Liquidation Event or Deemed Liquidation Event, the remaining assets of PropCo are insufficient to pay the Liquidation Preference to which holders of the Series A Preferred Stock are entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of the remaining assets and funds of PropCo in proportion to the respective Liquidation Preference which would otherwise be payable in respect of the Series A Preferred Stock in the aggregate upon such Liquidation Event or Deemed Liquidation Event if all amounts payable on or with respect to such shares were paid in full, and PropCo shall not make any payments to the holders of common stock or any securities junior to the Series A Preferred Stock.

A “Deemed Liquidation Event” means any of the following (i) the lease of all or substantially all of the assets of PropCo to a party other than OpCo or the sale of all or substantially all of PropCo’s assets (in each case whether in one transaction or a series of transactions); (ii) upon an acquisition of PropCo by another person or entity by means of any transaction or series of transactions (including any reorganization, merger, consolidation or share transfer) where the shareholders of the common stock and Series A Preferred Stock of PropCo immediately preceding such transaction own, following such transaction, less than 50% of the voting securities of PropCo; (iii) if any person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended and the rules of the SEC thereunder) is or becomes the “beneficial owner” (as determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, except that a person will be deemed to own any securities that such person has a right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of all classes of voting stock; (iv) on the first day on which a majority of the members of the board of directors of PropCo does not consist of Continuing Directors (as defined below); and (v) on approval of a plan of liquidation or dissolution.

“Continuing Directors” means (i) individuals who on the date of the original issuance of the Series A Preferred Stock constituted the Board of Directors or (ii) any new directors whose election or nomination was approved by at least a majority of the directors then

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still in office who were either directors on the date of the original issuance of the Series A Preferred Stock or whose election or nomination was previously so approved by the shareholders of common stock and Series A Preferred Stock.

Optional Conversion: At any time and from time to time following the issuance date of the Series A Preferred Stock, the holders of Series A Preferred Stock shall have the right to convert all or any portion of the Series A Preferred Stock at such holder’s option to a number of shares of common stock equal to (A) the sum of (x) the Initial Liquidation Preference per share of Series A Preferred Stock (as adjusted for stock splits, recapitalizations and similar events) plus (y) any accrued and unpaid dividends (including any amounts paid in shares of common stock), divided by (B) the Conversion Price (as defined below). The Series A Preferred Stock will initially be convertible into [14.2]% of the common stock of PropCo on a fully-diluted basis.

Conversion Price: The Conversion Price shall initially be the price per share of the equity of PropCo as determined in the Plan, subject to adjustment as described below under “Anti-Dilution Protection.”

Optional Redemption at the Option of Holder: Commencing on the date that is ten (10) years following the closing date, Holders of the Series A Preferred Stock shall have the right to require PropCo to redeem all or a portion of the Series A Preferred Stock at a per share price equal to the Liquidation Preference. Holders of the Series A Preferred Stock shall also have the ability to require PropCo to redeem all or a portion of the Series A Preferred Stock at any time at a per share price equal to the Liquidation Preference upon (a) the occurrence of a “Breach” (as defined below) or (b) the effective date of a confirmed plan in a chapter 11 bankruptcy case for PropCo or any similar bankruptcy or insolvency proceeding. PropCo shall not have any right to require mandatory redemption.

Any:

1. Failure to pay dividends when due;

2. Failure to make any redemption payment or liquidation payment when due;

3. Breaches of any other covenants set forth herein; or

4. Assignment for the benefit of creditors or bankruptcy

shall constitute a “Breach,” and the holders of the Series A Preferred Stock shall be entitled to a dividend rate increase by an increment of 2% per annum for all periods of time during which a Breach is continuing.

In the event that at any time and from time to time, a Breach pursuant to clauses 1, 2 or 3 above is not cured within three months of its occurrence, then the majority of the holders of the Series A Preferred Stock shall have the right to designate a party (which party may be a holder of the Series A Preferred Stock) to observe all matters submitted to or considered by the board of directors of PropCo until such time as the event is cured.

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Voting and consent rights: The holders of the Series A Preferred Stock shall be entitled to vote on an as-converted basis with the holders of PropCo’s common stock on all matters submitted to a vote of the holders of common stock.

To the extent that the shares of common stock and/or Series A Preferred Stock held by any holder of Series A Preferred Stock and/or common stock would, on the record date for a vote on matters submitted to the common stock, enable such holder to vote an interest equal to 5% or more of the common stock, such holder shall be entitled to vote an interest equal to 4.99% of the common stock. Any interests held by such party in excess of 4.99% shall be deemed cast in favor of the vote of the majority. The foregoing shall not apply to any holder who, on the record date for a vote on matters submitted to the common stock, holds less than 5% of the vote in respect of such matter, and shall only apply to matters submitted to the vote of the common stock, and not matters that the Series A Preferred Stock may vote on as a separate class.

In addition, the following matters require the consent of the majority of the holders of the Series A Preferred Stock, voting as a separate class, and excluding such shares owned by PropCo, OpCo or any subsidiary or other entity controlled by or controlling any such party:

1.	changes to PropCo’s certificate of incorporation or bylaws adversely affecting preferences, rights, privileges or powers of any holder of the Series A Preferred Stock;

2.	alterations of the rights, preferences or privileges of the Series A Preferred Stock;

3.	increasing the number of authorized shares of Series A Preferred Stock; or

4.	creating any new class or series of stock, or any other equity securities, or any other securities convertible into equity securities of PropCo, in each such case having a preference over, or being on a parity with, the Series A Preferred Stock with respect to dividends, liquidation, voting or redemption.

Anti-Dilution Protection: The Series A Preferred Stock will have customary anti-dilution provisions, including in connection with (a) a subdivision or combination of outstanding common stock, reclassification, recapitalization, stock split, dividend or other distribution payable in any form, (b) any Deemed Liquidation Event under clauses (i) through (iv) of such definition, and (c) any consideration in respect of a tender offer or exchange offer for common stock of PropCo or securities junior to the Series A Preferred Stock made by PropCo or any of its subsidiaries. The Series A Preferred Stock shall be adjusted on a weighted average basis for issuances of common stock (or common stock equivalents, equity securities, or securities/debt convertible into equity securities).

In the event that a shareholder rights plan is in effect, the Series A Preferred Stock will receive upon conversion of such shares, in addition to the common stock of PropCo, rights under the shareholder rights agreement.

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Registration rights: The holders of Series A Preferred Stock will have customary registration rights.

[Ownership: Not more than 50% in value of PropCo’s capital stock may be owned, directly or indirectly, by five or fewer individuals.]

Documentation: The Series A Preferred Stock will be issued pursuant to a certificate of designations governing the rights and preferences of the Series A Preferred Stock (the “Certificate of Designations”).

Governing Law: Delaware.

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Annex IV

Debt Term Sheets

22

New First Lien OpCo Debt

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[Caesars Entertainment Operating Company, Inc.] [2] (the “Borrower”).

Agent/Collateral Agent:	[ ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[ ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and the First Lien Noteholders.

Facilities:	(A)

a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be issued to each First Lien Bank Lender, in accordance with the Restructuring Term Sheet (in such capacity, collectively the “Lenders”).

(B)	at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed $200 million (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

In accordance with the Restructuring Term Sheet, the Borrower shall use its commercially reasonable efforts to syndicate the First Lien Term Facility to the market at or below the interest rates set forth herein and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Bank Lenders pursuant to the terms of the Restructuring Term Sheet.

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).
[2]	[NTD: Assumes CEOC is the operating company in the new REIT structure.

Definitive Documentation:	The definitive documentation for the Senior Facilities (the “Senior Facilities Documentation”) shall, except as otherwise set forth herein, be based on financing and security documentation typical and customary for exit financings, taking into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent (the “CERP Credit Agreement”) and (ii) the operating lease structure of the Borrower and its subsidiaries, and otherwise be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, such Senior Facilities Documentation shall be based on and consistent with the CERP Credit Agreement, as modified to reflect the terms set forth herein.

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) in an aggregate principal amount not to exceed the greater of (x) $150 million and (y) an aggregate principal amount of indebtedness that would not cause (1) in the case of debt incurred under the Incremental Facilities that is secured by pari passu liens on the Collateral, the pro forma First Lien Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding that consists of the Term Loans and other funded debt that is secured by first-priority liens on the Collateral that are pari passu with the Term Loans (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“First Lien Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date[3] and (2) in the case of debt incurred under the Incremental Facilities that is secured by junior liens on the Collateral, the pro forma Total Secured Net Leverage Ratio (to be defined as the ratio of total funded debt

[3]	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt documents shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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outstanding that is secured by liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Secured Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Secured Net Leverage Ratio in effect on the Closing Date; provided, that:

(i)	the loans under such additional credit facilities shall be secured senior obligations and shall rank pari passu or junior in right of security with, and shall have the same guarantees as, the Senior Facilities; provided, that, if such additional credit facilities rank junior in right of security to the Senior Facilities, (x) such additional credit facilities will be established as a separate facility from the Senior Facilities and pursuant to separate documentation, (y) such Incremental Facilities shall be subject to the Intercreditor Agreements (as defined below) or other intercreditor agreements that are not materially less favorable to the Lenders and the First Lien Noteholders than the Intercreditor Agreements and (z) for the avoidance of doubt, will not be subject to clause (iv) below;

(ii)	the loans under the additional term loan facilities will mature no earlier than, and will have a weighted average life to maturity no shorter than, that of the First Lien Term Facility and all other terms of any such additional term loan facility (other than pricing, amortization or maturity) shall be substantially identical to the First Lien Term Facility or otherwise reasonably acceptable to the Agent;

(iii)	all fees and expenses owing in respect of such increase to the Agent, Collateral Agent and the Lenders shall have been paid; and

(iv)	each incremental term facility shall be subject to a “most favored nation” pricing provision that ensures that the initial “yield” on the incremental facility does not exceed the “yield” at such time on the First Lien Term Facility by more than 50 basis points (with “yield” being determined by the Agent taking into account the applicable margin, upfront fees, any original issue discount and any LIBOR or ABR floors, but excluding any structuring, commitment and arranger or similar fees).

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Purpose:	On the Closing Date, the Term Loan will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet.

Availability:	The full amount of the First Lien Term Facility will be issued on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is six (6) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

Guarantees:	All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person (“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon. The Guarantees will be guarantees of payment and performance and not of collection.

Security:

Subject to exceptions described below and other exceptions to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by

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substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions consistent with the Documentation Precedent. There shall be neither lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Precedent.

The Senior Facilities Documentation will provide that none of the Collateral Agent, Lenders or Administrative Agent will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in a customary intercreditor agreement between the

5

administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement, consistent with the Documentation Precedent, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement” and, together with the First Lien Intercreditor Agreement, the “Intercreditor Agreements”).

Mandatory Prepayments:	Unless (in the case of clause (a)) the net cash proceeds are reinvested (or committed to be reinvested) in the business within 12 months after (and, if so committed to be reinvested, are actually reinvested within three months after the end of such initial 12-month period), a non-ordinary course asset sale or other non-ordinary disposition of property (other than sale of receivables in connection with a permitted receivable financing) of the Borrower or any of the subsidiaries (including insurance and condemnation proceeds), (a) the Lenders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the Term Loans to the sum of the total funded debt outstanding that consists of the Term Loans and the First Lien Notes) of 100% of the net cash proceeds in excess of an amount to be agreed upon from such non-ordinary course asset sales or other non-ordinary dispositions of property, and (b) the Lenders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the Term Loans to the sum of the total funded debt outstanding that consists of the Term Loans and the First Lien Notes) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Borrower and its subsidiaries (other than debt permitted to be incurred under the Senior Facilities Documentation unless otherwise provided as a condition to the incurrence thereof), shall be applied to prepay the Term Loans under the First Lien Term Facility, in each case subject to customary and other exceptions to be agreed upon, including those consistent with the Documentation Precedent.

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In addition, beginning with the first full fiscal year of the Borrower after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with the Documentation Precedent and to take into account application of Excess Cash Flow under the Lease and otherwise in a manner satisfactory to the Requisite Consenting Creditors and subject to a minimum threshold to be agreed) of the Borrower and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00) shall be used to prepay the Term Loans under the First Lien Term Facility and the First Lien Notes, on a ratable basis; provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

All mandatory prepayments shall be made pro rata among the Lenders.

Notwithstanding the foregoing, each Lender under the First Lien Term Facility shall have the right to reject its pro rata share of any mandatory prepayments described above, in which case the amounts so rejected may be retained by the Borrower on terms consistent with the Documentation Precedent.

The above-described mandatory prepayments shall be applied to the First Lien Term Facility in direct order of maturity.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Senior Facilities Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

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Voluntary Prepayments and Reductions in Commitments:	Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•	First year following Closing Date: customary “make-whole” premium (T+50)

•	Second year following Closing Date: 3%

•	Third year following Closing Date: 2%

•	Fourth year following Closing Date: 1%

•	Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

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Affirmative Covenants:	The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget; delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of

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subordinated debt, it being understood that such limitations will be more restrictive until the Total Net Leverage Ratio is less than 3.00 to 1.00.

4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock, it being understood that additional unsecured indebtedness may be incurred in an aggregate principal amount that would not cause the pro forma Total Net Leverage Ratio (to be defined as the ratio of total funded debt outstanding (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA) (“Total Net Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Total Net Leverage Ratio in effect on the Closing Date.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

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With respect to basket amounts, covenant thresholds and similar levels in the Senior Facilities Documentation provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP Credit Agreement, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Borrower and the relative size and EBITDA of the Borrower (such amounts as adjusted, the “Basket Adjustments”).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Documentation Precedent.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the

11

Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the Senior Facilities with the consent of the Borrower (not to be unreasonably withheld or delayed, but which consent under the First Lien Term Facility shall be deemed granted if the Borrower fails to respond to a request for consent by a Lender within ten business days of such request being made); provided, that such consent of the Borrower shall not be required (i) if such assignment is made, in the case of the First Lien Term Facility, to another Lender under the First Lien Term Facility or an affiliate or approved fund of a Lender under the First Lien Term Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent) not to be unreasonably withheld or delayed. Each assignment, in the case of the First Lien Term Facility, will be in an amount of an integral multiple of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation and will not be required to be pro rata between the Senior Facilities.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein and consistent with the Documentation Precedent. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent such list is made available to all Lenders, participations) shall not be permitted to ineligible institutions identified to the Agent on or prior to the Closing Date and,

12

with the consent of the Agent, thereafter; provided that the Agent shall not be held liable or responsible for any monitoring or enforcing of the foregoing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsors and their respective affiliates (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to customary restrictions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

13

New First Lien OpCo Debt

$[        ] First Lien Notes

Summary of Principal Terms1

Issuer:	[Caesars Entertainment Operating Company, Inc.] [2], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:	The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP First Lien Indenture”) and (ii) the operating lease structure of the Issuer and its subsidiaries (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, the indenture shall be based on and consistent with the CERP First Lien Indenture, as modified to reflect the terms set forth herein.

In accordance with the Restructuring Term Sheet, the Issuer shall use its commercially reasonable efforts to syndicate the First Lien Notes to the market at or below the interest rates set forth herein and, to the extent so syndicated, the cash proceeds will be used to increase the cash payments to the First Lien Noteholders pursuant to the terms of the Restructuring Term Sheet.

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is six (6) years after the Closing Date.

Interest Rate:	LIBOR + 4.0% per annum, with a 1.0% LIBOR floor.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien OpCo Debt Term Sheet attached thereto.
[2]	NTD: Assumes CEOC is the operating company in the new REIT structure.

Default Rate:	With respect to overdue principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other first lien senior indebtedness of the Issuer.

Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be set forth in the definitive documentation, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:

Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) (b) a lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall reasonably determine that the costs or other

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consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions consistent with the Documentation Precedent; and provided that the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions. There shall be neither lockbox arrangements nor any control agreements relating to the Issuer’s and its subsidiaries’ bank accounts or securities accounts.

All of the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent.

The indenture for the First Lien Notes will provide that none of the Collateral Agent, First Lien Noteholders or Trustee will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement, as between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, which intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

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Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the first anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the First Lien Notes.

Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt outstanding that consists of the First Lien Notes and the First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt outstanding that consists of the First Lien Notes and the First Lien Term Facility) of 100% of the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the

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Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Offer to Repurchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 50% of Excess Cash Flow (to be defined in a manner consistent with the definition in the Credit Agreement and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries (stepping down to 25% if the First Lien Net Leverage Ratio is less than or equal to 2.75 to 1.00 and stepping down to 0% if the First Lien Net Leverage Ratio is less than or equal to 2.25 to 1.00); provided that any voluntary prepayment of Term Loans made during any fiscal year (including Loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments at the time of such prepayment) and voluntary repayment of the First Lien Notes shall be credited against excess cash flow prepayment obligations for such fiscal year (or, at the Borrower’s option, any future year) on a Dollar-for-Dollar basis.

Prepayments from subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the First Lien Notes Documentation to the extent (x) the repatriation of funds to fund such prepayments is prohibited, restricted or delayed by applicable local laws, (y) applied to repay indebtedness of a foreign subsidiary of the Borrower or (z) the repatriation of funds to fund such prepayments would result in material adverse tax consequences.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants; provided that such baskets and carveouts shall

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conform to the corresponding amounts in the Credit Agreement). For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent, provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate principal amount of the Credit Agreement (including the accordion provisions thereunder), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the ratio of funded debt (including the debt referred to in clause (i) of this sentence) outstanding that is (A) secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date, (B) secured by junior liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Secured Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net Total Secured Leverage Ratio in effect on the Closing Date and (C) unsecured (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to 0.25x greater than the pro forma Net Total Leverage Ratio in effect on the Closing Date;[3]

2. The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) the ability to incur first-priority liens on indebtedness to the extent that the pro forma Net First Lien Leverage Ratio is not greater than a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date; (ii) the ability to incur liens junior to the liens securing the First Lien Notes, provided that the indebtedness secured by such junior liens is permitted under the indenture, and (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

[3]	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt document shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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3. With respect to basket amounts, covenant thresholds and similar levels in the indenture governing the First Lien Notes provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP First Lien Indenture, in each case as adjusted in the definitive documentation, including to reflect the pro forma capital structure of the Issuer and the relative size and EBITDA of the Issuer (such amounts as adjusted, the “Basket Adjustments”).

4. The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt will be more restrictive until the Net Total Leverage Ratio is less than 3.00 to 1.00.

5. The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

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New Second Lien OpCo Debt

$[        ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[Caesars Entertainment Operating Company, Inc.] [2], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).

Issue:	The Second Lien Notes in an a amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC (the “CERP Second Lien Indenture”) and (ii) the operating lease structure of the Issuer and its subsidiaries, and otherwise be reasonably satisfactory to the Issuer and the Requisite Consenting Creditors (the “Documentation Precedent”); provided that, in the case of provisions setting forth the debt and lien capacity, the indenture shall be based on and consistent with the CERP Second Lien Indenture, as modified to reflect the terms set forth herein.

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The Second Lien Notes will mature on the date that is seven (7) years after the Closing Date.

Interest Rate:	A fixed rate equal to 8.5%.

Ranking:	The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other senior indebtedness (including the First Lien Notes) of the Issuer.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien OpCo Debt Term Sheet attached thereto.
[2]	NTD: Assumes CEOC is the operating company in the new REIT structure.

Guarantees:	The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Credit Agreement or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon, on a senior second-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Credit Agreement and the First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Credit Agreement or the First Lien Notes. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

The indenture for the Second Lien Notes will provide that none of the Collateral Agent, note holders or Trustee will be permitted to terminate Caesars Entertainment Corporation or any of its subsidiaries or affiliates as manager of any of the PropCo facilities without the prior written consent of PropCo.

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Mandatory Redemption:	None.

Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to 3.00%, which premium shall decline to 2.00% on the second anniversary of the Closing Date, to 1.00% on the first anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such

3

covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes. For the avoidance of doubt, there shall be no financial maintenance covenants.

1. The provisions limiting indebtedness shall, in addition to carve-outs consistent with the Documentation Precedent, provide that the amount of indebtedness incurred under the “bank basket” will not exceed an amount equal to the sum of (i) the aggregate principal amount of the Credit Agreement (including the accordion provisions thereunder), plus (ii) such additional amount of indebtedness that may be incurred that would not cause the ratio of funded debt outstanding that is (A) secured by a first priority lien on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net First Lien Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma First Lien Net Leverage Ratio in effect on the Closing Date, (B) secured by junior liens on the Collateral (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Secured Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net Total Secured Leverage Ratio in effect on the Closing Date and (C) unsecured (net of unrestricted cash and cash equivalents not to exceed in the aggregate $100 million) to adjusted EBITDA (the “Net Total Leverage Ratio”) to exceed a ratio to be set on the Closing Date that is equal to 0.25x greater than the pro forma Net Total Leverage Ratio in effect on the Closing Date.[3]

2. The provisions limiting liens shall provide for customary permitted liens consistent with the Documentation Precedent and include (i) the ability to incur (x) first-priority liens on indebtedness to the extent that the pro forma Net First Lien Leverage Ratio is not greater than a ratio to be set on the Closing Date that is equal to a ratio that is 0.25x greater than the pro forma Net First Lien Leverage Ratio in effect on the Closing Date and (y) pari passu liens on indebtedness so long as such liens are subject to the First Lien/Second Intercreditor Agreement or another intercreditor agreement that is not materially less favorable to the holders than the First

[3]	For the avoidance of doubt, (i) the calculation of the ratios in the OpCo debt document shall exclude Chester Downs (from both debt and EBITDA) and (ii) any Revolving Facility loans outstanding at the time of incurrence of any debt shall be included in the calculation of any Leverage Ratio at the time of such incurrence.

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Lien/Second Lien Intercreditor Agreement and such indebtedness is permitted under the indenture; (ii) the ability to incur liens junior to the liens securing the Second Lien Notes, provided that the indebtedness secured by such junior liens is permitted under the indenture and (iii) the ability to incur liens on assets of non-Note Guarantor subsidiaries so long as such liens secure obligations of non-Note Guarantor subsidiaries that are otherwise permitted.

3. With respect to basket amounts, covenant thresholds and similar levels in the indenture governing the Second Lien Notes provisions with respect to debt and lien capacity that are tied to dollar amounts, such amounts, thresholds and levels will be based on the corresponding dollar amounts that are set forth in the CERP Second Lien Indenture, in each case as adjusted pursuant to the agreement of the parties, including to reflect the pro forma capital structure of the Issuer and the relative size and EBITDA of the Issuer (such amounts as adjusted, the “Basket Adjustments”)

4. The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt will be more restrictive until the Net Total Leverage Ratio is less than 3.00 to 1.00.

5. The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

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New First Lien PropCo Debt

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[REIT PropCo] (the “Borrower”).

Agent/Collateral Agent:	[ ] will act as sole administrative agent for the Senior Facilities (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such role.

[ ] will act as collateral agent for the Senior Facilities (in such capacity, the “Collateral Agent”) and will perform the duties customarily associated with such role.

The Agent and Collateral Agent shall each be acceptable to the First Lien Bank Lenders and First Lien Noteholders.

Facilities:	(A)

a senior secured term loan facility in an aggregate principal amount set forth in the Restructuring Term Sheet (the “First Lien Term Facility” and loans thereunder, the “Term Loans”), which will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).

(B)	at the Borrower’s option, a senior secured revolving credit facility in an aggregate principal amount not to exceed an amount to be agreed (and acceptable to the Requisite Consenting Creditors) (the “Revolving Facility” and, together with the First Lien Term Facility, the “Senior Facilities”), to be provided by the First Lien Bank Lenders or such other financial institutions to become Lenders under the Senior Facilities, a portion of which will be available through a subfacility in the form of letters of credit.

Definitive Documentation:	The definitive documentation for the Senior Facilities (the “Senior Facilities Documentation”) shall, except as otherwise set forth herein, be based on financing and security documentation typical and customary for exit financings, taking into consideration (i) the First Lien Credit Agreement, dated as of October 11, 2013, among Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).

Properties Finance, Inc., Harrah’s Las Vegas, LLC, Harrah’s Atlantic City Holding, Inc., Rio Properties, LLC, Flamingo Las Vegas Holding, LLC, Harrah’s Laughlin, LLC and Paris Las Vegas Holding, LLC, as borrowers, the lenders party thereto and Citicorp North America, Inc., as administrative agent, and (ii) the operating lease structure and the REIT structure of the Borrower and its subsidiaries, and otherwise be reasonably satisfactory to the Borrower and the Requisite Consenting Creditors (the “Documentation Precedent”).

Incremental Facilities:	The Borrower will be permitted after the Closing Date to add additional revolving or term loan credit facilities (the “Incremental Facilities”) on terms consistent with Documentation Precedent.

Purpose:	On the Closing Date, the Term Loan will be issued to each First Lien Bank Lender in accordance with the Restructuring Term Sheet.

Availability:	The full amount of the First Lien Term Facility will be issued on the Closing Date. Amounts under the First Lien Term Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The First Lien Term Facility will mature on the date that is five (5) years after the Closing Date, and, commencing with the second full fiscal quarter ended after the Closing Date, will amortize in equal quarterly installments in an aggregate annual amount equal to 1% of the original principal amount of the First Lien Term Facility with the balance payable on the maturity date of the First Lien Term Facility.

Guarantees:

All obligations of the Borrower under the Senior Facilities and, at the option of the Borrower, under any interest rate protection or other hedging arrangements entered into with the Agent, an entity that is a Lender or agent at the time of such transaction (or on the Closing Date, if applicable), or any affiliate of any of the foregoing (“Hedging Arrangements”), or any cash management arrangements with any such person

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(“Cash Management Arrangements”), will be unconditionally guaranteed (the “Guarantees”) by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Borrower (the “Subsidiary Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be agreed upon. The Guarantees will be guarantees of payment and performance and not of collection.

Security:

Subject to exceptions described below and other exceptions to be agreed upon, the Senior Facilities, the Guarantees, any Hedging Arrangements and any Cash Management Arrangements will be secured on a first-priority basis by substantially all the owned material assets of the Borrower and each Subsidiary Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Borrower or any Subsidiary Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary), (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Borrower and each Subsidiary Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Borrower, Agent and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract such counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received) and (z) other exceptions consistent with the Documentation Precedent. For the avoidance of doubt, lockbox arrangements and control agreements relating to the Borrower’s and its subsidiaries’ bank accounts and securities accounts will be

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required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation consistent with the Documentation Precedent.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in a customary intercreditor agreement between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, except that such intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder (the “First Lien Intercreditor Agreement”).

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in a customary intercreditor agreement between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand (the “First Lien/Second Lien Intercreditor Agreement”).

Mandatory Prepayments:	Customary asset sale mandatory prepayments and Excess Cash Flow mandatory prepayments (commencing with the first full fiscal year of the Borrower after the Closing Date, and subject to a minimum threshold to be agreed), on terms and definitions consistent with Documentation Precedent, with Excess Cash Flow to be calculated for these purposes after any Mandatory REIT Distributions. Excess Cash Flow payments will be made ratably between the Term Loans and the First Lien Notes (and ratably among the Lenders and holders of the First Lien Notes).

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the Senior Facilities and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, subject to the following paragraph and subject to reimbursement of the Lenders’ redeployment costs

4

in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the First Lien Term Facility will be applied pro rata to the Term Loan (and pro rata among the Lenders) and to the remaining amortization payments under the First Lien Term Facility in such order as the Borrower may direct.

Voluntary Prepayments of the Term Loans made prior to the four year anniversary of the Closing Date will be subject to a prepayment premium, as follows:

•	First year following Closing Date: customary “make-whole” premium (T+50)

•	Second year following Closing Date: 3%

•	Third year following Closing Date: 2%

•	Fourth year following Closing Date: 1%

•	Fourth year anniversary and thereafter: par

Representations and Warranties:	The following representations and warranties, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Affirmative Covenants:

The following affirmative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate

5

existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods to be agreed for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the Borrower); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Senior Facilities Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitations on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided, that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

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4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

The Senior Facilities Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	First Lien Term Facility: None.

Events of Default:

The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries), among others, if any, to be negotiated in the Senior Facilities Documentation:

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nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness; bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Unrestricted Subsidiaries:	The Senior Facilities Documentation will contain provisions pursuant to which, subject to limitations consistent with the Documentation Precedent, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Senior Facilities Documentation, and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of calculating the financial ratios contained in the Senior Facilities Documentation on terms consistent with the Documentation Precedent. In addition, [CPLV Sub] shall constitute an unrestricted subsidiary of the Borrower on the Closing Date.

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

Assignments and Participations:	Customary assignment provisions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:

The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower or any of its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the First Lien Term Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its

8

subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent/Collateral Agent:	[ ].

9

New First Lien PropCo Debt

$[        ] First Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the First Lien Notes (the “Issuer”).

Issue:	The First Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of first lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the first-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC and (ii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries (the “Documentation Precedent”).

Purpose:	On the Closing Date, the First Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The First Lien Notes will mature on the date that is five (5) years after the Closing Date.

Interest Rate:	LIBOR + 3.5% per annum, with a 1.0% LIBOR floor.

Default Rate:	With respect to principal (whether at stated maturity, upon acceleration or otherwise), the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Ranking:	The First Lien Notes will constitute senior first-priority secured indebtedness of the Issuer, and will rank pari passu in all respects, including in right of payment, with all obligations under the Senior Facilities (the “Credit Agreement”) and all other first lien senior indebtedness of the Issuer.

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Sheet attached thereto.

Guarantees:	The First Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be set forth in the definitive documentation, on a senior first-priority secured basis (the “Note Guarantees”). The Note Guarantees will rank pari passu in all respects, including in right of payment, with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:

Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the First Lien Notes and the Note Guarantees will be secured by a first-priority security interest in substantially all the owned material assets of the Issuer and each Note Guarantor, in each case whether owned on the Closing Date or thereafter acquired (collectively, the “Collateral”), including but not limited to: (a) a perfected first-priority pledge of all the equity interests directly held by the Issuer or any Note Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting equity interests (if any) and 65% of the voting equity interests of such foreign subsidiary) (b) a perfected first priority lien on cash, deposit accounts and securities accounts, and (c) perfected first-priority security interests in, and mortgages on, substantially all owned tangible and intangible assets of the Issuer and each Note Guarantor (including, but not limited to, accounts receivable, inventory, equipment, general intangibles, investment property, intellectual property and real property (including an assignment of rents)) except for (v) real property with a fair market value less than $15.0 million and leaseholds, (w) vehicles, (x) those assets as to which the Issuer and Collateral Agent shall reasonably determine that the costs or other consequences of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby, (y) assets to which the granting or perfecting such security interest would violate any applicable law (including gaming laws and regulations) or contract (and with regard to which contract the counterparty thereto requires such prohibition as a condition to entering into such contract, such contract has been entered into in the ordinary course of business, such restriction is consistent with industry custom and consent has been requested and not received), and (z) other exceptions consistent with the Documentation Precedent; and provided that the pledge of equity interests and other securities will be subject

2

to customary Rule 3-16 cut-back provisions. For avoidance of doubt, lockbox arrangements and control agreements relating to the Issuer’s and its subsidiaries’ bank accounts and securities accounts will be required to be delivered at closing. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, consistent with the Documentation Precedent.

The relative rights and priorities in the Collateral for each of the Credit Agreement and the First Lien Notes will be set forth in the First Lien Intercreditor Agreement, as between the administrative agent for the Credit Agreement, on the one hand, and the trustee for the First Lien Notes, on the other hand, which intercreditor agreement shall provide that the indebtedness outstanding under the Credit Agreement and the First Lien Notes vote together as one class and are pari passu in all respects, including in respect of directing the collateral agent thereunder.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement, as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

Optional Redemption:	Prior to the first anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the first anniversary of the Closing Date plus 50 basis points.

Prior to the first anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the first anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to 3.0%, which premium shall decline to 2.0% on the second anniversary of the Closing Date, to 1.0% on the third anniversary of the Closing Date and to zero on the fourth anniversary of the Closing Date.

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All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase with Proceeds of Debt Issuance:	The Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of 100% of the net cash proceeds of issuances, offerings or placements of debt obligations of the Issuer and its subsidiaries (other than debt permitted to be incurred under the indenture governing the First Lien Notes unless otherwise provided as a condition to the incurrence thereof).

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the First Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Offer to Purchase from Excess Cash Flow:	Beginning with the first full fiscal year of the Issuer after the Closing Date, the Issuer will be required to make an offer to repurchase the First Lien Notes at par in an amount equal to the First Lien Noteholders’ pro rata share (to be defined as the ratio of funded debt outstanding that consists of the First Loan Notes to the sum of the total funded debt that consists of the First Lien Notes and First Lien Term Facility) of Excess Cash Flow (to be defined in a manner consistent with the Credit Agreement and subject to the same minimum threshold therein) of the Issuer and its restricted subsidiaries.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

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Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer and its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants; provided, that such baskets and covenants shall conform to the corresponding amounts in the Credit Agreement (including with respect to the Mandatory REIT Distributions)). For the avoidance of doubt, there shall be no financial maintenance covenants.

[CPLV Sub] shall constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The provisions limiting dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt shall be subject to only those very limited carveouts to be set forth in the definitive documentation, but shall in any event permit the Mandatory REIT Distributions.

The indenture for the First Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

5

New Second Lien PropCo Debt

$[        ] Second Lien Notes

Summary of Principal Terms1

Issuer:	[REIT PropCo], in its capacity as the issuer of the Second Lien Notes (the “Issuer”).

Issue:	The Second Lien Notes in an amount set forth in the Restructuring Term Sheet will be issued under and have the benefit of an indenture and security documentation typical and customary in the case of second lien senior secured notes issued pursuant to an exit financing, taking into consideration (i) the indenture for the second-priority senior secured notes issued on October 11, 2013 by Caesars Entertainment Resort Properties, LLC, Caesars Entertainment Resort Properties Finance, Inc., Harrah’s Atlantic City Holding, Inc., Harrah’s Las Vegas, LLC, Harrah’s Laughlin, LLC, Flamingo Las Vegas Holding, LLC, Paris Las Vegas Holding, LLC, Rio Properties, LLC and (ii) the operating lease structure and the REIT structure of the Issuer and its subsidiaries (the “Documentation Precedent”).

Purpose:	On the Closing Date, the Second Lien Notes will be issued to each First Lien Noteholder in accordance with the Restructuring Term Sheet.

Maturity:	The Second Lien Notes will mature on the date that is six (6) years after the Closing Date.

Interest Rate:	A fixed rate equal to 8.0%.

Ranking:	The Second Lien Notes will constitute senior second-priority secured indebtedness of the Issuer, and will rank pari passu in right of payment with all obligations under the Senior Facilities (the “Credit Agreement”) and all other senior indebtedness of the Issuer.

Guarantees:	The Second Lien Notes and all obligations under the indenture related thereto will be unconditionally guaranteed by each existing and subsequently acquired or organized wholly owned domestic subsidiary of the Issuer that guarantees the Credit Agreement or the First Lien Notes (the “Note Guarantors”), subject to exceptions consistent with the Documentation Precedent and others, if any, to be set forth in the definitive documentation, on a senior second-priority secured basis (the

[1]	All capitalized terms used but not defined herein shall have the meanings assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”), or in the New First Lien PropCo Debt Term Sheet attached thereto.

“Note Guarantees”). The Note Guarantees will rank pari passu in right of payment with all obligations under the Credit Agreement and all other senior indebtedness of the Note Guarantors. The Note Guarantees will be automatically released upon release of the corresponding guarantees of the Credit Agreement and First Lien Notes; provided that such released guarantees shall be reinstated if such released guarantors thereof are required to subsequently guarantee the Credit Agreement or First Lien Notes. The Note Guarantees will be guarantees of payment and performance and not of collection.

Security:	Subject to the limitations set forth below and limitations consistent with the Documentation Precedent, the Second Lien Notes and the Note Guarantees will be secured by a second-priority security interest in those assets of the Issuer and the Note Guarantors that secure the First Lien Notes (the “Collateral”), provided that (i) assets securing the Second Lien Notes shall not include property excluded from the Collateral securing the First Lien Notes and (ii) the pledge of equity interests and other securities will be subject to customary Rule 3-16 cut-back provisions.

The relative rights and priorities in the Collateral for each of the Credit Agreement, the First Lien Notes and the Second Lien Notes will be set forth in the First Lien/Second Lien Intercreditor Agreement as between the collateral agent for the Credit Agreement and the First Lien Notes, on the one hand, and the collateral agent for the Second Lien Notes, on the other hand.

Mandatory Redemption:	None.

Optional Redemption:	Prior to the third anniversary of the Closing Date, the Issuer may redeem the Notes at a make-whole price based on U.S. Treasury notes with a maturity closest to the third anniversary of the Closing Date plus 50 basis points.

Prior to the third anniversary of the Closing Date, the Issuer may redeem up to 35% of the Notes in an amount equal to the amount of proceeds from an equity offering at a price equal to par plus the coupon on such Notes.

After the third anniversary of the Closing Date, the Notes will be callable at par plus accrued interest plus a premium equal to one-half of the coupon on such Notes, which premium shall decline ratably on each anniversary of the Closing Date thereafter to zero on the date that is two years prior to the maturity date.

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All redemptions shall be made on a pro rata basis among the Notes.

Offer to Purchase from Asset Sale Proceeds:	The Issuer will be required to make an offer to repurchase the Second Lien Notes at par with the net cash proceeds from any non-ordinary course asset sales or dispositions by the Issuer or any Note Guarantor in accordance with the Documentation Precedent to the extent any such proceeds are not otherwise applied in a manner consistent with the Documentation Precedent.

Offer to Repurchase Upon a Change of Control:	The Issuer will be required to make an offer to repurchase the Second Lien Notes following the occurrence of a “change of control” (to be defined in a manner consistent with the Documentation Precedent) at a price in cash equal to 101.0% of the outstanding principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

Defeasance and Discharge Provisions:	Customary for high yield debt securities consistent with the Documentation Precedent.

Modification:	Customary for high yield debt securities consistent with the Documentation Precedent. Notes held by the Issuer or its affiliates, including the Sponsors, shall not have voting rights.

Registration Rights:	Customary registration rights.

Covenants:	Substantially the same as those in the Documentation Precedent (including in respect of baskets and carveouts to such covenants); provided, that such covenants shall in no event be more restrictive than the corresponding covenant in the First Lien Notes (including, without limitation, with respect to the Mandatory REIT Distributions). For the avoidance of doubt, there shall be no financial maintenance covenants.

[CPLV Sub] shall constitute an unrestricted subsidiary of the Issuer on the Closing Date.

The indenture for the Second Lien Notes will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

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Events of Default:	Customary for high yield debt securities and consistent with the Documentation Precedent.

Governing Law:	New York.

Regulatory Matters:	Consistent with the Documentation Precedent.

Counsel to the Notes Lead Arranger:	[ ].

4

CPLV Mezz Debt

$[        ] Term Facility

Summary of Principal Terms1

Borrower:	[CPLV Holdings] (the “Borrower”), a newly-formed holding company that owns 100% of the outstanding stock of the subsidiary (or subsidiaries) of PropCo that own CPLV and have issued the CPLV Market Debt (as defined below) (collectively, the “CPLV Sub”).

Agent:	[ ] will act as sole administrative agent and collateral agent for the Term Facility (in such capacity and together with its permitted successors and assigns, the “Agent”), and will perform the duties customarily associated with such roles.

Facilities:	A secured non-guaranteed term loan facility in an aggregate principal amount equal to the difference in the amount of CPLV Market Debt (as defined below) issued in accordance with the Restructuring Term Sheet and $2,600 million (the “CPLV Mezz Facility” and loans thereunder, the “CPLV Mezz Loans”), which will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet (in such capacity, the “Lenders”).[2] In accordance with the Restructuring Term Sheet, at least $2,000 million of real estate financing shall be issued to third party investors for cash proceeds on or before consummation of the Restructuring, which shall be senior to the CPLV Mezz Debt (with 100% of the net proceeds being used to repay the holders of the CPLV Term Loans) (the “CPLV Market Debt”).

Definitive Documentation:	The definitive documentation for the CPLV Mezz Facility (the “Mezz Facility Documentation”) shall be based on customary documentation for commercial real estate mezzanine financings, as modified to reflect (i) agency and operational matters acceptable to the Borrower and Agent and (ii) the operating lease structure and the REIT structure of the Borrower (the “Documentation Precedent”).

Purpose:	On the Closing Date, the CPLV Mezz Loans will be issued to each First Lien Bank Lender and First Lien Noteholder in accordance with the Restructuring Term Sheet.

[1]	All capitalized terms used but not defined herein shall have the meaning assigned thereto in the Restructuring Term Sheet to which this Term Sheet is attached (the “Restructuring Term Sheet”).
[2]	For the avoidance of doubt, the Lenders will be issued notes backed by the CPLV Mezz Loans through a customary securitization structure.

Availability:	The full amount of the CPLV Mezz Facility will be issued on the Closing Date. Amounts under the CPLV Mezz Facility that are repaid or prepaid may not be reborrowed.

Interest Rates:	A rate equal to 8.00% if the principal amount of the CPLV Mezz Facility is equal to $600 million, increasing by 0.25% for every $25 million reduction in the principal amount of the CPLV Mezz Facility below $600 million on the Closing Date (up to a maximum interest rate of 13.0%).

Default Rate:	With respect to principal, the applicable interest rate plus 2.00% per annum, and with respect to any other overdue amount (including overdue interest), the interest rate applicable to ABR loans plus 2.00% per annum and in each case, shall be payable on demand.

Final Maturity and Amortization:	The CPLV Mezz Facility will mature on the date that is six (6) years after the Closing Date.

Guarantees:	None.

Security:	Subject to customary exceptions, the CPLV Mezz Facility will be secured on a first-priority basis by a pledge of the equity interests in CPLV Sub. There shall be neither lockbox arrangements nor any control agreements relating to the Borrower’s and its subsidiaries’ bank accounts or securities accounts. The operating lease with [Caesars Entertainment Operating Company, Inc.] shall be subject to a customary subordination and non-disturbance agreement as provided in the Lease Term Sheet attached to the Restructuring Support Agreement.

The relative rights and priorities in the Collateral for the CPLV Mezz Facility and the CPLV Market Debt will be set forth in a customary intercreditor agreement, as between the collateral agent for the CPLV Mezz Facility, on the one hand, and the collateral agent for the CPLV Market Debt, on the other hand.

Mandatory Prepayments:	Customary for commercial real estate mezzanine financings.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the commitments under the CPLV Mezz Facility and prepayments of borrowings thereunder will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty, pro rata among the Lenders

2

subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period. All voluntary prepayments of the Term Facility will be applied to the remaining amortization payments under the CPLV Mezz Facility in such order as the Borrower may direct.

Representations and Warranties:	The following representations and warranties will apply (to be applicable to the Borrower and its restricted subsidiaries, subject to customary and other exceptions and qualifications to be agreed upon, consistent with the Documentation Precedent): organization, existence, and power; qualification; authorization and enforceability; no conflict; governmental consents; subsidiaries; accuracy of financial statements and other information in all material respects; projections; no material adverse change since the Closing Date; absence of litigation; compliance with laws (including PATRIOT Act, OFAC, FCPA, ERISA, margin regulations, environmental laws and laws with respect to sanctioned persons); payment of taxes; ownership of properties; governmental regulation; inapplicability of the Investment Company Act; Closing Date solvency on a consolidated basis; labor matters; validity, priority and perfection of security interests in the Collateral; intellectual property; treatment as designated senior debt under subordinated debt documents (if any); use of proceeds; and insurance.

Affirmative Covenants:

The following affirmative covenants will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary (consistent with the Documentation Precedent) and other baskets, exceptions and qualifications to be agreed upon: maintenance of corporate existence and rights; performance and payment of obligations; delivery of annual and quarterly consolidated financial statements (accompanied by customary management discussion and analysis and (annually) by an audit opinion from nationally recognized auditors that is not subject to any qualification as to scope of such audit or going concern) (other than solely with respect to, or resulting solely from an upcoming maturity date under any series of indebtedness occurring within one year from the time such opinion is delivered) (with extended time periods for delivery of the first annual and certain quarterly financial statements to be delivered after the Closing Date) and an annual budget (it being understood that the public REIT reporting that includes the Borrower shall satisfy the Borrower’s reporting obligations so long as it includes a consolidating income statement and balance sheet for the

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Borrower); delivery of notices of default and material adverse litigation, ERISA events and material adverse change; maintenance of properties in good working order; maintenance of books and records; maintenance of customary insurance; commercially reasonable efforts to maintain ratings (but not a specific rating); compliance with laws; inspection of books and properties; environmental; additional guarantors and additional collateral (subject to limitations set forth under the captions “Guarantees” and “Security”); further assurances in respect of collateral matters; use of proceeds; and payment of taxes.

Negative Covenants:	The following negative covenants, among others, if any, to be negotiated in the Mezz Facility Documentation, will apply (to be applicable to the Borrower and its restricted subsidiaries), subject to customary exceptions and qualifications (consistent with the Documentation Precedent) and others to be agreed upon:

1.	Limitation on dispositions of assets.

2.	Limitation on mergers and acquisitions.

3.	Limitation on dividends and stock repurchases and optional redemptions (and optional prepayments) of subordinated debt; provided that, any distributions required to be made to distribute 100% of REIT taxable income or satisfy any REIT-related requirements shall be permitted (such distributions, the “Mandatory REIT Distributions”).

4.	Limitation on indebtedness (including guarantees and other contingent obligations) and preferred stock.

5.	Limitation on loans and investments.

6.	Limitation on liens and further negative pledges.

7.	Limitation on transactions with affiliates.

8.	Limitation on sale/leaseback transactions.

9.	Limitation on changes in the business of the Borrower and its subsidiaries.

10.	Limitation on restrictions on ability of subsidiaries to pay dividends or make distributions.

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11.	Limitation on changes to fiscal year.

12.	Limitation on modifications to subordinated debt documents.

13.	Limitation on material modifications to the MLSA, lease and other arrangements entered into in connection with the lease structure.

EBITDA shall be defined in a manner consistent with the Documentation Precedent.

All ratios and calculations shall be measured on a Pro Forma Basis (to be defined in a manner consistent with the Documentation Precedent, and including the annualized effect of addbacks in the definition of EBITDA).

The Mezz Facility Documentation will provide that any management or similar fees paid to Caesars Entertainment Corporation or any of its subsidiaries or affiliates will be made on an arm’s-length basis and on “market” terms (including caps on amounts and consent rights relating to modifications of applicable agreements relating thereto).

Financial Covenant:	CPLV Mezz Facility: None.

Events of Default:	The following (subject to customary and other thresholds and grace periods to be agreed upon, consistent with the Documentation Precedent, and applicable to the Borrower and its restricted subsidiaries): nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect; cross event of default and cross acceleration to material indebtedness (including CLV Market Debt); bankruptcy and similar events; material judgments; ERISA events; invalidity of the Guarantees or any security document, in each case, representing a material portion of the Guarantees or the Collateral; and Change of Control (to be defined in a manner consistent with the Documentation Precedent).

Voting:	Usual for facilities and transactions of this type and consistent with the Documentation Precedent; provided that the Borrower and its affiliates, including the Sponsors, shall not have voting rights with respect to loans and commitments held by them.

Cost and Yield Protection:	Usual for facilities and transactions of this type, consistent with the Documentation Precedent.

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Assignments and Participations:	The Lenders will be permitted to assign loans and commitments under the CPLV Mezz Facility with the consent of the Borrower (not to be unreasonably withheld or delayed, but which consent under the CPLV Mezz Facility shall be deemed granted if the Borrower fails to respond to a request for consent by a Lender within ten business days of such request being made); provided, that such consent of the Borrower shall not be required (i) if such assignment is made, in the case of the CPLV Mezz Facility, to another Lender under the CPLV Mezz Facility or an affiliate or approved fund of a Lender under the Term Facility or (ii) after the occurrence and during the continuance of an event of default relating to payment default or bankruptcy. All assignments will also require the consent of the Agent (subject to exceptions consistent with the Documentation Precedent) not to be unreasonably withheld or delayed. Each assignment, in the case of the CPLV Mezz Facility, will be in an amount of an integral multiple of $1,000,000. The Agent will receive a processing and recordation fee of $3,500, payable by the assignor and/or the assignee, with each assignment. Assignments will be by novation.

The Lenders will be permitted to sell participations in loans subject to the restrictions set forth herein and consistent with the Documentation Precedent. Voting rights of participants shall (i) be limited to matters in respect of (a) increases in commitments of such participant, (b) reductions of principal, interest or fees payable to such participant, (c) extensions of final maturity or scheduled amortization of the loans or commitments in which such participant participates and (d) releases of all or substantially all of the value of the Guarantees, or all or substantially all of the Collateral and (ii) for clarification purposes, not include the right to vote on waivers of defaults or events of default.

Notwithstanding the foregoing, assignments (and, to the extent such list is made available to all Lenders, participations) shall not be permitted to ineligible institutions identified to the Agent on or prior to the Closing Date and, with the consent of the Agent, thereafter; provided that the Agent shall not be held liable or responsible for any monitoring or enforcing of the foregoing.

Assignments shall not be deemed non-pro rata payments. Non-pro rata prepayments will be permitted to the extent

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required to permit “extension” transactions and “replacement” facility transactions (with existing and/or new Lenders), subject to customary restrictions consistent with the Documentation Precedent.

Assignments to the Sponsors and their respective affiliates (other than the Borrower and its subsidiaries) (each, an “Affiliated Lender”) shall be permitted subject to customary restrictions consistent with the Documentation Precedent.

Non-Pro Rata Repurchases:	The Borrower and its subsidiaries may purchase from any Lender (other than the Borrower and its affiliates, including the Sponsors), at individually negotiated prices, outstanding principal amounts or commitments under the CPLV Mezz Facility in a non-pro rata manner; provided that (i) the purchaser shall make a representation to the seller at the time of assignment that it does not possess material non-public information with respect to the Borrower and its subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information), (ii) any commitments or loans so repurchased shall be immediately cancelled and (iii) no default or event of default exists or would result therefrom.

Expenses and Indemnification:	Consistent with the Documentation Precedent.

Regulatory Matters:	Customary for facilities of this type and consistent with the Documentation Precedent.

Governing Law and Forum:	New York.

Counsel to Agent:	[ ].

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Annex V

CEC Convertible Senior Notes Term Sheet

23

ANNEX V

$150 million Convertible Senior Notes

Summary of Principal Terms

Description:	$150,000,000 principal amount of 5.00% Convertible Senior Notes (the “Notes”).

Issuer:	Caesars Entertainment Corporation (“CEC”) (NASDAQ: CZR).

Maturity:	The seventh anniversary unless earlier purchased or converted. All references herein to the anniversaries shall be from the date of the issue of the Notes.

Interest:	5.00% interest per annum and payable semi-annually in arrears. At the option of CEC, interest on the Notes may be paid in cash or in-kind by increasing the principal amount of the Notes.

Ranking:	The Notes will be CEC’s senior unsecured obligations and will rank equally with all of CEC’s existing and future senior unsecured indebtedness.

The Notes will be effectively subordinated to all of CEC’s existing and future secured indebtedness and all existing and future liabilities of its subsidiaries.

Conversion:	Holders of the Notes (the “Holders”) may convert the Notes at their option prior to the close of business on the business day immediately preceding the six and half year anniversary but only under the following circumstances:

•	during any fiscal quarter (and only during such fiscal quarter) commencing after the date of issue of the Notes, if the last reported sale price of CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 125% of the conversion price (as defined below) for the Notes on each applicable trading day;

•	during the five consecutive business day period after any five consecutive trading day period, or the measurement period, in which the trading price per $1,000 principal amount of the Notes for each trading day of such measurement period was less than 98% of the product of the last reported sale price of CEC’s common stock and the conversion rate for the Notes on each such trading day;

•	upon CEC giving a notice of optional redemption pursuant to “Redemption of Notes at CEC’s Option”; or

•	upon the occurrence of certain specified corporate events.

On or after the six and half year anniversary, until the close of business on the second scheduled trading day immediately preceding the maturity date of the Notes, Holders may convert their Notes at any time, regardless of the foregoing circumstances.

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The Notes will be convertible into shares of CEC’s common stock, par value $0.01 per share (the “shares”), based on an initial conversion rate, subject to adjustment as described under “Anti-Dilution Protection” below, of a number of shares equal to 1,000 divided by the lesser of (x) $14.00 per share and (y) a 45% premium to the average daily volume-weighted average price (the “VWAP”) of the shares for the 20 trading day period (the “VWAP Period”) prior to the Effective Date (as defined in the RSA) (the “Closing Date”) (each of (x) and (y), a “Strike Price”) per $1,000 principal amount of Notes (subject to adjustment, the “conversion rate” and $1,000 divided by the applicable conversion rate, the “conversion price”); provided that in the event that the average daily VWAP of the shares (subject to adjustment as described above) for the VWAP Period prior to the Closing Date exceeds $26.00, the Strike Price will be equal to the average daily VWAP divided by 1.86 (the “Strike Price Floor”); provided further that in the event that the average daily VWAP of the shares (subject to adjustment as described above) for the VWAP Period prior to the Closing Date is less than $7.50 per share, then none of CEC nor any of the Consenting Creditors who elect to participate shall be obligated to purchase or sell, respectively, the Notes.

In the event that the Strike Price Floor limitation is in effect as of the Closing Date, CEC shall have the option to issue shares to the Holders based on the conversion rate for the Notes on the trading day prior to the Closing Date instead of issuing the Notes.

Holders will not receive any additional payment representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to Holders upon conversion of a note.

Settlement upon Conversion:	Upon conversion, CEC will pay or deliver, as the case may be, either cash, shares of its common stock or a combination of cash and shares of its common stock, at CEC’s election. If CEC satisfies its conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of its common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a “daily conversion value” (as described below) calculated for each trading day in a 20 trading-day conversion period (as described below).

“Daily conversion value” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, for each of the 20 consecutive trading days during the conversion period, one-twentieth (1/20th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of CEC’s common stock on such trading day.

“Conversion period” shall mean, with respect to any note as to which cash settlement or combination settlement is applicable, the 20 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date, except that conversion period means, with respect to any conversion date occurring during the final conversion period, the 20 consecutive trading-day period beginning on, and including, the 22nd scheduled trading day prior to the maturity date.

“Final conversion period” shall mean the period beginning on the 25th scheduled trading prior to the maturity date and ending at 5:00 p.m., New York City time, on the second scheduled trading day immediately prior to the maturity date.

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Mandatory Conversion:	On or after fourth anniversary, CEC shall have the right at any time to cause the Holders of the Notes to convert all of the Holders’ Notes into a number of shares of common stock equal to the conversion ratio then in effect on the mandatory conversion date if the last reported sale price of CEC’s common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the trading day prior to the date the notice of mandatory conversion is given to Holders (and on such trading day) is greater than or equal to 125% of the conversion price for the Notes on each applicable trading day. The mandatory conversion date shall be not more than 60 days following a mandatory conversion notice.

Fundamental Change Make-Whole Premium:	If certain make-whole “fundamental changes” (to be defined in a customary manner including in respect of receipt of listed securities) occur, in certain circumstances CEC will pay a fundamental change make-whole premium on Notes converted in connection with such make-whole fundamental change by increasing the conversion rate on such Notes.

The amount of the fundamental change make-whole premium, if any, will be based on the price of CEC’s common stock and the effective date of the make-whole fundamental change.

Fundamental Change:	If CEC undergoes a “fundamental change” (to be defined in a customary manner including in respect of receipt of listed securities), subject to certain conditions, Holders may require CEC to purchase for cash all or part of their Notes. The fundamental change purchase price will equal 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest, if any, to, but excluding, the fundamental change purchase date.

Redemption of Notes at CEC’s Option:	Prior to the first anniversary, CEC may not redeem the Notes. On or after first anniversary and prior to the fourth anniversary, CEC may redeem for cash all or part of the outstanding Notes, but only if the last reported sale price of its common stock for 20 or more trading days in a period of 30 consecutive trading days ending on the trading day prior to the date CEC provides the notice of redemption to Holders (and on such trading day) exceeds 125% of the conversion price in effect on each such trading day. The redemption price will be equal to the sum of (1) 100% of the principal amount of the Notes to be redeemed, (2) accrued and unpaid interest, if any, to, but excluding, the redemption date, and (3) a “make-whole premium,” payable in cash, equal to the present value (based on a discount rate equal to the applicable treasury yield plus 50 basis points) of the remaining scheduled payments of interest that would have been made on the Notes to be redeemed had such Notes remained outstanding from the redemption date to the fourth anniversary (excluding interest accrued to, but excluding, the redemption date, which is otherwise paid pursuant to the preceding clause (2)). CEC must make these make-whole premium payments (and accrued interest) on all Notes called for redemption on or after the first anniversary but prior to the fourth anniversary, including Notes converted after the date CEC provides the notice of redemption but prior to the close of business on the business day immediately preceding the redemption date.

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Conversion Limits	The Notes will contain provisions to address any limitations on stock ownership relating to regulatory or other licensing requirements; provided such provisions shall not limit the ability of the Holders to ultimately convert all the Notes, including in connection with a “Mandatory Conversion” and “Redemption of Notes at CEC’s Option”.

Anti-Dilution Protection:	The Notes will have customary anti-dilution provisions including in connection with a subdivision or combination of outstanding CEC common stock, reclassification, recapitalization, stock split, issuance of rights or warrants, spin-off transactions, tender offers, distributions or stock or cash dividend.

Covenants:	The indenture governing the Notes will limit CEC’s ability to consolidate, merge or transfer all or substantially all of its assets.

For the avoidance of doubt, neither the Notes nor the indenture governing the Notes will contain any financial covenants or any restrictions on the payment of dividends, the incurrence of other indebtedness, the incurrence of liens or the issuance or repurchase of securities by CEC.

Events of Default:	If an event of default with respect to the Notes occurs, Holders of at least 30% of the Notes outstanding may, upon satisfaction of certain conditions, accelerate the principal amount of the Notes plus accrued and unpaid interest. In addition, the principal amount of the Notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving CEC.

Registration:	CEC will issue the Notes in a transaction to be registered under the Securities Act of 1933, as amended.

Registration Rights:	The Holders will receive customary registration rights with respect to the shares issuable upon conversion of the Notes.

Governing Law:	New York.

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Election Form for Consenting Creditors

Reference is made to the $150 million Convertible Senior Notes (the “CEC Convertible Notes”) Summary of Principal Terms (the “Term Sheet”) to which this Election Form is attached. Defined terms used herein and not defined herein have the meaning set forth in the Term Sheet.

By execution and delivery of this Election Form, the undersigned Consenting Creditor hereby agrees to purchase an amount (the “Elected Amount”) of the CEC Convertible Notes indicated below its signature in accordance with the terms and conditions of the Restructuring Support and Forbearance Agreement (“RSA”) to which the Term Sheet is attached and the Term Sheet. If the aggregate amount of CEC Convertible Notes elected to be purchased by Consenting Creditors exceeds $150 million, each Consenting Creditor’s Elected Amount shall be reduced on a pro rata basis based on the aggregate principal amount of Term Loans held by such Consenting Creditor as of February 2, 2015.

Date:             , 2015

[NAME OF CONSENTING CREDITOR]

By:
Name:
Title:

By:
Name:
Title:

Principal Amount of CEC Convertible Senior Notes that the Consenting Creditor elect to purchase:

$

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Exhibit C

[INTENTIONALLY OMITTED]

Exhibit D

Milestones

The failure to comply with any of the following Milestones will result in a Creditor Termination Event under Section 8 of this Agreement:

1.	The Company shall commence the Chapter 11 Cases in the Bankruptcy Court on or after January 15, 2015, but no later than January 20, 2015.

2.	Within 5 Business Days after the Petition Date, an order approving the interim use of cash collateral, on the terms and conditions substantially consistent with those set forth in the Cash Collateral Stipulation, shall have been entered by the Bankruptcy Court;

3.	Within 20 days after the Petition Date, the Company shall have filed a motion with the Bankruptcy Court seeking authorization to assume this Agreement (the “RSA Assumption Motion”) in form, scope and substance materially consistent with this Agreement and otherwise reasonably acceptable to the Company, CEC, and the Requisite Consenting Creditors.

4.	Within 45 days after the Petition Date, the Company shall have filed the Plan and Disclosure Statement, in each case in form, scope and substance reasonably satisfactory to the Requisite Consenting Creditors and the Company; for the avoidance of doubt, any supplement to the Plan must be in form, scope and substance materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors and the Company.

5.	Within 75 days after the Petition Date, the Company shall have obtained entry by the Bankruptcy Court of an order approving the use of cash collateral on a final basis on terms and conditions substantially consistent with those set forth in the Cash Collateral Stipulation.

6.	Within 90 days after filing the RSA Assumption Motion, the Company shall have obtained entry by the Bankruptcy Court of an order approving the assumption of this Agreement in form, scope and substance materially consistent with this Agreement and otherwise reasonably acceptable to the Company, CEC, and the Requisite Consenting Creditors.

7.	Within 150 days after the Petition Date, the Company shall have obtained entry by the Bankruptcy Court of (a) an order approving the Disclosure Statement, and (b) an order approving solicitation procedures in relation to the Plan and Disclosure Statement; in each case materially consistent with the Restructuring Term Sheet and otherwise in in form, scope and substance reasonably satisfactory to the Requisite Consenting Creditors and the Company.

8.	Within 120 days after the Bankruptcy Court’s approval of the Disclosure Statement, the Company shall have obtained entry by the Bankruptcy Court of an order confirming the Plan that is materially consistent with the Restructuring Term Sheet and otherwise reasonably satisfactory to the Requisite Consenting Creditors and the Company (the “Confirmation Order”).

9.	Within 120 days after the Confirmation Order has become a final order (the “Outside Date”), the Effective Date shall have occurred. In the event the Company has failed to obtain required regulatory approvals for certain of its assets as of the Outside Date, the Company shall close and proceed to effectiveness with respect to those assets for which it does have regulatory approval, unless the Company determines in good faith, after consultation with the Requisite Consenting Creditors, that to do so would have a materially adverse effect on the Company, in which case the Company shall have an additional sixty (60) days in which to obtain the additional required regulatory approvals and close on those assets. Any further extensions of the Outside Date shall require the consent of the Requisite Consenting Creditors.

*            *             *            *            *

Exhibit E

Transfer Agreement

PROVISION FOR TRANSFER AGREEMENT

The undersigned (“Transferee”) (a) hereby acknowledges that it has read and understands the Restructuring Support and Forbearance Agreement, dated as of                      (the “Agreement”),1 by and among the Caesars Parties and each of the Consenting Creditors party thereto, (b) desires to acquire the Claims described below (the “Transferred Claims”) from one of the Restructuring Support Parties (the “Transferor”) and (c) hereby irrevocably agrees to be bound by the terms and conditions of the Agreement to the same extent Transferor was thereby bound with respect to the Transferred Claims, and shall be deemed a Consenting Creditor for all purposes under the Agreement, including with respect to any election made such Transferor with respect to any Put Option applicable to the OpCo New Common Stock that has been exercised by such Transferor.

The Transferee hereby specifically and irrevocably agrees (i) to be bound by the terms and conditions of the [First Lien Indentures / Credit Agreement] and the Agreement, to the same extent applicable to the Transferred Claims, (ii) to be bound by the vote of the Transferor if cast prior to the effectiveness of the transfer of the Transferred Claims, except as otherwise provided in the Agreement and (iii) that each of the Parties shall be an express third-party beneficiary of this Provision for Transfer Agreement and shall have the same recourse against the Transferee under the Agreement as such Party would have had against the Transferor with respect to the Transferred Claims.

Date Executed: ,

Print name of Transferee

Name:
Title:

Address:

Attention:
Telephone:
Facsimile:

[1]	Capitalized terms not used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Principal Amount Held
Claim	Amount
Claims (specify type)

39